Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of August 1, 2018

Among

HI-CRUSH PARTNERS LP

as Borrower,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and an Issuing Lender,

ZB, N.A. DBA AMEGY BANK,

as an Issuing Lender

and

THE LENDERS NAMED HEREIN,

as Lenders

$200,000,000

JPMORGAN CHASE BANK, N.A.,

ZB, N.A. DBA AMEGY BANK,

as Joint Lead Arrangers and Joint Bookrunners

Section 9.18.	No Fiduciary or Agency Relationship	110
Section 9.19.	Keepwell	110
Section 9.20.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	110
Section 9.21.	Integration	111
Section 9.22.	Several Obligations; Nonreliance; Violation of Law	111
Section 9.23.	Disclosure	111
Section 9.24.	Appointment for Perfection	111

EXHIBITS:

Exhibit A	Assignment and Acceptance
Exhibit B	Compliance Certificate
Exhibit C	Guaranty
Exhibit D	Notice of Borrowing
Exhibit E	Notice of Continuation or Conversion
Exhibit F	Security Agreement
Exhibit G	Revolving Note
Exhibit H-1	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-2	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-3	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-4	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I	Borrowing Base Certificate
Exhibit J	Joinder Agreement

SCHEDULES:

Schedule 1.1	Commitments
Schedule 1.1(a)	Existing Letters of Credit
Schedule 4.1	Credit Parties
Schedule 4.4	Liabilities
Schedule 4.5	Real Property
Schedule 4.7	Litigation
Schedule 4.10	Environmental Matters
Schedule 4.11	Subsidiaries
Schedule 5.6	Information for Additional Subsidiaries
Schedule 6.1	Existing Debt
Schedule 6.2	Existing Liens
Schedule 6.3	Investments
Schedule 6.10	Affiliate Transactions
Schedule 9.9	Notices

v

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of August 1, 2018 (the “Agreement”) is among Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”), the Lenders (as defined below), and JPMorgan Chase Bank, N.A., as Administrative Agent (as defined below) for the Lenders and as an Issuing Lender (as defined below), and each other Issuing Lender (as defined below).

In consideration of the mutual covenants and agreements herein contained, the Borrower, the Lenders, the Issuing Lenders and the Administrative Agent hereby agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1. Certain Defined Terms. The following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABR”, when used in reference to any Loan or Revolving Borrowing, refers to whether such Loan, or the Loans comprising such Revolving Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“ABR Loan” means a Loan which bears interest based upon the Alternate Base Rate.

“Acceptable Security Interest” means a security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, (b) is superior to all other security interests (other than the Permitted Liens), (c) secures the Secured Obligations, (d) is enforceable against the Credit Party which created such security interest and (e) is perfected to the extent required by any Credit Document.

“Account” has the meaning set forth in the Security Agreement.

“Account Control Agreement” means an account control agreement (or similar agreement), in form and substance acceptable to the Administrative Agent, executed by the applicable Credit Party, the Administrative Agent and the relevant depository institution, securities intermediary or as applicable, party thereto. Such agreement shall provide a first priority perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, in the applicable Credit Party’s Deposit Account, Securities Account or Commodity Account, as applicable.

“Account Debtor” shall mean an account debtor as defined in the UCC.

“Acquisition” means the purchase by any Credit Party of (a) any business, division or enterprise or all or substantially all of any Person through the purchase of assets (but, for the avoidance of doubt, excluding (x) purchases of equipment only with no other tangible or intangible property associated with such equipment purchase, unless such purchase of equipment involves all or substantially all the assets of the seller and (y) repurchases of all or any portion of royalty interests evidenced by royalty agreements permitted by Section 6.1(n)) or (b) Equity Interests of any Person sufficient to cause such Person to become a Subsidiary of a Credit Party.

“Additional Lender” has the meaning set forth in Section 2.15(a).

“Adjusted LIBO Rate” means, with respect to any Revolving Borrowing of Eurodollar Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB in its capacity as agent for the Lenders pursuant to Article 8 and any successor agent pursuant to Section 8.7.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Notwithstanding anything to the contrary contained herein, in no event shall any portfolio company or other investment of the Sponsor (other than the Hi-Crush Proppants Entities) be deemed to be an Affiliate of the Borrower or its Subsidiaries solely as a result of the direct or indirect control by the Sponsor of such portfolio company or investment.

“Aggregate Commitments” means, at any time, the aggregate of the Commitments of all the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitments are equal to $200,000,000.

“Aggregate Revolving Credit Exposure” means, at any time, the aggregate of the Revolving Credit Exposures of all the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof.

“Agreement” has the meaning set forth in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Amegy” means ZB, N.A. DBA Amegy Bank.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.19(c).

“Applicable Margin” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR” or “Eurodollar Rate”, as the case may be, based upon the Borrower’s Total Leverage Ratio as of the most recent determination date, provided until the first date on which annual or quarterly consolidated financial statements are delivered pursuant to Section 5.2 after the end of the first two full fiscal quarters following the Effective Date, the “Applicable Margin” shall be the applicable rates per annum set forth below in Tier 2:

	Total Leverage Ratio	ABR	Eurodollar Rate
Tier 1	> 2.0 to 1.0	1.50%	2.50%
Tier 2	≤ 2.0 to 1.0 but > 1.5 to 1.0	1.25%	2.25%
Tier 3	≤ 1.5 to 1.0 but > 1.0 to 1.0	1.00%	2.00%
Tier 4	≤ 1.0 to 1.0	0.75%	1.75%

For purposes of the foregoing, (a) the Applicable Margin shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.2 and (b) each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Total Leverage Ratio shall be deemed to be in Tier 1 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.2, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Approved Fund” shall mean any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Availability” means, at any time and without any duplication, an amount equal to (a) the Loan Limit, minus (b) the Aggregate Revolving Credit Exposure, minus (c) Reserves.

“Availability Trigger Period” shall occur at any time that Availability is less than the greater of (i) $17,500,000 and (ii) 17.5% of the Loan Limit. Once commenced, an Availability Trigger Period shall be deemed to be continuing until such time as (a) Availability equals or exceeds for thirty (30) consecutive days the greater of (1) $17,500,000 and (2) 17.5% of the Loan Limit and (b) no Event of Default has occurred and is continuing during such thirty (30) consecutive day period.

“Assignment and Acceptance” means an assignment and acceptance executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the same form as Exhibit A.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Credit Party or Hi-Crush Services (so long as the Equity Interests of Hi-Crush Services is 100% directly or indirectly owned by the Permitted Holders) by any Lender (other than a Defaulting Lender) or any Affiliate of a Lender (other than a Defaulting Lender): (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Borrower, any Subsidiary, or Hi-Crush Services (so long as the Equity Interests of Hi-Crush Services is 100% directly or indirectly owned by the Permitted Holders), whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Provider” means any Lender (other than a Defaulting Lender) or Affiliate of a Lender (other than a Defaulting Lender) that provides Banking Services to the Borrower or any Subsidiary.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certificate regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowed Money” with respect to any Person, without duplication, (a) Debt arising from the lending of money by another Person to such Person (b) Debt evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (c) Debt which accrues interest or is a type upon which interest charges are customarily paid (other than trade payables incurred and paid in the ordinary course of business), (d) Debt issued or assumed as full or partial payment for Property, (e) obligations of such Person as a lessee under Capital Leases and obligations of such Person under synthetic leases, (f) all obligations of such Person as an account party in respect of unreimbursed amounts drawn on under letters of credit, (g) all obligations, contingent or otherwise, of such Person with respect to bankers’ acceptances and (h) guaranties by such Person of any Debt of the foregoing types owing by another Person.

“Borrower” has the meaning set forth in the preamble and, following the C Corp. Conversion in accordance with the definition thereof, the C Corp. Borrower.

“Borrowing Base” means, at any time, an amount equal to the sum of the following: (a) 90% of each Credit Party’s Investment Grade Eligible Accounts, plus (b) 85% of each Credit Party’s Non-Investment Grade Eligible Accounts, plus (c) 85% of the Net Orderly Liquidation Value of Eligible Inventory, minus (d) Reserves. The maximum amount of Eligible Inventory which may be included as part of the Borrowing Base shall not exceed 25 % of the total Borrowing Base. The Administrative Agent may, in its Permitted Discretion, modify one or more of the other elements used in computing the Borrowing Base (provided that any Reserves with respect to the Borrowing Base shall not be duplicative of any Reserves with respect to Availability), with any such changes to be effective three (3) Business Days after delivery of notice thereof to the Borrower and the Lenders. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to and in accordance with Section 5.2(r).

“Borrowing Base Certificate” means a certificate, signed and certified as accurate by a Responsible Officer, substantially in the form of Exhibit I or another form which is acceptable to the Administrative Agent in its sole discretion.

“Business Day” means a day (a) other than a Saturday, Sunday, or other day on which banks are required or permitted to be closed under the laws of, or are in fact closed in, Texas or New York, and (b) if the applicable Business Day relates to any Eurodollar Loans, on which dealings are carried on by commercial banks in the London interbank market.

“C Corp. Borrower” has the meaning given to such term in the definition of “C Corp. Conversion”.

“C Corp. Conversion” means the conversion of the Borrower into a “C” corporation, so long as: (a) the Borrower has provided prior written notice to the Administrative Agent no less than ten (10) Business Days prior to the effective date of such conversion (such effective date, the “C Corp. Conversion Effective Date”) and (b) prior to or substantially concurrently with C Corp. Conversion Effective Date, the Borrower shall have provided, in form and substance reasonably acceptable to the Administrative Agent: (i) a reaffirmation agreement duly executed by the surviving “C” corporation (the “C Corp. Borrower”) including reaffirmations of (A) the C Corp. Borrower’s obligations under the Credit Documents and (B) the granting of liens on the Collateral (and including updates to schedules related to collateral as may be agreed by the Borrower and the Administrative Agent), (ii) certificates and resolutions of the C Corp.

Borrower in a form consistent with the certificates required under Sections 3.1(a)(v), 3.1(a)(vi) and 3.1(a)(vii), (iii) opinions of counsel to the Borrower in form and substance consistent with the opinions delivered pursuant to Section 3.1(a)(viii), and (iv) such other documents, governmental certificates, agreements and lien searches as the Administrative Agent may reasonably request (including, for the avoidance of doubt, “know your customer” information consistent with that required pursuant to Section 3.1(k)).

“C Corp. Conversion Effective Date” has the meaning given to such term in the definition of “C Corp. Conversion”.

“Canadian Subs” means, collectively, (a) Hi-Crush Canada Distribution Corp., a company incorporated under the Business Corporations Act of the Province of British Columbia and (b) FB Industries Inc., a Manitoba corporation.

“Capital Expenditures” for any Person and period of its determination means, without duplication, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant, or equipment or similar fixed asset accounts reflected in the balance sheet of such Person.

“Capital Leases” means, subject to Section 1.3(d)(iii), for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral Account” means a cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent in accordance with Section 2.2(h).

“Casualty Event” means the damage, destruction or condemnation, including by process of eminent domain or any transfer or disposition of property in lieu of condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Certificated Equipment” means any equipment the ownership of which is evidenced by, or under applicable Legal Requirement, is required to be evidenced by, a certificate of title.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means the occurrence of any of the following events:

(a) Prior to the C Corp. Conversion:

(i) other than as a result of a Hi-Crush Proppants Event, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) (other than the Permitted Holders) of Equity Interests representing more than 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Hi-Crush Proppants;

(ii) the Permitted Holders shall fail to, directly or indirectly, own the greater of 50.1% and a Controlling Percentage of the Equity Interests (including the Voting Securities) of the General Partner;

(iii) a majority of the members of the board of directors or other equivalent governing body of the General Partner ceases to be composed of individuals that were appointed and/or elected directly or indirectly by the Permitted Holders;

(iv) the General Partner shall cease for any reason to be the sole general partner of the Borrower;

(v) a “change of control” (or similar term or concept) occurs under the documentation related to the Senior Notes; or

(b) Following the C Corp. Conversion:

(i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) (other than the Permitted Holders) of Equity Interests representing more than 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower;

(ii) the acquisition of direct or indirect Control of the Borrower by any Person or group;

(iii) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (A) directors of the Borrower on the date of this Agreement, nominated or appointed by the board of directors of the Borrower or (B) appointed by directors so nominated or appointed; or

(iv) a “change of control” (or similar term or concept) occurs under the documentation related to the Senior Notes.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s or Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Chevron” means Chevron U.S.A. Inc. and its Affiliates.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.

“Collateral” means all property of the Credit Parties which is “Collateral” (as defined in the Security Agreement) and any and all other property of any Credit Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Secured Parties, to secure the Obligations.

“Commercial Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit plus (b) the aggregate amount of all Letter of Credit Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower. The Commercial Letter of Credit Exposure of any Lender at any time shall be such Lender’s Pro Rata Share of the aggregate Commercial Letter of Credit Exposure at such time.

“Commitment” means, for each Lender, the obligation of each Lender to advance to Borrower the amount set opposite such Lender’s name on Schedule 1.1 as its Commitment, or if such Lender has entered into any Assignment and Acceptance, set forth for such Lender as its Commitment in the Register, as such amount may be reduced pursuant to Section 2.1(b) or increased pursuant to Section 2.15; provided that, after the Maturity Date, the Commitment for each Lender shall be zero.

“Commitment Fees” means the fees required under Section 2.6(a).

“Commitment Increase” has the meaning set forth in Section 2.15(a).

“Commodities Account” has the meaning set forth in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a compliance certificate executed by a Responsible Officer of the Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit B.

“Concentration Account” has the term set forth in the Security Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means a Deposit Account, Securities Account or Commodity Account that is subject to an Account Control Agreement.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Controlling Percentage” means, with respect to any Person, the percentage of the outstanding Voting Securities (including any options, warrants or similar rights to purchase such Equity Interest) of such Person having ordinary voting power which gives the direct or indirect holder of such Equity Interest the power to elect a majority of the board of directors (or other applicable governing body), or directors holding a majority of the votes of the board of directors (or other applicable governing body) of such Person.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type pursuant to Section 2.3(c).

“Covenant/Dominion Trigger Period” shall occur at any time that (a) Availability is less than the greater of (i) $12,500,000 and (ii) 12.5% of the Loan Limit or (b) an Event of Default has occurred and is continuing. Once commenced, a Covenant/Dominion Trigger Period shall be deemed to be continuing until such time as (x) no Event of Default is continuing and (y) if such Covenant/Dominion Trigger Period resulted from an event specified in the preceding clause (a), Availability equals or exceeds for thirty (30) consecutive days the greater of (1) $12,500,000 and (2) 12.5% of the Loan Limit.

“Credit Documents” means this Agreement, the Subordination Agreements, the Intercreditor Agreement, the Revolving Notes, the Letters of Credit, the Letter of Credit Applications, the Guaranty, the Notices of Borrowing, the Notices of Continuation or Conversion, the Security Documents, the Fee Letter, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

“Credit Parties” means the Borrower and the Guarantors.

“Debt” means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letters of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person; (b) to the extent not covered under clause (a) above, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing, including Letters of Credit; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made; (d) obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay the deferred purchase price of property or services (including, without limitation, any contingent obligations or other similar obligations associated with such purchase, and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person); (f) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (g) obligations of such Person under any Hedging Arrangement (except that such obligations shall not constitute Debt for purposes of the calculations for compliance under Section 6.16); (h) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person on a date certain or upon the occurrence of certain events or conditions; (i) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; (k) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) secured by any Lien on or in respect of any Property of such Person; and (1) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum rate equal to (i) in the case of principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in Sections 2.7(a), (b), or (c), and (ii) in the case of any other Obligation, 2.00% plus the non-default rate applicable to ABR Loans as provided hereunder.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement, (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed to confirm in writing to the Administrative Agent, for at least three Business Days, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action. Any determination that a Lender is a Defaulting Lender will be made by the Administrative Agent in its sole discretion acting in good faith. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error.

“Deposit Account” has the meaning set forth in the UCC.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Maturity Date.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any of its Subsidiaries that (a) is incorporated or organized under the laws of the United States, any State thereof or the District of Columbia or (b) could provide a guarantee of the Obligations without any material adverse federal income tax consequences to the Borrower (including by constituting an investment of earnings in United States property under Section 956 (or any successor provision) of the Code and, therefore, triggering an increase in the gross income of the Borrower pursuant to Section 951 (or a successor provision) of the Code).

“Drop Down Acquisition” means the acquisition by one or more Credit Parties, in a single transaction or in a series of related transactions, of property or assets (including Equity Interests) from any Hi-Crush Proppants Entity, so long as the property or assets being acquired is engaged or used (or intended to be used), as applicable, primarily in the frac sand excavation, processing and transportation business, including any Drop Down Acquisition consummated prior to the Effective Date.

“EBITDA” means for the Borrower, on a consolidated basis for any period (it being understood that no amounts of any Net Income of any entity constituting an Investment pursuant to Section 6.3(k) or (1) shall be taken into account in calculating EBITDA other than to the extent provided in clause (c) below), the sum of (a) Net Income for such period, plus (b) without duplication and to the extent deducted in determining such Net Income (i) depletion, depreciation and amortization for such period, plus (ii) Interest Expense for such period, plus (iii) Income Tax Expense for such period, plus (iv) letter of credit fees, plus (v) non-cash expenses resulting from any employee benefit or management compensation plan or the grant of Equity Interests to employees of the Borrower or any of its Subsidiaries pursuant to a written plan or agreement, plus (vi) customary non-capitalized expenses incurred in connection with (A) any Equity Issuance on or prior to the Effective Date, (B) any Drop Down Acquisition, and (C) the transactions contemplated by this Agreement to occur on the Effective Date, plus (vii) customary non-capitalized expenses incurred in connection with any Investment permitted under Section 6.3(j), (k) or (1), any Acquisition permitted by Section 6.4, any incurrence of Debt permitted by Section 6.1 or any Equity Issuance (in each case, whether or not consummated) in an aggregate amount not to exceed $10,000,000 in any fiscal year, plus (viii) any losses (or minus any gains) realized upon any disposition of property permitted under Section 6.8 outside of the ordinary course of business, plus (ix) non-recurring charges with respect to relocation or severance arrangements between the Borrower or its Subsidiaries and their respective officers and employees in an aggregate amount not to exceed $2,000,000 in any fiscal year, plus (x) exploration expenses in an aggregate amount not to exceed $1,000,000 in any fiscal year, plus (xi) non-cash charges resulting from extraordinary, non-recurring events or circumstances for such period, plus (c) cash dividends or distributions received by the Credit Parties from any Permitted Investments pursuant to Section 6.3(k) or (1), minus (d) to the extent included in determining Net Income, non-cash income resulting from extraordinary, non-recurring events or circumstances for such period and all other non-cash items of income which were included in determining such Net Income; provided that such EBITDA shall be subject to pro forma adjustments for acquisitions permitted by Section 6.4 and asset sales permitted by Section 6.8 (including, without limitation, each Drop Down Acquisition) assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in a manner, and subject to supporting documentation, acceptable to the Administrative Agent.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning set forth in Section 3.1.

“Eligible Accounts” means, at any time, the Accounts of any Credit Party which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent;

(c) (i) which is unpaid more than 105 days after the date of the original invoice therefor or more than 60 days after the original due date therefor or (ii) which has been written off the books of the Borrower or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) with respect to which any covenant, representation or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;

(f) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(g) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Borrower or if such Account was invoiced more than once;

(h) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(i) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(j) which is owed by any Account Debtor which has sold all or substantially all of its assets;

(k) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., or the District of Columbia, Canada, or any province of Canada unless, in any such case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent;

(l) which is owed in any currency other than U.S. dollars;

(m) which is owed by (i) any government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) any government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(n) which is owed by any Affiliate of any Credit Party or any employee, officer, director, agent or stockholder of any Credit Party or any of its Affiliates;

(o) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Credit Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p) which is subject to any actual or potential contra account, counterclaim, deduction, defense, setoff or dispute, but only to the extent of any such actual or potential contra account, counterclaim, deduction, defense, setoff or dispute;

(q) which is evidenced by any promissory note, chattel paper or instrument;

(r) which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Borrower has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(s) with respect to which the Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the Borrower created a new receivable for the unpaid portion of such Account;

(t) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(u) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the Borrower has or has had an ownership interest in such goods, or which indicates any party other than the Borrower as payee or remittance party;

(v) which was created on cash on delivery terms;

(w) to the extent such amount constitutes a “make-whole”, “minimum volume” or other similar payment in connection with a sales contract where an Account Debtor has not taken delivery of the volumes required by the terms of such sales contract;

(x) which are owing by (i) any Account Debtor (other than the Specified Account Debtors) to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Credit Parties exceeds 20% of the aggregate Eligible Accounts, but only to the extent of such excess and (ii) any Specified Account Debtor to the extent the aggregate amount of Accounts owing from such Specified Account Debtor and its Affiliates to the Credit Parties exceeds 30% of the aggregate Eligible Accounts, but only to the extent of such excess; or

(y) which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines is unacceptable for any reason whatsoever.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrower to reduce the amount of such Account.

“Eligible Assignee” means (a) a Lender (other than a Defaulting Lender), (b) any Affiliate of a Lender, (c) any Approved Fund of a Lender or (d) any other Person (other than a natural Person) reasonably acceptable to the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.7, the Borrower, such approval not to be unreasonably withheld or delayed by the Borrower and such approval to be deemed given by the Borrower if no objection is received by the Administrative Agent from the Borrower within five Business Days after notice of such proposed assignment has been provided to the Borrower; provided, however, that none of the Sponsor, the Borrower or any of their respective Affiliates shall qualify as an Eligible Assignee.

“Eligible Inventory” means, at any time, the Inventory of any Credit Party which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent;

(c) which is, in the Administrative Agent’s opinion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or in the Security Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(e) in which any Person other than the Credit Parties shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not finished goods or which constitutes spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers;

(h) which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor and which is not subject to (i) a Landlord Agreement, (ii) collateral access agreement or other similar arrangement or (iii) three (3) month rent Reserve; provided, that Inventory which is held by Hi-Crush LMS LLC, including at third party locations, shall not be excluded;

(i) which is the subject of a consignment by the Borrower as consignor;

(j) which contains or bears any intellectual property rights licensed to any Credit Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(k) which is not reflected in a current perpetual inventory report of the Borrower;

(l) for which reclamation rights have been asserted by the seller;

(m) which has been acquired from a Sanctioned Person;

(n) with respect to which a claim exists disputing the applicable Credit Party’s title to or right to possession;

(o) which is held for lease; or

(p) which the Administrative Agent otherwise determines is unacceptable for any reason whatsoever.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Environment” shall have the meanings set forth in 42 U.S.C. 9601(8).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements, including common law theories, now or hereafter in effect and relating to, or in connection with the Environment, human health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical infections, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Equity Investors” means Hi-Crush Proppants and/or the General Partner, as applicable.

“Equity Issuance” means any issuance of equity securities or any other Equity Interests (including any preferred equity securities) by the Borrower or any of its Subsidiaries.

“Equity Issuance Proceeds” means, with respect to any Equity Issuance by the Borrower after the Effective Date (other than any such Equity Issuance of Disqualified Stock), all cash and Liquid Investments received by the Borrower or any of its Subsidiaries from such Equity Issuance (other than from any other Credit Party) after payment of, or provision for, all underwriter fees and expenses, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Revolving Borrowing, refers to whether such Loan, or the Loans comprising such Revolving Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Loan” means a Loan that bears interest based upon the LIBO Rate.

“Event of Default” has the meaning specified in Section 7.1.

“Excluded Deposit Accounts” means accounts that are (i) solely used for the purposes of making payments in respect of payroll, taxes and employees’ wages and benefits, (ii) disbursement accounts where solely proceeds of the indebtedness, including the proceeds of the Loans, are deposited, (iii) zero balance accounts, (iv) trust accounts and (v) other accounts with funds on deposit with an average weekly balance for two weeks of any four week period less than $1,000,000 for any single account or $2,500,000 in the aggregate for all such accounts.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means the letters of credit issued by Amegy and set forth on the attached Schedule 1.1(a).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means that certain Fee Letter dated as of June 18, 2018 between the Borrower and JPMCB.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is a CFC and the Equity Interests of which are held directly by the Borrower or a Domestic Subsidiary.

“Fixed Charge Coverage Ratio” means, on any date, the ratio of (i) consolidated EBITDA of the Borrower and its Subsidiaries for the most recent period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of the fiscal quarter, the last day of the most recently ended fiscal quarter or month, whichever is applicable, for which financial statements have been or are required to be delivered pursuant to Section 5.2(a) or (b) or, prior to the first delivery of any such financial statements, as set forth in the definition of consolidated EBITDA for the fiscal quarters specified therein) minus Unfinanced Capital Expenditures for such period to (ii) the sum of Fixed Charges.

“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus prepayments and scheduled principal payments on Borrowed Money due in cash, whether or not paid, plus expenses for taxes paid in cash, plus Restricted Payments paid in cash, (other than Restricted Payments permitted pursuant to Section 6.9(a)), plus cash payments of obligations under Capital Lease payments, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary of a Person that is not a Domestic Subsidiary.

“Funded Debt” of any Person means, at any time, without duplication, Debt of such Person (a) of the type described in Clauses (a), (b), (c), (f) and, (h) of the definition of “Debt”; provided that Debt with respect to letters of credit referred to in clause (b) of such definition shall be considered “Funded Debt” regardless of whether such letters of credit are drawn or funded, (b) of the type described in clause (i) of the definition of “Debt”; provided that such Debt would otherwise qualify as “Funded Debt” under this definition, or (c) of the type described in Clauses (j) or (k) of the definition of “Debt” to the extent that such guaranty covers, or such Lien secures, Debt of the type described in clause (a) or clause (b) of this definition of “Funded Debt”. For the avoidance of doubt, all Debt outstanding under this Agreement shall constitute “Funded Debt”. Notwithstanding the foregoing, Permitted Subordinated Debt shall not constitute “Funded Debt” so long as each Subordination Agreement is in full force and effect.

“GAAP” means United States of America generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“General Partner” means Hi-Crush GP LLC, a Delaware limited liability company.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” means any Person that now or hereafter executes a Guaranty, including (a) each Subsidiary of the Borrower listed on Schedule 4.11 (other than the Canadian Subs), and (b) each Subsidiary of the Borrower that becomes a guarantor of all or a portion of the Obligations and which has entered into either a joinder agreement substantially in the form attached to the Guaranty or a new Guaranty; provided, however, notwithstanding anything contained in this Agreement or any other Credit Document to the contrary, no Foreign Subsidiary of the Borrower shall be required to execute a Guaranty.

“Guaranty” means the Guaranty Agreement executed and delivered in substantially the same form as Exhibit C.

“Halliburton” means Halliburton Energy Services, Inc. and its Affiliates.

“Hazardous Substance” means any substance or material identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as such pursuant to any Environmental Law, including without limitation, pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, oil, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, toxic substances, and similar substances and materials.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.

“Hi-Crush Proppants” means Hi-Crush Proppants LLC, a Delaware limited liability company.

“Hi-Crush Proppants Entities” means Hi-Crush Proppants and its Subsidiaries (other than the General Partner, the Borrower and its Subsidiaries).

“Hi-Crush Proppants Event” means (a) the dissolution of Hi-Crush Proppants or (b) the merger of Hi-Crush Proppants into the Borrower with the Borrower as the surviving entity.

“Hi-Crush Services” means Hi-Crush Services LLC, a Delaware limited liability company.

“Impacted Interest Period” has the meaning set forth in the definition of “LIBO Rate”.

“Income Tax Expense” means for Borrower and its Subsidiaries, on a consolidated basis for any period, all state and federal income taxes (including without limitation Texas franchise taxes) paid or due to be paid during such period.

“Increase Date” has the meaning set forth in Section 2.15(b).

“Increasing Lender” has the meaning set forth in Section 2.15(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Engineering Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, prepared by an independent engineer, with respect to the Sand Reserves owned by the Borrower or its Subsidiaries which report shall specify the location, quantity, and type of the estimated Sand Reserves.

“Initial Financial Statements” means the audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2017 and the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended March 31, 2018, in each case including statements of income, retained earnings, changes in equity and cash flow for such fiscal period as well as a balance sheet as of the end of each such fiscal period, all prepared in accordance with GAAP.

“Interest Expense” means, for any period and with respect to any Person, total interest expense (including, without limitation, the amortization of debt discount and premium and the interest component under Capital Leases and the arrangement and upfront fees paid pursuant to the Fee Letter and in connection with any Permitted Subordinated Debt) as determined in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each January, April, July and October and the Maturity Date and (b) with respect to any Eurodollar Loan, the last day of each Interest Period applicable to the borrowing of which such Loan is a part and, in the case of a Revolving Borrowing of Eurodollar Loans with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, on the date any Eurodollar Loan is repaid and the Maturity Date (in each case unless any such date shall not be a Business Day in which case such payment shall be made on the next succeeding Business Day).

“Interest Period” means for each Eurodollar Loan comprising part of the same Revolving Borrowing, the period commencing on the date of such Eurodollar Loan is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.3. and thereafter, each subsequent period commencing on the day following the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.3. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may select, provided that:

(a) Interest Periods commencing on the same date for Loans comprising part of the same Revolving Borrowing shall be of the same duration;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(d) the Borrower may not select any Interest Period for any Loan which ends after the Scheduled Maturity Date.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” has the meaning set forth in Article 9 of the UCC.

“Investment” has the meaning set forth in Section 6.3.

“Investment Grade Eligible Account” means any Eligible Account of any Credit Party which is owing by an Account Debtor whose securities are rated BBB- or better by S&P or Baa3 or better by Moody’s.

“Issuing Lender Sublimit” means, as of the Effective Date, (i) $20,000,000, in the case of JPMCB and (ii) $30,000,000, in the case of Amegy, such amount as shall be designated to the Administrative Agent and the Borrower in writing by an Issuing Lender; provided that any Issuing Lender shall be permitted at any time to increase its Issuing Lender Sublimit upon providing five (5) days’ prior written notice thereof to the Administrative Agent and the Borrower; provided, further, that the sum of all Issuing Lender Sublimits hereunder shall not exceed $50,000,000 in the aggregate.

“Issuing Lenders” means, collectively, JPMCB and Amegy, each in its capacity as a Lender that issues Letters of Credit for the account of any Credit Party pursuant to the terms of this Agreement.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit J.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Landlord Agreement” means a lien waiver or subordination agreement from the owner of real property regarding the subordination of its landlord’s lien covering leased real property.

“Lead Arranger” means JPMCB in its capacity as sole lead arranger and sole bookrunner hereunder.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Party” means the Administrative Agent, any Issuing Lender or any other Lender.

“Lenders” means the Persons listed on the signature pages hereto as Lenders, any other Person that shall have become a Lender hereto pursuant to Section 2.13 and any other Person that shall have become a Lender hereto pursuant to an Assignment and Acceptance, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby or commercial letter of credit issued or deemed issued by an Issuing Lender for the account of a Credit Party pursuant to the terms of this Agreement, in such form as may be agreed by the Borrower and the relevant Issuing Lender.

“Letter of Credit Application” means an Issuing Lender’s standard form letter of credit application for standby or commercial letters of credit which has been executed by the Borrower and accepted by such Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

“Letter of Credit Exposure” means, at any time, the sum of the Commercial Letter of Credit Exposure and the Standby Letter of Credit Exposure at such time. The Letter of Credit Exposure of any Lender at any time shall be its Pro Rata Share of the aggregate Letter of Credit Exposure at such time. .

“Letter of Credit Maximum Amount” means $50,000,000; provided that, on and after the Maturity Date, the Letter of Credit Maximum Amount shall be zero.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.

“LIBO Rate” means, with respect to any Revolving Borrowing of Eurodollar Loans for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Revolving Borrowing of Eurodollar Loans for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate), or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000 and rated Aa by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing Clauses (a) through (d); (f) readily and immediately available cash held in any money market account maintained with any Lender; provided that, such money market accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than a Lien in favor of the Administrative Agent pursuant to the Security Documents; and (g) other investments made through the Administrative Agent or its Affiliates and approved by the Administrative Agent. All the Liquid Investments described in Clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

“Loan Limit” means, at any time, the lesser of (a) the Aggregate Commitments and (b) the Borrowing Base then in effect.

“Loans” means each of the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect (a) on the business, assets, operations, Property or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) on the validity or enforceability of this Agreement or any of the other Credit Documents; (c) on any Credit Party’s ability to perform its obligations under this Agreement, any Revolving Note, the Guaranty or any other Credit Document; (d) in any right or remedy of any Secured Party under any Credit Document; or (e) the Collateral, or the Administrative Agent’s liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens.

“Material Contract” means each contract of the Borrower and its consolidated Subsidiaries to which at least 20% of the Borrower’s consolidated EBITDA for the four-fiscal quarter period most recently ended is attributable, as each such contract is amended, restated, supplemented or otherwise modified from time to time.

“Maturity Date” means the earliest of (a) the Scheduled Maturity Date, (b) the termination in whole of the Commitments pursuant to Section 2.1(b) and (c) the termination in whole of the Commitments and acceleration of the Loans pursuant to Article 7.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Mortgage” means each mortgage or deed of trust in form acceptable to the Administrative Agent executed by any Credit Party to secure all or a portion of the Obligations.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Cash Proceeds” means with respect to any Prepayment Event, all cash and Liquid Investments received in respect of such Prepayment Event after (a) payment of, or provision for, all brokerage commissions and other reasonable out of pocket fees and expenses actually incurred (including attorneys’, accountants’, investment bankers’, consultants’ or other customary fees and expenses); (b) payment of any outstanding obligations relating to such Property paid in connection with any such Prepayment Event; and (c) taxes paid or reasonably estimated to be payable within one year after such Prepayment Event as a result thereof and as a result of any gain recognized in connection therewith.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, including any cash net gain but excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write up or write down of assets and (b) the cumulative effect of any change in GAAP.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Non-Defaulting Lender” means any Lender that is not then a Defaulting Lender.

“Non-Investment Grade Eligible Account” means any Eligible Account of any Credit Party which is owing by an Account Debtor whose securities are rated worse than BBB- by S&P or worse than Baa3 by Moody’s.

“Notice of Borrowing” means a notice of borrowing signed by the Borrower in substantially the same form as Exhibit D.

“Notice of Continuation or Conversion” means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit E.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders, the Issuing Lenders, or the Administrative Agent under this Agreement and the Credit Documents, including, the Letter of Credit Obligations, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organization Documents” means (a) for any corporation, the certificate or articles of incorporation and the bylaws, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership or (c) for any limited liability company, the operating agreement and articles or certificates of formation of incorporation.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant Register” has the meaning set forth in Section 9.7(d).

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Hi-Crush Partners LP, dated as of January 31, 2013.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Conditions” means (a) no Default or Event of Default shall have occurred and be continuing or would result from the taking of the relevant action to which the satisfaction of the Payment Conditions is being determined and (b) on a pro forma basis, immediately prior to and immediately after giving effect to any transaction that is subject to the Payment Conditions, either (i) (A) the Fixed Charge Coverage Ratio, on a pro forma basis, is at least 1.00:1.00 and (B) Availability is at least, at such time and for the immediately preceding thirty (30) days, the greater of (1) $15,000,000 and (2) 15% of the Loan Limit or (ii) Availability is at least, at such time and for the immediately preceding thirty (30) days, the greater of (x) $20,000,000 and (y) 20% of the Loan Limit.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Debt” has the meaning set forth in Section 6.1.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset based lender) business judgment.

“Permitted Holders” means the Sponsor, each owner of Equity Interests of Hi-Crush Proppants as of the Effective Date, and each of their respective Affiliates.

“Permitted Investments” has the meaning set forth in Section 6.3.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Permitted Refinancing” means Debt issued or incurred (including by means of the extension or renewal of existing Debt) to refinance, refund, extend, renew or replace existing Debt (the “Refinanced Debt”); provided that (a) the principal amount of such Permitted Refinancing is not greater than the outstanding principal amount of such Refinanced Debt plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon, reasonable fees and expenses and existing commitments unutilized thereunder, (b) such Permitted Refinancing has a final maturity that is no sooner than such Refinanced Debt, (c) the documentation evidencing such Permitted Refinancing contains representations, warranties, covenants and events of default, taken as a whole, no less favorable to the Borrower in any material respect than this Agreement, (d) (i) if the Refinanced Debt is unsecured, the Permitted Refinancing is unsecured or (ii) if the Refinanced Debt is secured, the Permitted Refinancing is not secured by any collateral that does not secure the Refinanced Debt or on a greater priority than the Refinanced Debt and (e) if such Refinanced Debt or any guarantees in respect thereof are subordinated to the Obligations, such Permitted Refinancing remains so subordinated on terms no less favorable to the Administrative Agent and the Lenders.

“Permitted Subordinated Debt” means Debt permitted under Section 6.1(h).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

“Plan” means an employee benefit plan, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), maintained or contributed to by the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prepayment Event” means (i) the sale of assets by the Borrower or its Subsidiaries in a single transaction or series of transactions that yields Net Cash Proceeds in excess of $5,000,000, (ii) the receipt of any Net Cash Proceeds by any Person from the issuance of any Debt by the Borrower or any Subsidiary not permitted hereunder and (iii) the receipt by the Borrower or any Subsidiary of Net Cash Proceeds in excess of $10,000,000 in any fiscal year in respect of one or more Casualty Events.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Rata Share” means, at any time with respect to any Lender, (a) the ratio (expressed as a percentage) of such Lender’s Commitment at such time to the Aggregate Commitments at such time, or (b) if all of the Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Loans at such time to the total aggregate outstanding Loans at such time.

“Projections” has the meaning set forth in Section 5.2(d).

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“PropX Investment” means the contemplated negotiated transaction pursuant to which Hi-Crush Investments Inc., a Subsidiary of the Borrower, will acquire certain interests in Proppant Express Investments, LLC.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Register” has the meaning set forth in Section 9.7(b).

“Registration Statement” means that Registration Statement on Form S-1 (File No. 333-182574) filed by the Borrower with the SEC, amended as of August 21, 2012.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Credit Parties from information furnished by or on behalf of the Borrower, which Reports may be distributed to the Lenders by the Administrative Agent.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Credit Exposures and Unused Commitments representing at least 66 2/3% of the sum of the Aggregate Revolving Credit Exposure and Unused Commitments at such time; provided that, as long as there are only two Lenders, Required Lenders shall mean both Lenders.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves applicable to Availability, reserves applicable to the Borrowing Base, reserves for accrued and unpaid interest on the Secured Obligations, reserves applicable to Banking Services, volatility reserves, reserves for rent at locations leased by any Credit Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for obligations of any of the Credit Parties owing to Swap Counterparties under any Hedging Arrangements, reserves for contingent liabilities of any Credit Party, reserves for uninsured losses of any Credit Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Credit Party.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, or Chief Financial Officer, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s Chief Executive Officer, President, or Chief Financial Officer, and if such Person is managed by members, then a Responsible Officer of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a Responsible Officer of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or other distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) made in connection with the Equity Interest of such Person, including those dividends, distributions and payments made in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person.

“Revolving Borrowing” means a borrowing consisting of simultaneous Loans of the same Type made by the Lenders pursuant to Section 2.1(a) or Converted by each Lender to Loans of a different Type pursuant to Section 2.3(c).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its Letter of Credit Exposure at such time.

“Revolving Note” means a promissory note of the Borrower payable to the order of a Lender in the amount of such Lender’s Commitment, in substantially the same form as Exhibit G, evidencing indebtedness of the Borrower to such Lender resulting from Loans owing to such Lender.

“S&P” means Standard & Poor’s Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor thereof which is a national credit rating organization.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b) of this definition or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“Sand Reserves” means (a) at any particular time, the estimated quantities of sand which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years under then existing economic and operating conditions (i.e., prices and costs as of the date of the estimate is made) and (b) any fee mineral interests, term mineral interests, leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted sand in, under, or attributable to the properties described in the foregoing clause (a).

“Scheduled Maturity Date” means August 1, 2023.

“SEC” means, the Securities and Exchange Commission.

“Secured Obligations” means (a) the Obligations, (b) the Banking Services Obligations, and (c) all obligations of any of the Credit Parties owing to Swap Counterparties under any Hedging Arrangements; provided that the “Secured Obligations” shall not include any Excluded Swap Obligations.

“Secured Parties” means the Administrative Agent, the Issuing Lenders, the Lenders, the Swap Counterparties and Banking Services Providers.

“Securities Account” has the meaning set forth in the UCC.

“Security Agreement” means the Pledge and Security Agreement among the Credit Parties and the Administrative Agent in substantially the same form as Exhibit F.

“Security Documents” means, collectively, the Mortgages, Security Agreement, and any and all other instruments, documents or agreements, including Account Control Agreements, now or hereafter executed by any Credit Party or any other Person to secure the Secured Obligations.

“Senior Notes” has the meaning set forth in Section 3.1(o).

“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.

“Specified Account Debtor” means each of Halliburton and Chevron; provided, that Halliburton and Chevron shall constitute “Specified Account Debtors” only so long as their respective securities are rated BBB- or better by S&P or Baa3 or better by Moody’s.

“Sponsor” means Avista Capital Holdings, L.P. or any entities that are used to form, organize or establish funds on behalf of Avista Capital Holdings, L.P. and its affiliates.

“Standby Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding standby Letters of Credit plus (b) the aggregate amount of all Letter of Credit Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower. The Standby Letter of Credit Exposure of any Lender at any time shall be such Lender’s Pro Rata Share of the aggregate Standby Letter of Credit Exposure at such time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Lender” has the meaning set forth in Section 2.13.

“Subordination Agreement” means a subordination agreement in form and substance satisfactory to the Required Lenders by and among each applicable Credit Party, the holder(s) of Permitted Subordinated Debt, and the Administrative Agent.

“Subsidiary” means, with respect to any Person (the “holder”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein and in any other Credit Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Borrower.

“Swap Counterparty” means a Lender or an Affiliate of a Lender that has entered into a Hedging Arrangement with a Credit Party as permitted by the terms of this Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1 a(47) of the Commodity Exchange Act.

“Tax Group” has the meaning assigned to it in Section 4.13.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Borrower, (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any member of the Controlled Group, or (g) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Total Debt” means, at any date, the aggregate principal amount of all Funded Debt of the Borrower and its Subsidiaries at such date, determined on a consolidated basis.

“Total Leverage Ratio” means, at any date, the ratio of (a) Total Debt on such date to (b) consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Type” has the meaning set forth in Section 1.4.

“UCC” means the Uniform Commercial Code, as in effect in the State of New York, as the same may be amended from time to time.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed (a) with the proceeds of any Debt (other than the Loans), (b) with the proceeds of (i) the sale, trade, exchange or other disposition of any asset or (ii) any Casualty Event, (c) with the proceeds from the issuance of Equity Interests by the Borrower, (d) as a part of an Investment permitted by Section 6.3 or an Acquisition permitted by Section 6.4, including any portion of the purchase price thereof that is classified as a fixed or capital asset on the consolidated balance sheet of the Borrower prepared in accordance with GAAP, or (g) with any combination of the foregoing.

“Unused Commitment” means, at any time and with respect to any Lender, the difference between the amount of such Lender’s Commitment and the amount of such Lender’s Revolving Credit Exposure at such time.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.12(f)(ii)(B)(3).

“Voting Securities” means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2. Computation of Time Periods

. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3. Accounting Terms; Changes in GAAP.

(a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Initial Financial Statements.

(b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Initial Financial Statements.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(d) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Effective Date in accordance with GAAP and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as a Capital Lease; provided that, notwithstanding the foregoing, all financial statements of the Credit Parties with respect to operating leases shall be calculated as required by and in accordance with GAAP.

Section 1.4. Types of Loans. Loans are distinguished by “Type”. The “Type” of a Loan refers to the determination of whether such Loan is an ABR Loan or a Eurodollar Loan.

Section 1.5. Miscellaneous. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. Any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein). The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement. Terms defined in the UCC which are not otherwise defined in this Agreement or in any other Credit Document, as applicable, are used herein and/or therein as defined in the UCC.

ARTICLE 2

CREDIT FACILITIES

Section 2.1. Commitments .

(a) Commitment. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans in Dollars to the Borrower from time to time on any Business Day during the period from the Effective Date until the Maturity Date in an aggregate amount not to exceed such Lender’s Commitment; provided that after giving effect to such Loans, the sum of the aggregate outstanding amount of all Loans plus the Letter of Credit Exposure shall not exceed the Loan Limit. Within the limits of the Loan Limit and subject to the terms and conditions set forth herein, the Borrower may from time to time borrow, prepay and reborrow Loans.

(b) Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ irrevocable notice (which notice shall specify such election and the effective date thereof) to the Administrative Agent, to terminate in whole or reduce in part the unused portion of the Commitments; provided that each partial reduction shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof. Any reduction or termination of the Commitments pursuant to this Section 2.1(b) shall be applied ratably to each Lender’s Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments, and the applicable Commitment Fees shall thereafter be computed on the basis of the Commitments, as so reduced. Notwithstanding the foregoing, the Borrower may (subject to payment to the Lenders of any applicable amounts under Section 2.9 hereof) rescind or postpone any notice to terminate in whole the Commitments if such termination would have resulted from a refinancing of this Agreement, which refinancing shall not be consummated or shall otherwise be delayed.

(c) Revolving Notes. The indebtedness of the Borrower to each Lender resulting from Loans owing to such Lender shall be evidenced by a Revolving Note.

Section 2.2. Letters of Credit.

(a) Commitment for Letters of Credit. Subject to the terms and conditions set forth in this Agreement, the Issuing Lenders agree, in reliance upon the agreements of the other Lenders set forth in this Section 2.2. from time to time on any Business Day during the period from the Effective Date until the fifth Business Day prior to the Scheduled Maturity Date, to issue, increase or extend the expiration date of, Letters of Credit for the account of any Credit Party, provided that no Letter of Credit will be issued, increased, or extended:

(i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) the Letter of Credit Maximum Amount and (B) an amount equal to (1) the Loan Limit minus (2) the Aggregate Revolving Credit Exposure;

(ii) unless such Letter of Credit has an expiration date not later than the earlier of (A) one year after its issuance or extension and (B) five (5) Business Days prior to the Scheduled Maturity Date; provided that, (1) if the Commitments are terminated in whole pursuant to Section 2.1(b), the Borrower shall either (y) deposit into the Cash Collateral Account cash in an amount equal to 105% of the Letter of Credit Exposure for the Letters of Credit which have an expiry date beyond the date the Commitments are terminated or (z) provide a replacement letter of credit (or other security) reasonably acceptable to the Administrative Agent and the applicable Issuing Lender in an amount equal to 105% of the Letter of Credit Exposure, and (2) any such Letter of Credit with a one-year tenor may expressly provide for an automatic extension of one additional year so long as such Letter of Credit expressly allows the applicable Issuing Lender, at its sole discretion, to elect not to provide such extension; provided that, in any event, such automatic extension may not result in an expiration date that occurs after the fifth Business Day prior to the Scheduled Maturity Date;

(iii) unless such Letter of Credit is (A) a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person, or (B) with the consent of the applicable Issuing Lender and so long as the Borrower has agreed to such additional fees which may apply, a commercial letter of credit;

(iv) unless such Letter of Credit is in form and substance acceptable to the applicable Issuing Lender in its reasonable discretion;

(v) unless the Borrower has delivered to the applicable Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;

(vi) unless such Letter of Credit is governed by (A) with respect to Commercial Letters of Credit, the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) with respect to Standby Letters of Credit, the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the applicable Issuing Lender;

(vii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Lender from issuing such Letter of Credit, or any applicable requirement of law relating to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Lender in good faith deems material to it;

(viii) if the issuance of such Letter of Credit would violate one or more policies of the applicable Issuing Lender applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (xi) below, regardless of the date enacted, adopted, issued or implemented;

(ix) if Letter of Credit is to be denominated in a currency other than Dollars;

(x) if any Lender is at such time a Defaulting Lender hereunder, unless the applicable Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate such Issuing Lender’s risk with respect to such Lender;

(xi) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement; or

(xii) if such Letter of Credit supports the obligations of any Person in respect of (A) a lease of real property, or (B) an employment contract, in each case, if the applicable Issuing Lender reasonably determines that the Borrower’s obligation to reimburse any draws under such Letter of Credit may be limited.

Each Existing Letter of Credit, as of the Effective Date, shall be a Letter of Credit deemed to have been issued pursuant to the Commitments and shall constitute a portion of the Letter of Credit Exposure.

(b) Requesting Letters of Credit. Each Letter of Credit (other than the Existing Letters of Credit which are deemed issued hereunder) shall be issued pursuant to a Letter of Credit Application given by the Borrower to the Administrative Agent and the applicable Issuing Lender by electronic mail or other writing prior to 9:00 am, Chicago time, at least three (3) Business Days prior to the proposed date of issuance for the Letter of Credit. Each Letter of Credit Application shall be fully completed and shall specify the information required therein, including identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with the requirements of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit. Each Letter of Credit Application shall be irrevocable and binding on the Borrower. Subject to the terms and conditions hereof, such Issuing Lender shall before 2:00 p.m. (Chicago, Illinois time) on the date of such Letter of Credit Application issue such Letter of Credit to the beneficiary of such Letter of Credit. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Lender shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding Letter of Credit Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Lender’s Issuing Lender Sublimit; provided that any Issuing Lender may agree in its sole discretion and in writing to issue, amend, renew or extend a Letter of Credit in excess of its Issuing Lender Sublimit; provided, further that, for the avoidance of doubt, (i) any such agreement shall not be deemed to increase such Issuing Lender’s Issuing Lender Sublimit and shall be made on a case-by-case basis without any consideration to previous agreements pursuant to the first proviso of this sentence with respect to the applicable Letter of Credit (in the case of an amendment, renewal or extension) or otherwise, (ii) no Lender’s Revolving Credit Exposure shall exceed its Commitment and (iii) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Commitments. Any Letter of Credit so issued by an Issuing Lender in excess of its individual Issuing Lender Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of the Credit Agreement, and shall not affect the Issuing Lender Sublimit of any other Issuing Lender, subject to the limitations on the aggregate Letter of Credit Exposure set forth Section 2.2(a)(i).

(c) Reimbursements for Letters of Credit; Funding of Participations.

(i) If an Issuing Lender shall make any Letter of Credit Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Letter of Credit Disbursement by paying to the Administrative Agent an amount equal to such Letter of Credit Disbursement (i) not later than 11:00 a.m., Chicago time, on the date that such Letter of Credit Disbursement is made, if the Borrower shall have received notice of such Letter of Credit Disbursement prior to 9:00 a.m., Chicago time, on such date, or, (ii) if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., Chicago time, on (a) the Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (b) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, on the day of receipt. Upon the applicable Issuing Lender’s demand for payment under the terms of a Letter of Credit Application, the Borrower may, with a written notice, request that the Borrower’s obligations to such Issuing Lender thereunder be satisfied with the proceeds of an ABR Loan in the same amount (notwithstanding any minimum size or increment limitations on individual Loans). If the Borrower does not make such request and does not otherwise make the payments demanded by such Issuing Lender as required under this Agreement or the Letter of Credit Application, then the Borrower shall be deemed for all purposes of this Agreement to have requested such a Loan in the same amount and the transfer of the proceeds thereof to satisfy the Borrower’s obligations to such Issuing Lender, and the Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Lenders to make such Loan, to transfer the proceeds thereof to such Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as a Loan to the Borrower. The Administrative Agent and each Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release any of the Borrower’s obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Revolving Borrowing under this Section 2.2(c) shall not constitute a cure or waiver of any Default, other than the payment Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement or the Letter of Credit Application.

(ii) Each Lender (including the Lenders acting as Issuing Lenders) shall, upon notice from the Administrative Agent that the Borrower has requested or is deemed to have requested a Loan pursuant to Section 2.2(c)(i) and regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.3(b), or (C) a Default exists, make funds available to the Administrative Agent for the account of the applicable Issuing Lender in an amount equal to such Lender’s Pro Rata Share of the amount of such Loan not later than 11:00 a.m., Chicago, Illinois time, on the Business Day specified in such notice by the Administrative Agent, whereupon each Lender that so makes funds available shall be deemed to have made a Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such Issuing Lender.

(iii) If any such Lender shall not have so made its Loan available to the Administrative Agent pursuant to this Section 2.2. such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Effective Rate for such day for the first three days and thereafter the interest rate applicable to the Loan and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Loan, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Loan was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Lender’s obligation to make the Loan pursuant to this Section 2.2 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against any Issuing Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by any Credit Party or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(d) Participations. Upon the date of the issuance or increase of a Letter of Credit, the applicable Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from such Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The applicable Issuing Lender shall promptly notify each such participant Lender by electronic mail or telephone of each Letter of Credit issued or increased and the actual dollar amount of such Lender’s participation in such Letter of Credit.

(e) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents or this Agreement, or any term or provision therein or herein;

(ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(iii) the existence of any claim, set-off, defense or other right which any Credit Party may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Lender, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent any Issuing Lender would not be liable therefor pursuant to the following paragraph (g);

(v) payment by any Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph (e), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit.

(f) Prepayments of Letters of Credit. In the event that any Letter of Credit shall be outstanding or shall be drawn and not reimbursed on or prior to the fifth Business Day prior to the Scheduled Maturity Date, the Borrower shall pay to the Administrative Agent an amount equal to 105% of the Letter of Credit Exposure allocable to such Letter of Credit, such amount to be due and payable on the fifth Business Day prior to the Scheduled Maturity Date, and to be held in the Cash Collateral Account and applied in accordance with paragraph (h) below.

(g) Liability of Issuing Lenders. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. None of the Administrative Agent, the Lenders, nor any Issuing Lender nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with:

(i) the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder);

(ii) any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Lender;

(iii) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(iv) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(v) payment by any Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(vi) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including any Issuing Lender’s own negligence),

except that the Borrower shall have a claim against an Issuing Lender, and such Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) such Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) such Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance and not in limitation of the foregoing, such Issuing Lender may either accept and make payment upon documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Cash Collateral Account.

(i) If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.2(a)(ii), 2.2(f), 2.2(h)(iv), 2.4(c), 2.14, 7.2(b) or 7.3(b) or any other provision under this Agreement, then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Secured Obligations.

(ii) Funds held in the Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Administrative Agent at the request of the Issuing Lenders to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Secured Obligations or (B) apply such surplus funds to any Secured Obligations in any manner directed by the Required Lenders. If no Default exists, the Administrative Agent shall release any surplus funds held in the Cash Collateral Account above the Letter of Credit Exposure to the Borrower at the Borrower’s written request.

(iii) Funds held in the Cash Collateral Account may be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no obligation to make any investment of the funds therein. The

Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(iv) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with Letter of Credit Exposure representing greater than 66 2/3% of the aggregate Letter of Credit Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “Cash Collateral Account”), an amount in cash equal to 105% of the amount of the Letter of Credit Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.1(g). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the Cash Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Cash Collateral Account. Moneys in the Cash Collateral Account shall be applied by the Administrative Agent to reimburse one or both Issuing Lenders for Letter of Credit Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Letter of Credit Exposure representing greater than 66 2/3% of the aggregate Letter of Credit Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.

(i) Defaulting Lender. If, at any time, a Defaulting Lender exists hereunder, then, at the request of the Issuing Lenders subject to Section 2.14(c), the Borrower shall deposit funds with Administrative Agent into the Cash Collateral Account an amount equal to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Exposure.

(j) Letters of Credit Issued for Guarantors or any Subsidiary. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Guarantor or any Subsidiary, the Borrower shall be obligated to reimburse any Issuing Lender hereunder for any and all drawings under such Letter of Credit issued hereunder by any Issuing Lender. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Guarantor, the Borrower or any Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business (indirectly or directly) derives substantial benefits from the businesses of such other Persons.

(k) Disbursement Procedures. The applicable Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Lender has made or will make an Letter of Credit Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such Letter of Credit Disbursement.

(l) Interim Interest. If any Issuing Lender shall make any Letter of Credit Disbursement, then, unless the Borrower shall reimburse such Letter of Credit Disbursement in full on the date such Letter of Credit Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Letter of Credit Disbursement is made to but excluding the date that the Borrower reimburses such Letter of Credit Disbursement, at the rate per annum then applicable to ABR Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such Letter of Credit Disbursement when due pursuant to Section 2.2(c), then Section 2.7(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.2(c) to reimburse such Issuing Lender shall be for the account of such Lender to the extent of such payment.

Section 2.3. Loans.

(a) Generally.

(i) Each Loan shall be made as part of a Revolving Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(ii) Subject to Section 2.16, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(iii) Each Revolving Borrowing shall (i) if comprised of ABR Loans be in an aggregate amount not less than $500,000 and in integral multiples of $50,000 in excess thereof; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Loan Limit or that is required to finance the reimbursement of an Letter of Credit Disbursement as contemplated by Section 2.2(c)(i), (ii) at the commencement of each Interest Period for any Eurodollar Revolving Borrowing, if comprised of Eurodollar Loans be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof, and (iii) consist of Loans of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Revolving Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of seven (7) Eurodollar Revolving Borrowings outstanding.

(iv) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(b) Notice. Each Revolving Borrowing (other than the Revolving Borrowings to be made on the Effective Date), shall be made pursuant to the applicable Notice of Borrowing submitted by the Borrower to the Administrative Agent not later than (i) 10:00 a.m. (Chicago, Illinois time) on the third Business Day before the date of the proposed Revolving Borrowing, in the case of a Eurodollar Loan or (ii) 10:00 a.m. (Chicago, Illinois time) on the Business Day on the date of the proposed Revolving Borrowing, in the case of a ABR Loan, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Revolving Borrowing, by electronic mail. Each Notice of Borrowing shall be submitted by electronic mail, specifying (A) the requested date of such Revolving Borrowing, which shall be a Business Day, (B) the requested Type of Loans comprising such Revolving Borrowing, (C) the aggregate amount of such Revolving Borrowing, and (D) if such Revolving Borrowing is to be comprised of Eurodollar Loans, the requested Interest Period to be applicable to each such Loan, which shall be a period contemplated by the definition of the term “Interest Period”. Each Lender shall, before 12:00 p.m. (Chicago, Illinois time) on the date of such Revolving Borrowing (or, in the case of Revolving Borrowings on the Effective Date, 2:00 p.m. (Chicago, Illinois time)), make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.9 or such other location as the Administrative Agent may specify by notice to the Lenders, solely by wire transfer of immediately available funds, such Lender’s Pro Rata Share of such Revolving Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the Borrower maintained with the Administrative Agent in Houston, Texas and designated by the Borrower in the applicable Notice of Borrowing; provided that ABR Loans made to finance the reimbursement of an Letter of Credit Disbursement as provided in Section 2.2(c) shall be remitted by the Administrative Agent to the applicable Issuing Lender.

(c) Conversions and Continuations. In order to elect to Convert or continue a Loan under this paragraph, the Borrower shall deliver an irrevocable Notice of Continuation or Conversion to the Administrative Agent at the Administrative Agent’s office no later than 11:00 a.m. (Chicago, Illinois time) (i) on the Business Day before the date of the proposed conversion date in the case of a Conversion to a ABR Loan and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Loan. Each such Notice of Continuation or Conversion shall be in writing or by electronic mail, specifying (A) the requested Conversion or continuation date (which shall be a Business Day), (B) the amount and Type of the Loan to be Converted or continued, (C) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Loan, and (D) in the case of a Conversion to, or a continuation of, a Eurodollar Loan, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Eurodollar Loan, notify each Lender of the applicable interest rate under Section 2.7(b). The portion of Loans comprising part of the same Revolving Borrowing that are Converted to Loans of another Type shall constitute a new Revolving Borrowing. If the Borrower fails to deliver a timely Notice of Continuation or Conversion with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Revolving Borrowing is repaid as provided herein, at the end of such Interest Period such Revolving Borrowing shall be converted to an ABR Revolving Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Revolving Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Revolving Borrowing at the end of the Interest Period applicable thereto.

(d) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i) at no time shall there be more than seven Interest Periods applicable to outstanding Eurodollar Loans;

(ii) the Borrower may not select Eurodollar Loans for any Revolving Borrowing at any time when an Event of Default has occurred and is continuing;

(iii) if any Lender shall notify the Administrative Agent that any Change in Law makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make Eurodollar Loans or to fund or maintain Eurodollar Loans, (A) the obligation of such Lender to make such Eurodollar Loan as part of the requested Revolving Borrowing or for any subsequent Revolving Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and such Lender’s portion of such requested Revolving Borrowing or any subsequent Revolving Borrowing of Eurodollar Loans shall be made in the form of a ABR Loan, and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender;

(iv) if the Required Lenders shall notify the Administrative Agent that the LIBO Rate for Eurodollar Loans comprising such Revolving Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Loans, as the case may be, for such Revolving Borrowing, the right of the Borrower to select Eurodollar Loans for such Revolving Borrowing or for any subsequent Revolving Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Revolving Borrowing shall be an ABR Loan; and

(v) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Loans in accordance with the provisions contained in the definition of Interest Period in Section 1.1 and paragraph (b) above, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Loans will be made available to the Borrower on the date of such Revolving Borrowing as Eurodollar Loans with an Interest Period duration of one month or, in the case of continuation of an existing Loan, Convert into ABR Loans.

(e) Notices Irrevocable. Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Borrower hereunder, including its deemed request for borrowing made under Section 2.2(c), shall be irrevocable and binding on the Borrower.

(f) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Revolving Borrowing.

Section 2.4. Prepayments.

(a) Right to Prepay; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Loan except as provided in this Section 2.4 and all notices given pursuant to this Section 2.4 shall, except as provided in this Section 2.4, be irrevocable and binding upon the Borrower. Each payment of any Loan pursuant to this Section 2.4 shall be made in a manner such that all Loans comprising part of the same Revolving Borrowing are paid in whole or ratably in part other than Loans owing to a Defaulting Lender as provided in Section 2.14.

(b) Optional. The Borrower may elect to prepay any of the Loans without penalty or premium except as set forth in Section 2.9 and after giving by 10:00 a.m. (Chicago, Illinois time) (i) in the case of Eurodollar Loans, at least three Business Days’ or (ii) in case of ABR Loans, one Business Day’s prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Revolving Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.1(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.1(b). Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Revolving Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.7 and any break funding payments required by Section 2.9. If any such notice is given, the Borrower shall prepay Loans comprising part of the same Revolving Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.9 as a result of such prepayment being made on such date; provided that (A) each optional prepayment of Eurodollar Loans shall be in a minimum amount not less than $500,000 and in multiple integrals of $100,000 in excess thereof and (B) each optional prepayment of ABR Loans shall be in a minimum amount not less than $500,000 and in multiple integrals of $50,000 in excess thereof. Notwithstanding the foregoing, the Borrower may (subject to payment to the Lenders of any applicable amounts under Section 2.9 hereof) rescind or postpone any notice of prepayment under this Section 2.4(b) if such prepayment would have resulted from a refinancing of this Agreement, which refinancing shall not be consummated or shall otherwise be delayed.

(c) Mandatory.

(i) On any date that (A) the sum of the outstanding principal amount of all Loans plus the Letter of Credit Exposure exceeds (B) the Loan Limit, as notified to the Borrower by the Administrative Agent (with such calculation set forth in reasonable detail which shall be conclusive absent manifest error), the Borrower shall, within one Business Day, to the extent of such excess, first prepay to the Lenders on a pro rata basis the outstanding principal amount of the Loans, and second make deposits into the Cash Collateral Account to provide cash collateral in the amount of such excess for the Letter of Credit Exposure.

(ii) If any Credit Party receives any Net Cash Proceeds in respect of any Prepayment Event, then the Borrower shall, no later than three Business Days following the receipt thereof, apply an amount equal to 100% of such Net Cash Proceeds first to prepay to the Lenders on a pro rata basis the outstanding principal amount of the Loans, and second to make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure; provided that, (A) if no Event of Default exists or would arise therefrom and no Covenant/Dominion Trigger Period is then in existence, then such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered a certificate by a Responsible Officer of the Borrower to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are reasonably expected to be reinvested in fixed or capital assets of any Credit Party within one hundred eighty (180) days following the date of such Casualty Event (which officers’ certificate shall set forth the estimates of the proceeds to be so expended); and (B) if all or any portion of such Net Cash Proceeds are not reinvested within such one hundred eighty (180) day period as provided in clause (A) above, then 100% of such unused portion shall be applied on the last day of such period first to prepay to the Lenders on a pro rata basis the outstanding principal amount of the Loans, and second to make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure. All prepayments made under this Section 2.4(c) shall be made without a permanent reduction of the Aggregate Commitments. If an Event of Default or Covenant/Dominion Trigger Period has occurred and is continuing, and such Net Cash Proceeds have not been applied to repay the Loans, then the Borrower shall deposit such Net Cash Proceeds into the Concentration Account and, thereafter, such funds shall be made available to the applicable Credit Party as follows:

(A) the Borrower shall request a release (specifying that the request is to use Net Cash Proceeds pursuant to this Section 2.4(c)(ii)(A)) from the Concentration Account be made in the amount needed; and

(B) so long as the conditions set forth in Section 3.2 have been met, the Administrative Agent shall release funds from the Concentration Account.

(iii) If an increase in the Aggregate Commitments is effected as permitted under Section 2.15, the Borrower shall be deemed to have repaid any Loans outstanding on the date such increase is effected with the proceeds of Loans to the extent necessary to keep the outstanding Loans ratable to reflect the revised Pro Rata Shares of the Lenders arising from such increase. Any prepayment made by Borrower in accordance with this clause (iii) shall be deemed to have been made with the proceeds of Loans made by all the Lenders in connection such increase occurring simultaneously with the prepayment.

(d) Interest; Costs. Each prepayment pursuant to this Section 2.4 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.9 as a result of such prepayment being made on such date.

Section 2.5. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.5 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

Section 2.6. Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the rate of (i) 0.50% if the sum of the aggregate Revolving Credit Exposure of all the Lenders is less than or equal to 25% of the Aggregate Commitments or (ii) 0.375% if the sum of the aggregate Revolving Credit Exposure of all the Lenders is greater than 25% of the Aggregate Commitments, in each case to be calculated per annum on the daily amount of the aggregate Unused Commitment of each Lender (determined for each calendar month as of the end of each such calendar month) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Facility fees accrued through and including the last day of each calendar quarter shall be payable in arrears commencing, with respect to such fees accrued through and including September 30, 2018, on the fifth day following such date and continuing thereafter, on the first Business Day of each January, April, July and October of each year and on the date on which the Commitments terminate; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Fees for Letters of Credit. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s Letter of Credit Exposure (excluding any portion thereof attributable to unreimbursed Letter of Credit Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any Letter of Credit Exposure, and (ii) to the applicable Issuing Lender (A) a fronting fee to be agreed by the Borrower and the applicable Issuing Lender on the face amount of each Letter of Credit issued by such Issuing Lender, together with (B) the applicable Issuing Lender’s standard documentary, processing, administrative, issuance, amendment and negotiation fees in connection with Letters of Credit, during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any Letter of Credit Exposure, as well as such Issuing Lender’s standard fees with respect to the renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable in arrears commencing, with respect to such fees accrued through and including September 30, 2018, on the fifth day following such date and continuing thereafter on the first Business Day of each January, April, July and October of each year; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the any Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to any Issuing Lender, as the case may be) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

(d) Fee Letter. The Borrower agrees to pay the fees as set forth in the Fee Letter.

Section 2.7. Interest.

(a) ABR Loans. Each ABR Loan shall bear interest at the Alternate Base Rate in effect from time to time plus the Applicable Margin for ABR Loans for such period. The Borrower shall pay to Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on such Lender’s Loans which are ABR Loans on the applicable Interest Payment Date.

(b) Eurodollar Loans. Each Eurodollar Loan shall bear interest during its Interest Period equal to at all times the LIBO Rate for such Interest Period plus the Applicable Margin for Eurodollar Loans for such period. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on each of such Lender’s Eurodollar Loans on the applicable Interest Payment Date.

(c) Retroactive Adjustments of Applicable Margin. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.2 is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the higher Applicable Margin that would have applied were applicable for such Applicable Period, and (iii) the Borrower shall immediately, without further action by the Administrative Agent, any Lender or any Issuing Lender, pay to the Administrative Agent for the account of the applicable Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This Section 2.7(c) shall not limit the rights of the Administrative Agent and Lenders with respect to the Default Rate as set forth in Section 2.7(d).

(d) Default Rate. Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of an Event of Default under Section 7.1(a) or Section 7.1(g), all overdue amounts shall bear interest, after as well as before judgment, at the Default Rate and (ii) upon the occurrence and during the continuance of any Event of Default (including under Section 7.1(a) and Section 7.1(g)), upon the request of the Required Lenders, all Obligations shall bear interest, after as well as before judgment, at the Default Rate. Interest accrued pursuant to this Section 2.7(d) and all interest accrued but unpaid on or after the Maturity Date shall be due and payable on demand, and if no express demand is made, then due and payable on the otherwise required interest payment dates hereunder.

Section 2.8. Illegality. If any Lender shall notify the Borrower that any Change in Law makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Loans of such Lender then outstanding hereunder, (a) all Eurodollar Loans of such Lender that are then the subject of any Notice of Borrowing and that cannot be lawfully funded shall be funded as ABR Loans of such Lender, (b) all Eurodollar Loans of such Lender shall be Converted automatically to ABR Loans of such Lender on the respective last days of the then current Interest Periods with respect to such Eurodollar Loans or within such earlier period as required by such change in circumstances, and (c) the right of the Borrower to select Eurodollar Loans from such Lender for any subsequent Revolving Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.9. Breakage Costs. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.4(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.13, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.10. Increased Costs.

(a) Eurodollar Loans. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Connection Income Taxes and (C) Taxes described in Clauses (b) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii) impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iv) impose on financial institutions generally, including such Lender (or its applicable Lending Office), or on the London interbank market any other condition affecting this Agreement or its Revolving Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If any Lender or Issuing Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c) Mitigation. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 2.10 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation. Any Lender claiming compensation under this Section 2.10 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be determined by such Lender in good faith and which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 2.10 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower and the Administrative Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.10 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.11. Payments and Computations.

(a) Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Credit Documents shall be made to the Administrative Agent in Dollars and in immediately available funds, without setoff, deduction, or counterclaim; provided that, the Borrower may setoff amounts owing to any Lender that is at such time a Defaulting Lender against Loans that such Defaulting Lender failed to fund to the Borrower under this Agreement (the “Unfunded Loans”) so long as (i) the Borrower shall have delivered prior written notice of such setoff to the Administrative Agent and such Defaulting Lender, (ii) the Loans made by the Non-Defaulting Lenders as part of the original Revolving Borrowing to which the Unfunded Loans applied shall still be outstanding, (iii) if such Defaulting Lender failed to fund Loans under more than one Revolving Borrowing, such setoff shall be applied in a manner satisfactory to the Administrative Agent, and (iv) upon the application of such setoff, the Unfunded Loans shall be deemed to have been made by such Defaulting Lender on the effective date of such setoff.

(b) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Revolving Notes not later than 1:00 p.m. (Chicago, Illinois time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Revolving Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Sections 2.8. 2.9, 2.10, 2.12, 2.13, and 9.2 and such other provisions herein which expressly provide for payments to a specific Lender, but after taking into account payments effected pursuant to Section 9.1) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the Administrative Agent, a specific Issuing Lender or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(c) Non Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Computations. All computations of interest for ABR Loans based upon the Alternate Base Rate shall be made by the Administrative Agent on the basis of a year of 365/366 days and all computations of all other interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(e) Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) on account of the Loans made by it in excess of its ratable share of payments on account of the Loans or Letter of Credit Obligations obtained by the Lenders (other than as a result of a termination of a Defaulting Lender’s Commitment under Section 2.14, the setoff right of the Borrower under clause (a) above, or the non-pro rata application of payments provided in the last sentence of this clause (e)), such Lender shall notify the other Lenders and forthwith purchase from the other Lenders such participations in the Loans made by it or the Letter of Credit Obligations held by it as shall be necessary to cause such purchasing Lender to share the excess payment ratably with the other Lenders; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11(e) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If a Lender fails to fund a Loan with respect to a Revolving Borrowing as and when required hereunder and the Borrower subsequently makes a repayment of any Loans, then, after taking into account any setoffs made pursuant to Section 2.11(a) above, such payment shall be applied among the Non-Defaulting Lenders ratably in accordance with their respective Commitment percentages until each Lender (including any Lender that is at such time a Defaulting Lender) has its percentage of all of the outstanding Loans and the balance of such repayment shall be applied among the Lenders in accordance with their Pro Rata Share. The provisions of this Section 2.11(e) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.11(e) shall apply).

(f) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.12. Taxes.

(a) No Deduction for Certain Taxes. Any and all payments by or account of any obligation of any Credit Party under any of the Credit Documents shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Legal Requirements. If any applicable Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by an applicable Withholding Agent, then such Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Other Taxes. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification The Borrower will indemnify each Recipient, within 10 days after written demand therefor, for the full amount of Indemnified Taxes (including, without limitation, any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12(c)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, a Recipient shall not be indemnified for any Indemnified Taxes under this Section 2.12 unless such Recipient shall make written demand on Borrower for such reimbursement no later than one year after the date on which a court of competent jurisdiction rules in a final, non-appealable judgment that the relevant payment related to such Indemnified Tax is required be paid by such Recipient.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.7(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Tax Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Withholding Reduction or Exemption. (i) Each Lender that is entitled to an exemption from, or a reduction of, withholding Tax with respect to payments under this Agreement or under any other Credit Document shall, to the extent that it is legally entitled to do so, deliver to the Borrower (with a copy to the Administrative Agent), on or before the date it becomes a party to this Agreement and from time to time thereafter at the time or times prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender shall, if reasonably requested by the Borrower and to the extent that it is legally entitled to do so, deliver to Borrower (with a copy to the Administrative Agent), on or before the date it becomes a party to this Agreement and from time to time thereafter at the time or times prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(f)(ii)(A), (B) and, (C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN; or;

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Mitigation. Each Lender shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its applicable Lending Office or change the jurisdiction of its applicable Lending Office, as the case may be, so as to avoid the imposition of any Indemnified Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.12; provided, that no such selection or change of jurisdiction for its applicable Lending Office shall be made if, in the reasonable judgment of such Lender, such selection or change would be disadvantageous to such Lender and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such selection or change.

(h) Tax Credits and Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(j) Definitions. For purposes of this Section 2.12, the term “Lender” includes the Issuing Lenders and the term “applicable Legal Requirements” includes FATCA.

Section 2.13. Replacement of Lenders. If (a) the Borrower is required pursuant to Section 2.10 or 2.12 to make any additional payment to any Lender, (b) any Lender’s obligation to make or continue, or to Convert ABR Loans into, Eurodollar Loans shall be suspended pursuant to Section 2.3(d)(iii) or Section 2.8, or (c) any Lender is a Defaulting Lender (any such Lender described in any of the preceding clauses (a) — (c), being a “Subject Lender”), then (i) in the case of a Defaulting Lender, the Administrative Agent may, upon notice to the Subject Lender and the Borrower, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents as a Lender to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and (ii) in the case of any Subject Lender, the Borrower may, upon notice to the Subject Lender and the Administrative Agent and at the Borrower’s sole cost and expense, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that, in any event:

(A) as to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.7;

(B) such Subject Lender shall have received payment of an amount equal to the outstanding principal of its applicable Loans and participations in outstanding Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C) in the case of any such assignment resulting from a claim for compensation under Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter; and

(D) such assignment does not conflict with applicable Legal Requirements.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower or the Administrative Agent to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.13 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this the Borrower may terminate such Defaulting Lender’s Commitment as provided in Section 2.14.

Section 2.14. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.6;

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Sections 9.3(a) and 9.3(b)) and the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.3) or under any other Credit Document; provided, that, except as otherwise provided in Section 9.3, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby.

(c) if any Letter of Credit Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Letter of Credit Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Share but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Lenders only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.2(h)(iv) for so long as such Letter of Credit Exposure is outstanding ;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.6(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized;

(iv) if the Letter of Credit Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.6(a) and Section 2.6(b) shall be adjusted in accordance with such non-Defaulting Lenders’ respective Pro Rata Shares; and

(v) if all or any portion of such Defaulting Lender’s Letter of Credit Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 2.6(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the Issuing Lenders until and to the extent that such Letter of Credit Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.14(c), and Letter of Credit Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.14(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless the Issuing Lenders shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Lender to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower and each Issuing Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

Section 2.15. Increase in Commitments.

(a) At any time prior to the Business Day immediately preceding the Scheduled Maturity Date, the Borrower may effectuate one or more increases in the Aggregate Commitments (each such increase being a “Commitment Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more other Eligible Assignees that at the time agree, in the case of any existing Lender, to increase its Commitment as such Lender shall so select (an “Increasing Lender”) and, in the case of any Eligible Assignee that is not an existing Lender (an “Additional Lender”), to become a party to this Agreement as a Lender; provided, however, that (i) each such Commitment Increase shall be equal to at least $5,000,000, (ii) all Commitments and Loans provided pursuant to a Commitment Increase shall be available on the same terms as those applicable to the existing Commitments and Loans except as to upfront fees which may be as agreed to between the Borrower and such Increasing Lender or Additional Lender, as the case may be, (iii) the aggregate of all such Commitment Increases shall not exceed an amount equal to the sum of $100,000,000, and (iv) such Commitment Increase shall not effect an increase in the Aggregate Commitments if the Maturity Date has occurred. The Borrower shall provide prompt notice of such proposed Commitment Increase pursuant to this Section 2.15 to the Administrative Agent and the Lenders. This Section 2.15 shall not be construed to create any obligation on the Administrative Agent or any of the Lenders to advance or to commit to advance any credit to the Borrower or to arrange for any other Person to advance or to commit to advance any credit to the Borrower.

(b) The Commitment Increase shall become effective on the date (the “Increase Date”) on or prior to which each of following conditions shall have been satisfied: (i) the receipt by the Administrative Agent of (A) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, each Increasing Lender and/or each Additional Lender, setting forth the Commitments, if any, of each such Increasing Lender and/or Additional Lender and, if applicable, setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender and (B) such evidence of appropriate authorization on the part of the Borrower and the Guarantors with respect to such Commitment Increase and such legal opinions as the Administrative Agent may reasonably request, (ii) the funding by each Increasing Lender and Additional Lender of the Loans to be made by each such Lender to effect the prepayment requirement set forth in Section 2.4(c)(iii), (iii) receipt by the Administrative Agent of a certificate of an authorized officer of the Borrower certifying (A) both before and after giving effect to such Commitment Increase, no Default has occurred and is continuing and (B) all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), unless such representation or warranty relates to an earlier date which remains true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date and (iv) receipt by the Increasing Lender or Additional Lender, as applicable, of all such fees as agreed to between such Increasing Lender and /or Additional Lender and the Borrower.

(c) On such Increase Date, each Lender’s share of the Letter of Credit Exposure on such date shall automatically be deemed to equal such Lender’s Pro Rata Share of such Letter of Credit Obligations (such Pro Rata Share for such Lender to be determined as of the Increase Date in accordance with its Commitment on such date as a percentage of the Aggregate Commitments on such date) without further action by any party.

Section 2.16. Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a Eurodollar Revolving Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Revolving Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Notice of Continuation or Conversion that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Revolving Borrowing shall be ineffective and (B) if any Notice of Borrowing requests a Eurodollar Revolving Borrowing, such Revolving Borrowing shall be made as an ABR Revolving Borrowing.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 9.3, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.16(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Notice of Continuation or Conversion that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Revolving Borrowing shall be ineffective and (y) if any Notice of Borrowing requests a Eurodollar Revolving Borrowing, such Revolving Borrowing shall be made as an ABR Revolving Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Section 2.17. Cash Dominion. At all times subject to the following sentence, all Deposit Accounts, Securities Accounts and Commodities Accounts (other than any Excluded Deposit Account for so long as such account is an Excluded Deposit Account) of the Credit Parties shall be Controlled Accounts. The Credit Parties will, in connection with any Deposit Account, Securities Account or Commodity Account (other than any Excluded Deposit Account for so long as such account is an Excluded Deposit Account) established on or before the date that is ninety (90) days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), enter into and deliver to the Administrative Agent an Account Control Agreement and/or lockbox agreement, in each case in form and substance acceptable to the Administrative Agent, on the following dates (or, in each case, such later date as the Administrative Agent may agree in its sole discretion): (i) the date that is ninety (90) days after the Effective Date or (ii) with respect to any Deposit Account Securities Account or Commodity Account (other than any Excluded Deposit Account for so long as such account is an Excluded Deposit Account) established on or after the date that is sixty (60) days after the Effective Date, promptly but in any event within thirty (30) days of the date such account is established. Each Credit Party shall be subject to cash dominion at all times a Covenant/Dominion Trigger Period has occurred and is continuing. At any time that a Covenant/Dominion Trigger Period has occurred and is continuing, cash on hand and collections which are received into any Controlled Account in excess of $3,500,000 in the aggregate for all such Controlled Accounts, and to the extent necessary any securities held in any Securities Account shall be liquidated and the cash proceeds thereof, shall be swept on a daily basis into the Concentration Account and used to prepay Loans outstanding under this Agreement in accordance with Section 2.4. During any time that a Covenant/Dominion Trigger Period has occurred and is continuing, all proceeds of any Loan shall be deposited into a Deposit Account that is a Controlled Account and maintained with the Administrative Agent. During a Covenant/Dominion Trigger Period, all Deposit Accounts, Securities Accounts and Commodities Accounts which are neither Controlled Accounts nor Excluded Deposit Accounts shall not exceed an account value at any time of $1,000,000 individually or $2,500,000 in the aggregate for all such deposit accounts.

ARTICLE 3

CONDITIONS OF LENDING

Section 3.1. Conditions Precedent to Effectiveness. The obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.3) (such date, the “Effective Date”):

(a) Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i) this Agreement and all attached Exhibits and Schedules and the Revolving Notes payable to the order of each applicable Lender;

(ii) the Guaranty executed by each Subsidiary of the Borrower existing on the Effective Date;

(iii) the Security Agreement executed by each Credit Party, together with appropriate UCC-1 financing statements, if any, necessary or desirable for filing with the appropriate authorities and any other documents, agreements, or instruments necessary to create, perfect or maintain an Acceptable Security Interest in the Collateral described in the Security Agreement;

(iv) certificates of insurance naming the Administrative Agent as lender’s loss payee with respect to property insurance, and additional insured with respect to liability insurance, and covering the Borrower’s or its Subsidiaries’ Properties with such insurance carriers, for such amounts and covering such risks that are acceptable to the Administrative Agent;

(v) a certificate from an authorized officer of the Borrower dated as of the Effective Date stating that as of such date (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct, (B) no Default has occurred and is continuing; and (C) the conditions precedent set forth in Section 3.1(b) and (e) have been met;

(vi) a secretary’s certificate from each Credit Party and the General Partner certifying such Person’s (A) officers’ incumbency, (B) resolutions of its Board of Directors, members, general partner or other body authorizing the execution, delivery and performance of the Credit Documents to which it is a party, and (C) Organization Documents;

(vii) certificates of good standing (or the substantive equivalent available) for the General Partner and each Credit Party from the appropriate governmental officer in each jurisdiction in which each such Person is organized or qualified to do business, which certificate shall be (A) dated a date not earlier than 30 days prior to Effective Date or (B) otherwise effective on the Effective Date;

(viii) legal opinions of (A) Norton Rose Fulbright US LLP, as counsel to the Credit Parties, (B) Weld Riley, S.C., as Wisconsin counsel to the Credit Parties, and (C) Sutton Business Law, as Pennsylvania counsel to the Credit Parties each in form and substance reasonably acceptable to the Administrative Agent; and

(ix) such other documents, governmental certificates, agreements, and lien searches as the Administrative Agent or any Lender may reasonably request.

(b) Consents; Authorization; Conflicts. The Borrower shall have received any consents, licenses and approvals required in accordance with applicable law, or in accordance with any document, agreement, instrument or arrangement to which the Borrower or any Subsidiary is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents. In addition, the Borrower and the Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower and the Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby. Any consents or authorizations received pursuant to this Section 3.1(b) shall be on reasonably satisfactory terms and shall be in full force and effect on the Effective Date.

(c) Representations and Warranties. The representations and warranties contained in Article 4 and in each other Credit Document shall be true and correct on and as of the Effective Date before and after giving effect to the initial Revolving Borrowings or issuance (or deemed issuance) of Letters of Credit and to the application of the proceeds from such Revolving Borrowing, as though made on and as of such date.

(d) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.

(e) Other Proceedings. No action, suit, investigation or other proceeding (including without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be pending or, to the Borrower’s knowledge, threatened and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby, or (ii) which in the judgment of the Administrative Agent could reasonably be expected to result in a Material Adverse Change.

(f) Other Reports. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, all existing environmental reports (including all available Phase I Environmental Site Assessment reports and Phase II Environmental Site Assessment reports), and such other reports, audits or certifications in the possession of the Credit Parties as it may reasonably request.

(g) Material Adverse Change. Since December 31, 2017, there shall not have occurred any event, development or circumstance that has or could reasonably be expected to result in a Material Adverse Change.

(h) Solvency. The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from a senior financial officer or such other officer acceptable to the Administrative Agent of the Borrower and each Guarantor certifying that, before and after giving effect to the initial Revolving Borrowings made hereunder on the Effective Date, the Borrower and each such other Guarantor is Solvent (assuming with respect to each Guarantor, that the fraudulent conveyance savings language contained in the Guaranty applicable to such Guarantor will be given full effect).

(i) Delivery of Initial Financial Statements; Projections. The Administrative Agent shall have received true and correct copies of (i) the Initial Financial Statements and (ii) (A) for the fiscal years ending December 31, 2018 and December 31, 2019, monthly projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its Subsidiaries and (B) for each fiscal year thereafter to and through the fiscal year ending December 31, 2022, annual projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its Subsidiaries.

(j) Notices of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower, with appropriate insertions and executed by a duly appointed Responsible Officer of the Borrower.

(k) USA Patriot Act. The Administrative Agent shall have received all documentation and other information that is required by bank regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, for each Credit Party, in each case no later than five (5) days prior to the Effective Date to the extent reasonably requested by the Lenders at least five (5) Business Days in advance of the Effective Date. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, the Administrative Agent and any Lenders who have provided a written request therefor shall have received a Beneficial Ownership Certification with respect to the Borrower.

(l) Capital Structure. The corporate structure, capital structure, other material debt instruments, material accounts and governing documents of the Borrower and its Subsidiaries (and all agreements relating thereto) will be reasonably satisfactory to the Administrative Agent.

(m) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of the end of the Business Day immediately preceding the Effective Date.

(n) Due Diligence. The Administrative Agent shall have completed and be satisfied in its sole discretion with the corporate (or other organizational), environmental, financial, legal and collateral due diligence of the Credit Parties and its Affiliates.

(o) Other Debt. On the Effective Date, after giving effect to any Loans made under this Agreement on the Effective Date, neither the Borrower nor any of its Subsidiaries shall have any Debt other than (i) Debt in respect of Loans made hereunder, (ii) high yield notes on terms acceptable to the Administrative Agent and in an aggregate principal amount not to exceed $500,000,000 (the “Senior Notes”) and (iii) any Debt listed on Schedule 6.1 and the Administrative Agent shall have received evidence reasonably satisfactory to it of the termination of all obligations under existing loan facilities in respect of Debt.

(p) Senior Notes. The Senior Notes shall have been issued in an principal amount of at least $400,000,000.

(q) Liens. The Administrative Agent shall have received evidence satisfactory to it that there are no Liens encumbering any of the Credit Parties’ respective Property other than Permitted Liens.

(r) Availability. After giving effect to all Loans to be made on the Effective Date, the issuance of any Letters of Credit on the Effective Date and the payment of all fees and expenses due hereunder, and with all of the Credit Parties’ indebtedness, liabilities and obligations current, Availability shall not be less than $50,000,000.

(s) Effective Date. The Effective Date shall have occurred on or before August 31, 2018.

(t) First Priority Security Interest. All actions necessary to establish that the Administrative Agent will have a perfected first priority security interest (subject only to Permitted Liens to be prior to such first priority security interest) in the Collateral shall have been taken.

(u) Regulatory Matters. All legal (including tax implications) and regulatory matters shall be satisfactory to the Administrative Agent and the Lenders, including but not limited to compliance with all applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System.

(v) Field Examinations. The Administrative Agent or its designee shall have conducted a field examination of the Borrower and its Subsidiaries, the results of which shall be satisfactory to the Administrative Agent.

(w) Appraisal. The Administrative Agent shall have received an appraisal of the Credit Parties’ Inventory from one or more firms acceptable to the Administrative Agent, which appraisal shall be satisfactory to the Administrative Agent.

(x) Commitments. The Borrower shall have received Commitments from Lenders in an amount equal to the Aggregate Commitments.

(y) Insurance. The Administrative Agent shall have received evidence of insurance coverage (and all documentation related thereto) in form, scope and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Sections 4.17 and 5.3.

The firms and appraisers referenced in paragraphs 3.1(v) and 3.1(w) shall have been engaged directly by the Administrative Agent and shall have no direct or indirect interest, financial or otherwise, in any property or the transactions contemplated hereby.

Section 3.2. Conditions Precedent to Each Revolving Borrowing and to Each Issuance. Extension or Renewal of a Letter of Credit. The obligation of each Lender to make a Loan on the occasion of each Revolving Borrowing (including the initial Revolving Borrowing), the obligation of each Issuing Lender to issue, increase, renew or extend a Letter of Credit (including the deemed issuance of Letters of Credit) and of any reallocation of Letter of Credit Exposure provided in Section 2.14, shall be subject to the further conditions precedent that on the date of such Revolving Borrowing or such issuance, increase, renewal or extension:

(a) Representations and Warranties. The representations and warranties made by any Credit Party or any officer or employee of any Credit Party contained in the Credit Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date and each request for the making of any Loan or issuance, increase, renewal or extension of any Letter of Credit and the making of such Loan or the issuance, increase, renewal or extension of such Letter of Credit shall be deemed to be a reaffirmation of such representations and warranties.

(b) Event of Default. No Default shall exist, and the making of such Loan or issuance, increase, renewal or extension of such Letter of Credit, or the relocation of the Letter of Credit Exposure would not cause a Default.

(c) Availability. On the date or after giving effect to any Loan to be made on such date, the Aggregate Revolving Credit Exposure shall not exceed the Loan Limit.

Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, the acceptance by the Borrower of the proceeds of such Revolving Borrowing, the issuance, increase, or extension of such Letter of Credit, and the reallocation of the Letter of Credit Exposure, shall constitute a representation and warranty by the Borrower that on the date of such Revolving Borrowing, such issuance, increase, or extension of such Letter of Credit or such reallocation, as applicable, the foregoing conditions have been met.

Section 3.3. Determinations Under Sections 3.1 and 3.2. For purposes of determining compliance with the conditions specified in Sections 3.1 and 3.2 each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Revolving Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Revolving Borrowings.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each Credit Party hereto represents and warrants as follows:

Section 4.1. Organization. Each Credit Party is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation. Each Credit Party is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change. As of the Effective Date, each Credit Party’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2. Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby, (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement binding on or affecting such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority except, in the case of (d) and (f), to the extent such contravention or the failure to obtain authorization, approval or notice or take other action could not reasonably be expected to have a Material Adverse Change.

Section 4.3. Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Section 4.4. Financial Condition.

(a) The Initial Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof, except as otherwise expressly noted therein. As of the date of the aforementioned financial statements, there were no material contingent obligations, material unaccrued liabilities for taxes, material unusual forward or long-term commitments, or material unrealized or anticipated losses of the applicable Persons, except as disclosed therein or as set forth on Schedule 4.4 and adequate reserves for such items have been made in accordance with GAAP.

(b) Since December 31, 2017, no event or condition has occurred that could reasonably be expected to result in Material Adverse Change.

Section 4.5. Ownership and Liens; Real Property. Each Credit Party (a) has good and marketable title to, or a valid and subsisting leasehold interest in, all real property, and good title to all personal Property, in each case necessary for its business, and (b) none of the Property owned by the Borrower or a Subsidiary of the Borrower is subject to any Lien except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purpose and Permitted Liens. As of the Effective Date, the Borrower and its Subsidiaries own no real property other than that listed on Schedule 4.5 and all equipment (other than office equipment and equipment located on jobsites, in transit or off location for servicing, repairs or modifications) owned by the Borrower and its Subsidiaries are located at the fee owned or leased real property listed on Schedule 4.5.

Section 4.6. True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower and its Subsidiaries and furnished to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby does not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein not misleading. There is no fact known to any Responsible Officer of any Credit Party on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change. All projections, estimates, budgets, and pro forma financial information furnished by the Borrower or any of its Subsidiaries (or on behalf of the Borrower or any such Subsidiary), were prepared on the basis of assumptions, data, information, tests, or conditions (including current and reasonably foreseeable business conditions) believed to be reasonable at the time such projections, estimates, budgets and pro forma financial information were furnished; it being understood that actual results may vary and such variances may be material.

Section 4.7. Litigation. Except as otherwise provided in Schedule 4.7, there are no actions, suits, or proceedings pending or, to any Credit Party’s knowledge, threatened against the Borrower or any Subsidiary, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change. Additionally, except as disclosed in writing to the Administrative Agent and the Lenders, there is no pending or, to the Borrower’s knowledge, threatened action or proceeding instituted against the Borrower or any Subsidiary which seeks to adjudicate the Borrower or any Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property; provided that this Section 4.7 does not apply with respect to environmental claims.

Section 4.8. Compliance with Agreements.

(a) Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which the Borrower or such Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Change. To the knowledge of the Credit Parties, neither the Borrower nor any of its Subsidiaries is in default under, or has received a notice of default under, any contract, agreement, lease or any other document or instrument to which the Borrower or its Subsidiaries is a party which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

(b) No Default has occurred and is continuing.

Section 4.9. Pension Plans. (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(i), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (c) there has been no failure to satisfy the “minimum funding standards”, whether or not waived, under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan, and there has been no excise tax imposed under Section 4971 of the Code, (d) to the knowledge of Credit Parties, no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (e) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (f) neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(j), and (g) except for matters that could not reasonably be expected to result in a Material Adverse Change, as of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any Subsidiary has received notice that any Multiemployer Plan is insolvent. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Credit Party has any reason to believe that the annual cost during the term of this Agreement to the Borrower or any Subsidiary for post-retirement benefits to be provided to the current and former employees of the Borrower or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10. Environmental Condition.

(a) Permits, Etc. Each Credit Party (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its businesses; (ii) has at all times since the date six months prior to the Effective Date been and is currently in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) is not subject to any actual or contingent Environmental Claim which could reasonably be expected to cause a Material Adverse Change.

(b) Certain Liabilities. Except as disclosed on Schedule 4.10. to such Credit Parties’ knowledge, none of the present or previously owned or operated Property of any such Credit Party or of any Subsidiary thereof, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, the Superfund Enterprise Management System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Credit Party, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could cause a Material Adverse Change.

(c) Certain Actions. Without limiting the foregoing and except as disclosed on Schedule 4.10. (i) all necessary material notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, any of its Subsidiaries or any of the Borrower’s or such Subsidiary’s former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Credit Parties’ knowledge, future liability, if any, of the Borrower or of any Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws will not reasonably be expected to result in a Material Adverse Change.

Section 4.11. Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than those listed on Schedule 4.11. Each Subsidiary of the Borrower (including any such Subsidiary formed or acquired subsequent to the Effective Date) has complied with the requirements of Section 5.6.

Section 4.12. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any Subsidiary is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.

Section 4.13. Taxes. Proper and accurate (in all material respects), federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower and each Subsidiary (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all taxes and other impositions due and payable, in each case, which are material in amount, have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith by appropriate proceeding and for which adequate reserves have been established in compliance with GAAP. Neither the Borrower nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions. Proper and accurate amounts have been withheld by the Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law.

Section 4.14. Permits. Licenses. etc. Each of the Borrower and its Subsidiaries possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each of the Borrower and its Subsidiaries manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.14 does not apply with respect to Environmental Permits.

Section 4.15. Use of Proceeds. The proceeds of the Loans will be used by the Borrower for the purposes described in Section 6.6. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X. Following the application of the proceeds of each Loan or Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 6.2 or Section 6.8 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Debt will be “margin stock”.

Section 4.16. Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Borrower and each Subsidiary, are in good working order and condition, normal wear and tear and casualty and condemnation (excluding casualty and condemnation which could, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change) excepted. Neither the business nor the material Properties of the Borrower or any Subsidiary has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.

Section 4.17. Insurance. Each of the Borrower and its Subsidiaries carry insurance (which may be carried by the Borrower on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses.

Section 4.18. Security Interest. Each Credit Party has provided and authorized the filing of financing statements sufficient when filed to perfect the Lien created by the Security Documents. When such financing statements are filed in the offices noted therein, the Administrative Agent will have a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements.

Section 4.19. Sanctions; Anti-Terrorism; Patriot Act; Anti-Corruption Laws.

(a) Neither the Borrower nor any Subsidiary of the Borrower is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.

(b) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary, any of their respective directors or officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Revolving Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

(c) The operations of the Borrower and each of its Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Borrower and each of its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened, which could reasonably be expected to result in a Material Adverse Change.

(d) The Borrower and each of its Subsidiaries is in compliance with all Anti-Corruption Laws.

Section 4.20. Solvency. Before and after giving effect to the making of each Loan and the issuance, increase, or amendment of each Letter of Credit, the Credit Parties are, when taken as a whole, Solvent.

Section 4.21. EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

Section 4.22. Borrowing Base Certificate. At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criteria that requires the approval of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, each Account reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Account and the Inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any Obligation (other than (a) Letter of Credit Obligations which are not yet due and payable in connection with Letters of Credit which have been cash collateralized in accordance with this Agreement and (b) contingent indemnification obligations which are not due and payable and which by their terms survive the termination or expiration of this Agreement and the other Credit Documents) shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure (other than Letter of Credit exposure which has been cash collateralized in accordance with this Agreement), each Credit Party agrees to comply with the following covenants.

Section 5.1. Organization. Each Credit Party shall, and shall cause each of its respective Subsidiaries to, (a) preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and (b) qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.7 or Section 6.8.

Section 5.2. Reporting.

(a) Annual Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2018), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, partners’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such statements to be certified by the chief executive officer or chief financial officer of the Borrower, to the effect that (i) such statements fairly, in all material respects, present the financial condition, results of operations, partners’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP and (ii) there were no material contingent obligations, material unaccrued liabilities for taxes, material unusual forward or long-term commitments, or material unrealized or anticipated losses of the Borrower and its Subsidiaries, except as disclosed therein or as otherwise disclosed in writing to the Administrative Agent and adequate reserves for such items have been made in accordance with GAAP;

(b) Quarterly Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending June 30, 2018), (i) consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, partners’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer or the chief financial officer of the Borrower as (A) fairly presenting, in all material respects, the financial condition, results of operations, stockholders’ or partners’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (B) showing that there were no material contingent obligations, material unaccrued liabilities for taxes, material unusual forward or long term commitments, or material unrealized or anticipated losses of the Borrower and its Subsidiaries, except as disclosed therein or as otherwise disclosed in writing to the Administrative Agent and adequate reserves for such items have been made in accordance with GAAP, and (ii) a copy of the management discussion and analysis with respect to such financial statements;

(c) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.2(a) and (b) above and with each calculation of the Fixed Charge Coverage Ratio pursuant to the financial covenant under Section 6.16, the Borrower shall provide to the Administrative Agent a duly completed Compliance Certificate signed by the chief executive officer or chief financial officer of the Borrower;

(i) certifying, in the case of the financial statements delivered under Section 5.2(a) or 5.2(b), as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.16, if applicable; and

(iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Sections 5.2(a) and 5.2(b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d) Annual Budget; Projections. As soon as available and in any event within 60 days after the end of each fiscal year of the Borrower, the Borrower shall provide to the Administrative Agent (i) an annual operating, capital and cash flow budget for the immediately following fiscal year and detailed on a quarterly basis and (ii) a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Borrower for each quarter of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(e) Defaults. The Credit Parties shall provide to the Administrative Agent promptly, but in any event within five (5) Business Days after the occurrence thereof, a notice of each Default known to the Responsible Officer of the Borrower or to any of its Subsidiaries, together with a statement of a Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Credit Parties have taken and proposes to take with respect thereto;

(f) Other Creditors. The Credit Parties shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by the Borrower or by any of its Subsidiaries pursuant to the terms of any agreement governing Permitted Subordinated Debt, or any other indenture, loan agreement, credit agreement, royalty agreement or similar agreement;

(g) Litigation. The Credit Parties shall provide to the Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting the Borrower or any of its Subsidiaries or any of their respective assets that has a claim for damages in excess of $3,000,000 or that could otherwise result in a cost, expense or loss to the Borrower or any of its Subsidiaries in excess of $3,000,000;

(h) Environmental Notices. Promptly upon, and in any event no later than thirty (30) days after, the receipt thereof, or the acquisition of knowledge thereof, by any Credit Party, the Credit Parties shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $1,000,000, (ii) concerning any action or omission on the part of any of the Credit Parties or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $1,000,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $1,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien securing liabilities in excess of $1,000,000 described in clause (i) or (ii) above upon, against or in connection with the Borrower, any Subsidiary, or any of their respective former Subsidiaries, or any of their material leased or owned Property, wherever located;

(i) Material Changes. The Credit Parties shall provide to the Administrative Agent prompt written notice of any event, development of circumstance that has had or would reasonably be expected to give rise to a Material Adverse Change;

(j) Termination Events. As soon as possible and in any event (i) within thirty (30) days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within ten (10) days after the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, the Credit Parties shall provide to the Administrative Agent a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any member of the Controlled Group proposes to take with respect thereto;

(k) Termination of Plans. Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, the Credit Parties shall provide to the Administrative Agent copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(l) Other ERISA Notices. Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, the Credit Parties shall provide to the Administrative Agent a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Borrower or any member of the Controlled Group pursuant to Section 4202 of ERISA;

(m) Other Governmental Notices. Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary, the Credit Parties shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority;

(n) Disputes; etc. The Credit Parties shall provide to the Administrative Agent prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of any Credit Party, any such actions threatened, or affecting the Borrower or any Subsidiary, which could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any Subsidiary, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Subsidiary, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $1,000,000;

(o) Management Letters; Other Accounting Reports. Promptly upon receipt thereof, a copy of any final management letter submitted to the Borrower or any Subsidiary by its independent accountants, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the board of directors or managers (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter;

(p) Material Contracts. Promptly upon receipt thereof, the applicable Credit Party shall provide to the Administrative Agent a copy of any amendment of or notice of default under any Material Contract to which it is a party;

(q) Securities Law Filings and other Public Information. The Borrower shall provide to the Administrative Agent promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the equityholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or any other securities Governmental Authority, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(r) Borrowing Base Certificates. As soon as available but in any event within 20 days of the end of each calendar month, and at such other times as may be requested by the Administrative Agent in its Permitted Discretion, as of the period then ended, the Borrower shall deliver or cause to be delivered to the Administrative Agent a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request. Notwithstanding the foregoing, after the occurrence and during the continuance of (i) a Covenant/Dominion Trigger Period or (ii) an Event of Default, within three (3) Business Days of the end of each calendar week, the Borrower shall furnish a Borrowing Base Certificate calculated as of the close of business on the last Business Day of the immediately preceding calendar week;

(s) Collateral Reporting. On or before the 20th day of each month from and after the Effective Date, and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent, the Borrower shall deliver to the Administrative Agent:

(i) a detailed aging of the Borrower’s Accounts, including all invoices aged by invoice date and due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to the Administrative Agent, together with the name and balance due for each Account Debtor;

(ii) a schedule detailing the Borrower’s Inventory, in form satisfactory to the Administrative Agent, (A) by location (showing any Inventory located with a third party under any consignment, bailee arrangement or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of costs or market value and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower are deemed by the Administrative Agent to be appropriate, and (B) including a report of any variances or other results of Inventory counts performed by the Borrower since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by the Borrower and complaints and claims against the Borrower); and

(iii) a worksheet of calculations prepared by the Borrower to determined Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion.

(t) If, subsequent to the Effective Date, a Credit Party shall acquire any intellectual property, securities, instruments, chattel paper or other personal property required to be delivered to the Administrative Agent as Collateral hereunder or any of the Security Documents, the Borrower shall promptly (and in any event within ten (10) Business Days after any Responsible Officer of any Credit Party acquires knowledge of the same) notify the Administrative Agent of the same. Each of the Credit Parties shall adhere to the covenants regarding the location of personal property as set forth in the Security Documents;

(u) If, subsequent to the Effective Date, a Credit Party shall acquire or obtain any Inventory that contains or bears intellectual property rights licensed to any Credit Party that may be sold or otherwise disposed of without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement, then the Borrower shall promptly (and within no more than five (5) Business Days of the date that such property was acquired and, in any event, within five (5) Business Days after the date that any Responsible Officer of any Credit Party acquires knowledge of the same) deliver to the Administrative Agent written notice of such acquisition, which written notice shall specify reasonable detail as to the property so acquired, the date on which it was acquired and the intellectual property rights licensed to the Credit Party in connection therewith (including the location, title, patent number(s) and license issue date thereof); and

(v) Notice of Make-Whole Request. If, subsequent to the Effective Date, (i) a Credit Party makes a request for any “make-whole”, “minimum volume” or other similar payment referred to in clause (w) of the definition of “Eligible Accounts”, where such request is made in respect of an Account Debtor who has failed to take delivery of greater than 30% of the volume for which delivery is required to be taken during any three-month period under the applicable sales contract or (ii) a Credit Party receives a request from an Account Debtor for any “make-whole”, “minimum volume” or other similar payment referred to in clause (w) of the definition of “Eligible Accounts”, where such request is made in respect of such Credit Party who has failed to deliver the volume for which delivery is required to be made under the applicable sales contract, in each case the Borrower will provide prompt written notice of such request to the Administrative Agent (but in any event no later than five (5) Business Days after the date of such request), which written notice shall include a reasonably detailed description of the circumstances surrounding such request and the contemplated amount of such requested payment.

(w) Other Information. Subject to the confidentiality provisions of Section 9.8, the Credit Parties shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Borrower or any Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request including, but not limited to, a list of customers of the Credit Parties.

The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower and its Subsidiaries hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (A) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries or their securities for purposes of United States Federal and state securities laws; (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (D) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Documents required to be delivered pursuant to Section 5.2(q) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet and (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, however, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by electronic mail) of the posting of any such documents;

Section 5.3. Insurance.

(a) Each Credit Party shall, and shall cause each of its Subsidiaries to, carry and maintain all such other insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses and reasonably acceptable to the Administrative Agent and with reputable insurers reasonably acceptable to the Administrative Agent.

(b) If requested by the Administrative Agent, copies of all policies of insurance or certificates thereof covering the property or business of the Credit Parties, and endorsements and renewals thereof, certified as true and correct copies of such documents by a Responsible Officer of the Borrower shall be delivered by Borrower to and retained by the Administrative Agent. Subject to the terms of the Intercreditor Agreement, all policies of property insurance with respect to the Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties or name the Administrative Agent as lender’s loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Administrative Agent, and all policies of liability insurance with respect to the Credit Parties shall name the Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured and shall provide for a waiver of subrogation in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least thirty (30) days’ (or ten (10) days in the case of non-payment) prior written notice to the Administrative Agent.

(c) If at any time the area in which any real property constituting Collateral is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall, and shall cause each of its Subsidiaries to, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(d) Notwithstanding Section 2.4(c)(ii) of this Agreement, after the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, unless waived by the Administrative Agent in writing in its sole discretion, all proceeds of insurance, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent, to be applied in accordance with Section 7.6 of this Agreement, whether or not the Secured Obligations are then due and payable.

(e) In the event that any insurance proceeds are paid to any Credit Party in violation of clause (d), such Credit Party shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of such Credit Party, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. Upon the request of the Administrative Agent, each of the Borrower and its Subsidiaries shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary or desirable to enable the Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.4. Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all federal, state, and local laws and regulations (including Environmental Laws, Sanctions, Anti-Corruption Laws, and the Patriot Act) which are applicable to the operations and Property of any Credit Party and maintain all related permits necessary for the ownership and operation of each Credit Party’s Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change; provided that this Section 5.4 shall not prevent any Credit Party from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings for which adequate reserves have been established in compliance with GAAP.

Section 5.5. Taxes. Each Credit Party shall, and shall cause each of its Subsidiaries to pay and discharge all taxes, assessments, and other charges and claims related thereto, in each case, which are material in amount, imposed on the Borrower or any of its Subsidiaries prior to the date on which penalties attach other than any tax, assessment, charge, or claims which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6. New Subsidiaries. The Borrower shall deliver to the Administrative Agent each of the items set forth in Schedule 5.6 attached hereto within the time requirements set forth in Schedule 5.6 with respect to each Domestic Subsidiary of the Borrower created or acquired after the Effective Date.

Section 5.7. Security. Each Credit Party agrees that at all times before the termination of this Agreement, payment in full of the Obligations, the termination and return of all Letters of Credit (other than Letters of Credit as to which arrangements satisfactory to the applicable Issuing Lender in such Issuing Lender’s sole discretion have been made) and termination in full of the Commitments, the Administrative Agent shall have an Acceptable Security Interest in the Collateral to secure the performance and payment of the Secured Obligations. Each Credit Party shall, and shall cause each of its Domestic Subsidiaries to, grant to the Administrative Agent a Lien in any Collateral of such Credit Party or such Domestic Subsidiary now owned or hereafter acquired (other than leased real property unless otherwise requested by the Administrative Agent) promptly and to take such actions as may be required under the Security Documents to ensure that the Administrative Agent has an Acceptable Security Interest in such Property; provided, however, notwithstanding the foregoing or anything contained in this Agreement or any other Credit Document to the contrary, a Credit Party or Domestic Subsidiary shall only be required to grant a Lien in Equity Interests of Subsidiaries owned or acquired by such Credit Party or Domestic Subsidiary in accordance with the following: (a) in the case of Equity Interests of a Domestic Subsidiary, 100% of the Equity Interests of such Domestic Subsidiary; (b) in the case of Equity Interests of a First-Tier Foreign Subsidiary; provided that, as to the Equity Interest of any Foreign Subsidiary, solely 100% of the Equity Interests of such First-Tier Foreign Subsidiary that are not Voting Securities and no more than 66% of the Equity Interests of such Foreign Subsidiary that are Voting Securities; and (c) in the case of Equity Interests of a Foreign Subsidiary that is not a First-Tier Foreign Subsidiary, 0% of the Equity Interests of such Foreign Subsidiary shall be required to be pledged hereunder or in any other Credit Document.

Section 5.8. Deposit Accounts. Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain their principal operating accounts and other deposit accounts with a Lender or any other bank that is reasonably acceptable to the Administrative Agent. Each Credit Party shall, and shall cause each of its Subsidiaries to, ensure such deposit accounts and all securities accounts are subject to Account Control Agreements in accordance with the terms of Section 2.17; provided that, notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the requirements of this Section 5.8 shall not apply to Excluded Deposit Accounts.

Section 5.9. Records; Inspection. Each Credit Party shall, and shall cause each of its Subsidiaries to maintain proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition in accordance with GAAP in all material respects. From time to time upon reasonable prior notice (without limiting the provisions of Section 5.12), each Credit Party shall permit any Lender and shall cause each of its Subsidiaries to permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of such Credit Party or such Subsidiary, to, subject to any applicable confidentiality considerations, examine and copy the books and records of such Credit Party or such Subsidiary, to visit and inspect the Property of such Credit Party or such Subsidiary, and to discuss the business operations and Property of such Credit Party or such Subsidiary with the officers and directors thereof; provided that, unless an Event of Default shall have occurred and be continuing, (a) only the Administrative Agent on behalf of the Lenders may exercise inspection, examination or audit rights under this Section 5.9 and (b) the Borrower shall bear the cost of only two (2) such inspections per fiscal year.

Section 5.10. Maintenance of Property. Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain their material owned, leased, or operated Property necessary in the operation of its business in good condition and repair, normal wear and tear and casualty and condemnation (excluding casualty and condemnation which could, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change) excepted; and shall abstain from, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change; provided, however, that no Credit Party shall be required to maintain any property if the preservation thereof is no longer desirable in the conduct of the business of such Credit Party and the loss thereof is not adverse in any material respect to such Credit Party or the Lenders.

Section 5.11. Royalty Agreements. The Borrower shall, and shall cause each of its Subsidiaries to, timely pay all amounts owing pursuant to any royalty agreement to which the Borrower or any of its Subsidiaries is a party except where the failure to do so (a) does not materially impair the ability of the Borrower and its Subsidiaries to use the Property subject to any Lien created by such royalty agreement in its business and (b) could not reasonably be expected to result in a Material Adverse Change.

Section 5.12. Field Examinations; Appraisals.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, permit the Administrative Agent or a third party selected by the Administrative Agent to, upon the Administrative Agent’s request in the Administrative Agent’s Permitted Discretion, conduct field examinations and inventory appraisals, with respect to any Accounts or Inventory included in the calculation of the Borrowing Base, at reasonable business times and upon reasonable prior notice to the Borrower; provided that: (i) if no Availability Trigger Period has occurred and is continuing, the Borrower shall bear the costs of only one such field examination and one such appraisal in any fiscal year and (ii) during any period while an Availability Trigger Period has occurred and is continuing, the Borrower shall bear the cost of one additional field examination and one additional appraisal.

(b) The Borrower shall, and shall cause each of its Subsidiaries to, permit the Administrative Agent or a third party selected by the Administrative Agent to, at any reasonable time, and from time to time upon request by the Administrative Agent with reasonable notice, perform an Independent Engineering Report of the Sand Reserves of the Credit Parties; provided that, if no Event of Default has occurred and is continuing, the Borrower shall bear the costs of only one (1) such Independent Engineering Report to be provided upon the completion of each facility of the Credit Parties constructed or acquired after the Effective Date.

(c) If an Event of Default has occurred and is continuing, the Administrative Agent may perform any additional field examinations and appraisals, and all such field examinations and appraisals shall be performed at the Borrower’s sole cost and expense.

(d) Notwithstanding anything herein to the contrary, (i) no Credit Party nor any Affiliate thereof nor any of the foregoing’s respective equity holders are intended to, and no such Person shall be, third party beneficiaries of any audits, appraisals, field examinations, or collateral audit conducted by any Secured Party or any other Person at the direction of any Secured Party, (ii) no Secured Party is obligated to share any such material or information with any Person other than the directly intended and express beneficiary thereof and (iii) as a condition to any disclosure of such material or information which a Secured Party may, but is not obligated to, provide, the applicable Secured Party may require that the Borrower execute and deliver a confidential, non-reliance, or other disclosure agreement in form and substance acceptable to the disclosing Secured Party (which agreement would not go into effect until the delivery of the applicable audit, appraisal, field exam, or collateral audit).

Section 5.13. Legal Separateness. Prior to a Hi-Crush Proppants Event and subject to Section 6.10, the Borrower (a) shall cause the management, business and affairs of the Borrower and its Subsidiaries to be conducted in such a manner so that the Hi-Crush Proppants Entities will be treated as entities separate and distinct from the Borrower and its Subsidiaries (including, without limitation, by keeping separate books of account and by not permitting Property of the Borrower and its Subsidiaries to be commingled with that of the Hi-Crush Proppants Entities); and (b) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of the Hi-Crush Proppants Entities.

Section 5.14. Further Assurances.

(a) Subject to applicable law, each Credit Party will cause each Subsidiary formed or acquired after the date of this Agreement to become a Credit Party by executing a Joinder Agreement. Upon execution and delivery thereof, each such Person shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Credit Documents.

(b) The Borrower shall, and shall cause each of its Subsidiaries to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, fixture filings, notice, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 3.1, as applicable) that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Credit Documents and in order to grant, preserve, protect and perfect the validity of the security interests created or intended to be created by the Security Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Credit Parties.

(c) Landlord Agreements. On the date that is ninety (90) days after the Effective Date, either (i) the Borrower shall have used commercially reasonable efforts to cause to be delivered to the Administrative Agent lien waivers or subordination agreements in form and substance satisfactory to the Administrative Agent and executed by the landlords or lessors identified in, and covering each of the leased real properties listed on Schedule 4.5 and to the extent required pursuant to Section 6.17 or (ii) the Borrower shall have requested the Administrative Agent in writing to establish a Reserve in respect of such Collateral held in or on each of the leased real properties listed on Schedule 4.5 and to the extent required pursuant to Section 6.17.

(d) Pledged Stock; Stock Powers; Pledged Notes. On the date that is five (5) days after the Effective Date, the Administrative Agent shall have received (i) the certificates representing the shares of Equity Interests pledged under the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized Responsible Officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

Section 5.15. Compliance with Anti-Corruption Laws and Sanctions. Each Credit Party will maintain in effect and enforce policies and procedures designed to ensure compliance by each Credit Party, their Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions.

Section 5.16. Accuracy of Information. The Credit Parties will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any other Credit Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.16; provided that, with respect to projected financial information, the Credit Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.17. Casualty and Condemnations. The Borrower will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Cash Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.

Section 5.18. Payment of Obligations. Each Credit Party will, and will cause each Subsidiary to, pay or discharge all Debt and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Change; provided, however, that each Credit Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

Section 5.19. Beneficial Ownership Certificate. If at any time any information contained in the most recent Beneficial Ownership Certification delivered hereunder becomes untrue, inaccurate, incorrect or incomplete, the Borrower will promptly provide an updated Beneficial Ownership Certification to the Administrative Agent correcting such information.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Obligation (other than (a) Letter of Credit Obligations which are not yet due and payable in connection with Letters of Credit which have been cash collateralized in accordance with this Agreement and (b) contingent indemnification obligations which are not due and payable and which by their terms survive the termination or expiration of this Agreement and the other Credit Documents) shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure (other than Letter of Credit Exposure which has been cash collateralized in accordance with this Agreement), each Credit Party agrees to comply with the following covenants.

Section 6.1. Debt. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):

(a) the Obligations;

(b) intercompany Debt incurred in the ordinary course of business owed by any Credit Party to any other Credit Party; provided that (i) if such Debt is secured by Liens, such Debt and any Liens securing such Debt are subordinated to the Secured Obligations and the Liens securing the Secured Obligations on terms and conditions and pursuant to documentation acceptable to the Administrative Agent in its sole discretion and (ii), if applicable, such Debt as an investment is also permitted in Section 6.3;

(c) Debt in the form of accounts payable to trade creditors (including reimbursements made to Hi-Crush Services LLC or other Persons in accordance with the Partnership Agreement) for goods or services and current operating liabilities (other than for borrowed money) which in each case are not more than 90 days past due, in each case incurred in the ordinary course of business, as presently conducted, unless contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP;

(d) purchase money indebtedness or Capital Leases in an aggregate principal amount not to exceed $25,000,000 at any time;

(e) Hedging Arrangements permitted under Section 6.15;

(f) Debt arising from the endorsement of instruments for collection in the ordinary course of business;

(g) Debt arising from the financing of insurance premiums of any Credit Party in an aggregate amount not to exceed $5,000,000 incurred to defer the cost of such insurance for the underlying term of such insurance policy;

(h) the Senior Notes, unsecured subordinated Debt and any Permitted Refinancing thereof; provided that in the case of any such unsecured subordinated Debt and any Permitted Refinancing thereof (i) the scheduled maturity date thereof is not earlier than 91 days after the Scheduled Maturity Date, (ii) the holders of such Debt shall have entered into a Subordination Agreement, (iii) any agreement governing such Debt shall include representations, warranties, covenants and events of default, taken as a whole, no less favorable to the Borrower in any material respect than this Agreement and (iv) the terms and provisions of such Debt shall otherwise be reasonably satisfactory to the Administrative Agent;

(i) Debt under performance, stay, appeal and surety bonds or with respect to workers’ compensation or other like employee benefit claims, in each case incurred in the ordinary course of business;

(j) Debt assumed in connection with any Permitted Investment or Acquisition and not incurred in contemplation thereof in an aggregate principal amount not exceeding $2,000,000 at any time, and any Permitted Refinancing thereof;

(k) Debt, the terms and provisions of which shall be satisfactory to the Administrative Agent, owed to the seller of any property acquired in an Investment permitted under Section 6.3(k) in connection with such Investment, or (1) or an Acquisition permitted under Section 6.4 in each case on an unsecured subordinated basis, which subordination agreement shall be on terms satisfactory to the Administrative Agent in its sole discretion; provided that the terms and provisions of such Debt shall be reasonably satisfactory to the Administrative Agent;

(l) Debt not constituting debt for borrowed money incurred in an Investment permitted under Section 6.3(k) or (1), an Acquisition permitted under Section 6.4 or a disposition of assets permitted under Section 6.8(j), in each case, pursuant to reasonable and customary agreements providing for indemnification, the adjustment of purchase price or similar adjustments;

(m) guarantees of Debt of any Credit Party permitted under this Section 6.1;

(n) Debt arising from royalty agreements on customary terms entered into by the Borrower and its Subsidiaries in the ordinary course of business in connection with the purchase of Sand Reserves;

(o) Debt existing on the date hereof and set forth on Schedule 6.1; and

(p) unsecured Debt not otherwise permitted under the preceding provisions of this Section 6.1; provided that, the aggregate principal amount thereof shall not exceed $5,000,000 at any time.

Section 6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of any Credit Party or any Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):

(a) Liens securing the Secured Obligations pursuant to the Security Documents;

(b) Liens imposed by law, such as landlord’s, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, and other similar liens arising in the ordinary course of business securing obligations which if overdue for a period of more than 30 days are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(c) Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(d) Liens for Taxes, assessment, or other governmental charges which are not yet delinquent and payable or, if overdue, which are being actively contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP;

(e) Liens securing purchase money debt or Capital Lease obligations permitted under Section 6.1(d); provided that each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money debt or the subject of any such Capital Lease, and all proceeds and products thereof (including insurance proceeds) and accessions thereto, and the amount secured thereby is not increased;

(f) encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Credit Party to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use;

(g) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution;

(h) Liens on cash, deposit accounts or securities pledged or encumbered to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(i) judgment and attachment Liens not giving rise to an Event of Default;

(j) Liens in favor a banking institution arising by operation of law encumbering deposits in accounts held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

(k) Liens existing on any property or assets prior to the acquisition thereof by the Borrower or any of its Subsidiaries securing liabilities not exceeding $2,000,000 in the aggregate; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien does not materially impair the ability of any Credit Party to use such asset in its business and (iii) such Lien does not apply to any other Property of the Borrower or its Subsidiaries;

(l) Liens (i) on advances of cash or earnest money deposits in favor of the seller of any property to be acquired in connection with a Capital Expenditure or Acquisition permitted hereunder, which advances shall be applied against the purchase price for such permitted Capital Expenditure or Acquisition or (ii) or consisting of an agreement to dispose of any Property in an asset sale permitted by Section 6.8 solely to the extent such asset sale would have been permitted on the date of the creation of such Lien;

(m) Any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license entered into in the ordinary course of business and covering only the asset so leased or licensed;

(n) Defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(o) Liens on Property of the Borrower or its Subsidiaries existing on the date hereof and set forth in Schedule 6.2; provided that such Liens shall secure only those obligations which they secure on the date hereof and refinancing, extensions, renewals and replacements thereof permitted hereunder; and

(p) other Liens securing Debt or other obligations outstanding in an aggregate principal amount not in excess of $1,000,000.

Section 6.3. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make or hold any direct or indirect investment (each, an “Investment”) in any other Person, including capital contributions to the Person, investments in or the acquisition of the debt or equity securities of the Person, or any loans, guaranties, trade credit, or other extensions of credit to any Person, other than the following (collectively, the “Permitted Investments”):

(a) investments in the form of trade credit to customers of a Credit Party arising in the ordinary course of business and represented by accounts from such customers;

(b) Liquid Investments;

(c) loans, advances, or capital contributions to, or investments in, or purchases or commitments to purchase any stock or other securities or evidences of indebtedness of or interests in any Person and existing on the date hereof, in each case as specified in the attached Schedule 6.3; provided that, the respective amounts of such loans, advances, capital contributions, investments, purchases and commitments shall not be increased (other than appreciation);

(d) Investments by a Credit Party in or to any other Credit Party;

(e) creation of any additional Subsidiaries domiciled in the U.S. in compliance with Section 5.6;

(f) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case, arising in the ordinary course of business;

(g) promissory notes and other non-cash consideration received by the Borrower and its Subsidiaries in connection with any asset sale permitted by Section 6.8(j);

(h) loans and advances to employees of the Borrower and its Subsidiaries in the ordinary course of business; provided that the aggregate principal amount of all such loans and advances shall not exceed $200,000 at any one time outstanding;

(i) guarantees of obligations (not in respect of Debt) of the Credit Parties incurred in the ordinary course of business;

(j) Investments consisting of Debt or Acquisitions permitted by Article 6;

(k) Investments consisting of Equity Interests of entities which are not Subsidiaries of any Credit Party; provided that, (i) the aggregate amount of such Investments at any time outstanding does not exceed an amount equal to the sum of $10,000,000 plus the aggregate amount of such Investments financed with Equity Issuance Proceeds, (ii) such Investment is substantially related to the business of the Borrower and its Subsidiaries, taken as a whole, and is not hostile, (iii) all of the Equity Interests of such joint venture entity owned by any Credit Party are pledged to the Administrative Agent pursuant to the Security Agreement, except to the extent that such pledge would be prohibited under such entity’s Organization Documents and (iv) both immediately before and immediately after giving effect to such Investment, the Payment Conditions are satisfied;

(l) Investments, including Investments in Foreign Subsidiaries, not to exceed $5,000,000 during any period of twelve (12) consecutive calendar months, so long as both immediately before and immediately after giving effect to such Investment, the Payment Conditions are satisfied; and

(m) Investments made pursuant to and in connection with the PropX Investment, so long as both immediately before and immediately after giving effect to such Investment, the Payment Conditions are satisfied.

Section 6.4. Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make any Acquisition, unless (a) such Acquisition is substantially related to the business of the Borrower and its Subsidiaries, taken as a whole, and is not hostile, (b) if such Acquisition is an Acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person (or its successor in interest) shall become a direct or indirect Domestic Subsidiary of the Borrower and comply with the requirements of Section 5.6, (c) if such Acquisition is an Acquisition of assets, such Acquisition is structured so that a Credit Party shall acquire such assets, (d) no Event of Default shall have occurred or be continuing or would result from such Acquisition, (e) immediately before and immediately after giving effect to such Acquisition, the Payment Conditions are satisfied and (f) if any assets acquired in connection with such Acquisition are required to be included in the calculation of the Borrowing Base hereunder, such assets shall be subject to a field examination and appraisal, at the Borrower’s expense, prior to being included in the calculation of the Borrowing Base; provided, that for any Acquisition made by the Borrower or any of its Subsidiaries the consideration for which is in excess of $50,000,000, the Borrower will deliver or cause to be delivered to the Administrative Agent, at least two (2) weeks prior to the closing date of such Acquisition, information and other materials that Borrower has provided to its board of directors with respect to any such Acquisition.

Section 6.5. Agreements Restricting Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than (a) this Agreement, or the other Credit Documents, (b) agreements governing Debt permitted by Sections 6.1(d) or (j) to the extent such restrictions govern only the Property (and all proceeds and products thereof and accessions thereto) financed pursuant to such Debt, (c) any prohibition or limitation that exists pursuant to applicable requirements of a Governmental Authority, (d) any prohibition or limitation that restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of Borrower or its Subsidiaries and customary provisions in other contracts restricting assignment thereof, (e) agreements in connection with a sale of assets permitted by Section 6.8, (f) agreements governing any Permitted Subordinated Debt and (g) any prohibition or limitation that exists in any contract to which a Credit Party is a party on the date hereof so long as (i) such prohibition or limitation is generally applicable and does not specifically prohibit any of the Debt or the Liens granted under the Credit Documents, and (ii) the noncompliance of such prohibition or limitation would not reasonably be expected to be adverse to the Administrative Agent or the Lenders) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property (including (A) any fee owned real property of any Credit Party and (B) any Certificated Equipment of any Credit Party), whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Subsidiary from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith, which consent or notice has not been obtained or given on a permanent and irrevocable basis such that no further consent of or notice to such other Person is required to be given in connection with any such Lien or Restricted Payment.

Section 6.6. Use of Proceeds.

(a) No Credit Party shall, nor shall it permit any of its Subsidiaries to use the proceeds of the Loans or the Letters of Credit for any purposes other than (a) working capital purposes of any Credit Party, (b) the refinancing of existing indebtedness and (c) other general corporate purposes of any Credit Party, including to finance Acquisitions permitted by Section 6.4 and to make Restricted Payments permitted by Section 6.9. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, use any part of the proceeds of Loans or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X.

(b) The Borrower will not request any Loans or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (ii) for the purposes of funding, financing or facilitation of any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or the United Kingdom or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto. No Credit Party will use the proceeds of any Loan or Letter of Credit in any way that will violate any Anti-Corruption Laws or Sanctions.

Section 6.7. Corporate Actions; Accounting Changes.

(a) No Credit Party shall, nor shall it permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that (i) the Borrower may merge with any of its wholly-owned Subsidiaries and any Credit Party may merge or be consolidated with or into any other Credit Party and (ii) any wholly-owned Subsidiary of the Borrower may merge with another Person in order to consummate an Acquisition or disposition permitted under Section 6.4 or Section 6.8, respectively, so long as, in the case of any such permitted Acquisition, such wholly-owned Subsidiary is the surviving entity; provided that immediately after giving effect to any such proposed transaction no Default would exist and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving entity.

(b) Except in connection with the C Corp. Conversion, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (i) without 10 days prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree in its sole discretion), change its name, change its state of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction, (ii) create or suffer to exist any Subsidiary not existing on the date of this Agreement, provided that, the Borrower may create or acquire a new Subsidiary if the Credit Parties and such new Subsidiary complies with Section 5.6 and such transactions otherwise comply with the terms of this Agreement and so long as such new Subsidiary is not a Foreign Subsidiary, (iii) amend, supplement, modify or restate their articles or certificate of incorporation or formation, limited partnership agreement (including, without limitation, the Partnership Agreement), bylaws, limited liability company agreements, or other equivalent organizational documents in a manner that could reasonably be expected to be materially adverse to the interests of the Administrative Agent and the Lenders, or (iv) change the method of accounting employed in the preparation of the Initial Financial Statements except in accordance with GAAP or change the fiscal year end of the Borrower unless, in each case, approved in writing by the Required Lenders.

Section 6.8. Sale of Assets. No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell, convey, or otherwise transfer any of its assets except that (a) any Credit Party may sell Inventory in the ordinary course of business; (b) any Credit Party may sell, convey, dispose or otherwise transfer any of its assets to any other Credit Party; (c) any Credit Party may make dispositions of obsolete or worn out Property in the ordinary course of business, and dispositions of Property no longer useful or used by the Borrower and its Subsidiaries in the conduct of its business; (d) any Credit Party may make dispositions of equipment to the extent that such Property is exchanged for credit against the purchase price of similar replacement Property or the proceeds of which are reasonably promptly applied to the purchase price of such replacement Property; (e) any Credit Party may make dispositions of Liquid Investments; (f) any Credit Party may make dispositions of Accounts in connection with the collection or compromise thereof in the ordinary course of business; (g) any Credit Party may enter into leases, subleases, licenses or sublicenses or Property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries; (h) any Credit Party may make transfers of property subject to Casualty Events, subject to the Borrower’s compliance with Section 2.4(c)(ii); (i) to the extent constituting dispositions, any Credit Party may make dispositions permitted by Sections 6.3, 6.7 and 6.9; and (j) the Borrower and its Subsidiaries may sell, convey, dispose or otherwise transfer any Properties not otherwise permitted under the preceding Clauses (a) through (i); provided that, (i) no Default has occurred and is continuing or would be caused thereby, (ii) at least 80% of the proceeds of all such sales, conveyance, dispositions and transfers shall consist of cash or Liquid Investments and shall be in an amount no less than the fair market value of such Properties and (iii) the aggregate amount of all such sales, conveyance, dispositions and transfers shall not exceed $4,000,000 in any fiscal year.

Section 6.9. Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries to make any Restricted Payments except that:

(a) the Subsidiaries of the Borrower may make Restricted Payments to the Borrower or any other Credit Party that is a Subsidiary of the Borrower;

(b) so long as no Event of Default or Covenant/Dominion Trigger Period shall have occurred and be continuing, repurchases of Equity Interests or payments in respect thereof not exceeding $500,000 in the aggregate during any fiscal year to officers, employees, consultants or members of management of the General Partner, the Borrower or its Subsidiaries (or their respective estates, heirs, family members, spouses or former spouses) upon the termination, death or disability of such Person or in connection with the exercise of stock options or similar equity incentives pursuant to management incentive plans;

(c) the Borrower may make Restricted Payments to any holders of its Equity Interests, so long as both immediately before such payment is made and immediately after giving effect thereto, the Payment Conditions are satisfied;

(d) the Borrower may make dividends or distributions payable solely in common or subordinated Equity Interests of the Borrower; and

(e) Credit Parties may make Restricted Payments in respect of principal payments, voluntary or scheduled, and interest payments on Permitted Debt, so long as (i) no Event of Default exists or would result therefrom and (ii) both immediately before such payment is made and immediately after giving effect thereto, the Payment Conditions are satisfied. Notwithstanding the foregoing, no Credit Party shall, nor shall it permit any of its Subsidiaries to, make any payments of principal, interest, fees or other amounts with respect to Permitted Subordinated Debt except as permitted under the applicable Subordination Agreement.

Section 6.10. Affiliate Transactions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates which are not Credit Parties unless such transaction or series of transactions is on terms no less favorable to the Borrower or any Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate except for (a) the Restricted Payments permitted under Section 6.9, (b) reasonable and customary director, officer and employee compensation, including bonuses and severance (which compensation may be paid to affiliates of such directors, officers and employees at the direction of the applicable director, officer or employee), indemnification and other benefits (including retirement, health, stock option and other benefit plans), (c) reasonable and customary Equity Investor indemnification, (d) the payment of reasonable and customary reimbursement of out of pocket expenses of Equity Investors and directors of the General Partner, the Borrower and its Subsidiaries, (e) any Drop Down Acquisition approved by the Conflicts Committee (as such term is defined in the Partnership Agreement) of the General Partner, (f) payments or transactions pursuant to the Partnership Agreement, (g) transactions effected in accordance with the terms of indemnification, omnibus and other agreements with Hi-Crush Proppants and its Affiliates attached as exhibits to the Registration Statement, (h) the transactions set forth on Schedule 6.10, and (i) the issuance by the Borrower of Equity Interests to any Affiliate (other than to a Subsidiary of the Borrower) or the receipt by the Borrower of any equity contributions from an Affiliate (other than from a Subsidiary of the Borrower).

Section 6.11. Line of Business. No Credit Party shall, and shall not permit any of its Subsidiaries to, change the character of the Borrower’s and its Subsidiaries collective business as conducted on the Effective Date, or engage in any type of business not reasonably related to the Borrower’s and its Subsidiaries collective business as presently and normally conducted.

Section 6.12. Hazardous Materials. No Credit Party (a) shall, nor shall it permit any of its Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability to the Lenders or the Administrative Agent, and (b) shall, nor shall it permit any of its Subsidiaries to, Release any Hazardous Substance or Hazardous Waste into the Environment and shall not permit any Credit Party’s or any Subsidiary’s Property to be subjected to any Release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agent.

Section 6.13. Compliance with ERISA. Except for matters that individually or in the aggregate could not reasonably be expected to cause a Material Adverse Change, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly: (a) engage in any transaction in connection with which the Borrower or any Subsidiary could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (1) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower, any Subsidiary or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or any member of the Controlled Group to permit to exist, any failure to satisfy the “minimum funding standards” under Sections 302 or 303 of ERISA or Sections 412 or 430 of the Code with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any multiemployer plan (as defined in Section 4001(a)(3) of ERISA); (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any multiemployer plan (as defined in Section 4001(a)(3) of ERISA), or (ii) any other employee benefit plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability.

Section 6.14. Sale and Leaseback Transactions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Subsidiary intends to use for substantially the same purpose as the Property sold or transferred.

Section 6.15. Limitation on Hedging. No Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s or its Subsidiaries’ operations, or (ii) obligates the Borrower or any of its Subsidiaries to any margin call requirements or otherwise requires the Borrower or any of its Subsidiaries to put up money, assets or other security (other than unsecured letters of credit). Furthermore, no Credit Party shall, nor shall it permit any of its Subsidiaries be party to or otherwise enter into any Hedging Arrangement which relate to interest rates if such Hedging Arrangement relate to payment obligations on Debt which is not permitted to be incurred under Section 6.1 above, the aggregate notional amount of all such Hedging Arrangements exceeds 100% of the anticipated outstanding principal balance of the Debt to be hedged by such Hedging Arrangements or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract, such Hedging Arrangement is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the Hedging Arrangement is made is rated lower than A by S & P or A2 by Moody’s, or the floating rate index of such Hedging Arrangement does not generally match the index used to determine the floating rates of interest on the corresponding Debt to be hedged by such Hedging Arrangement.

Section 6.16. Fixed Charge Coverage Ratio. Upon the occurrence and during the continuance of a Covenant/Dominion Trigger Period, the Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.00:1.00 as of the last day of the most recent four (4) fiscal quarters then ending for which financial statements have been delivered. Once such covenant is in effect, the Borrower shall continue to maintain such Fixed Charge Coverage Ratio as of the last date of each fiscal quarter thereafter until such Covenant/Dominion Trigger Period is no longer continuing.

Section 6.17. Landlord Agreements. No Credit Party shall, nor shall it permit any of its Subsidiaries to (a) hold, store or otherwise maintain any equipment or Inventory that is intended to constitute Collateral pursuant to the Security Documents at premises which are not owned by a Credit Party and located in the U.S. unless (i) such equipment is located at the job site under which such equipment is then currently under contract, (ii) such equipment or Inventory is located at premises within the U.S. that are not owned by a Credit Party and with respect to which such Credit Party has used commercially reasonable efforts to obtain a lien waiver or subordination agreement in form and substance satisfactory to the Administrative Agent, (iii) such equipment is office equipment, (iv) such equipment or Inventory is in transit or being temporarily stored for the purposes of being transported, (v) such equipment is off location for servicing, repairs or modification, (vi) such equipment is being held for delivery, or (vii) the aggregate value of all equipment and Inventory located at premises which are not owned by a Credit Party and with respect to which a Credit Party has not used commercially reasonable efforts to obtain a lien waiver or subordination agreement in form and substance satisfactory to the Administrative Agent does not exceed $500,000, or (b) after the date hereof, enter into any new verbal or written leases for premises with any Person who has not executed a lien waiver or subordination agreement in form and substance satisfactory to the Administrative Agent unless (i) the equipment or Inventory located on such premises would fall under any of the provisions in the foregoing clause (a) or (ii) the Administrative Agent has established a Reserve in respect of such Collateral held in or on such premises.

Section 6.18. Operating Leases. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any lease that constitutes an operating lease under GAAP if the obligations of a Credit Party or such Subsidiary as lessee under such lease would cause its lease payments (excluding payments for taxes, insurance, and other non-rental expenses to the extent not included within the stated amount of the rental payments under such lease) in respect of all such leases entered into by the Borrower and its Subsidiaries to exceed $40,000,000 during any fiscal year of the Borrower ending on or after the Effective Date.

Section 6.19. Amendment of Subordinated Debt Agreements and Material Contracts. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend, restate, supplement or otherwise modify any Material Contract or any agreement governing Permitted Subordinated Debt, including but not limited to the Senior Notes and any agreement or documentation relating thereto, in each case in a manner materially adverse to the interests of the Administrative Agent or the Lenders, without the prior written consent of the Required Lenders.

ARTICLE 7

DEFAULT AND REMEDIES

Section 7.1. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a) Payment Failure. Any Credit Party (i) fails to pay any principal when due under this Agreement or (ii) fails to pay, within three Business Days of when due, any interest or any other amount due under this Agreement or any other Credit Document, including payments of fees, reimbursements, and indemnifications;

(b) False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party, the Canadian Subs or any officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect at the time it was made or deemed made;

(c) Breach of Covenant. (i) Any breach by any Credit Party or the Canadian Subs of any of the covenants in Section 5.1(a), Section 5.2(c), Section 5.2(e), Section 5.3(a), Section 5.11, Section 5.15 or Article 6 (other than Sections 6.12, 6.13 or 6.17) of this Agreement or (ii) any breach by any Credit Party or the Canadian Subs of any other covenant contained in this Agreement or any other Credit Document and such breach shall remain unremedied for a period of thirty (30) days following the earlier of (A) the date on which Administrative Agent gave notice of such failure to Borrower and (B) the date any Responsible Officer of the Borrower or any Subsidiary acquires actual knowledge of such failure (such grace period to be applicable only in the event such Default can be remedied by corrective action of the Borrower or any Subsidiary);

(d) Guaranties. Any provisions in the Guaranties shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; any Guarantor shall deny it has any liability or obligation under such Guaranties;

(e) Security Documents. Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest in Collateral with a fair value in excess of $500,000 in the aggregate purported to be subject to such agreement in accordance with the terms of such agreement or any material provisions thereof shall cease to be in full force and effect and valid and binding on the Credit Party that is a party thereto or any such Person shall so state in writing (unless released or terminated pursuant to the terms of such Security Document), except as a result of the Administrative Agent’s failure to (i) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (ii) file UCC continuation statements;

(f) Cross-Default. (i) The Borrower, the Canadian Subs or any Guarantor shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $6,000,000 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (but excluding Debt hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $6,000,000 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (other than Debt hereunder), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; provided that for purposes of this paragraph (f), the “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g) Bankruptcy and Insolvency. Any Credit Party (i) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under bankruptcy or other laws for the relief of debtors; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief or (ii) shall have had, without its consent: any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under bankruptcy or other laws for the relief of debtors and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;

(h) Settlements; Adverse Judgment. The Borrower or any of its Subsidiaries enters into a settlement of any claim against any of them when a suit has been filed or suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less (i) any insurance proceeds covering such settlements or judgments which are received or as to which the insurance carriers have not denied liability and (ii) with respect to settlements, any portion of such settlement not required to be paid in cash during the term of this Agreement, greater than $6,000,000 and, in the case of final judgments, either (A) enforcement proceedings shall have been commenced by any creditor upon such judgments or (B) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(i) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expected to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $6,000,000;

(j) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $3,000,000;

(k) Credit Documents. (i) Any material provision of any Credit Document, except to the extent permitted by the terms thereof, shall for any reason cease to be valid and binding on the Borrower or a Guarantor or any of their respective Subsidiaries or any such Person shall so state in writing or (ii) the occurrence of any “default”, as defined in any Credit Document (other than this Agreement), or the breach of any of the terms or provisions of any Credit Document (other than this Agreement), which default or breach continues beyond any grace period therein provided;

(l) Subordination Agreement. Any material provision of any Subordination Agreement shall cease to be in full force and effect or shall be declared null and void by any court or the validity or enforceability thereof shall be contested or challenged in any court by any holder of any Permitted Subordinated Debt;

(m) Material Contracts. The occurrence of any breach or nonperformance by any Person under a Material Contract or any early termination of any Material Contract, which breach, nonperformance or early termination could reasonably be expected to cause a Material Adverse Change; or

(n) Change in Control. The occurrence of a Change in Control.

Section 7.2. Optional Acceleration of Maturity. If any Event of Default shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent (i) shall at the request, and may with the consent, of the Required Lenders, by notice to the Borrower, declare that the obligation of each Lender to make Loans and the obligation of the Issuing Lenders to issue Letters of Credit shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, and may with the consent, of the Required Lenders, by notice to the Borrower, declare the Revolving Notes, all accrued and unpaid interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Revolving Notes, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties,

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Required Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and

(c) the Administrative Agent shall at the request of, and may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranty, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.3. Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(g) shall occur,

(a) the obligation of each Lender to make Loans and the obligation of the Issuing Lenders to issue Letters of Credit shall immediately and automatically be terminated and the Revolving Notes, all accrued and unpaid interest on the Revolving Notes, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties,

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Required Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and

(c) the Administrative Agent shall at the request of, and may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranty, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.4. Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent, if any, specified by Section 7.2 to authorize the Administrative Agent to declare the Revolving Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 7.2 or the automatic acceleration of the Revolving Notes and all amounts payable under this Agreement pursuant to Section 7.3, the Administrative Agent, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender, or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Revolving Notes held by the Administrative Agent, such Lender, or such Affiliate, and the other Credit Documents, irrespective of whether or not the Administrative Agent, such Lender, or such Affiliate shall have made any demand under this Agreement, such Revolving Note, or such other Credit Documents, and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such set off and application made by such Lender or its Affiliate, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of the Administrative Agent and each Lender under this Section 7.4 are in addition to any other rights and remedies (including, without limitation, other rights of set off) which the Administrative Agent or such Lender may have.

Section 7.5. Remedies Cumulative. No Waiver. No right, power, or remedy conferred to any Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender may cure any Event of Default without waiving the Event of Default. No notice to or demand upon the Borrower or any other Credit Party shall entitle the Borrower or any other Credit Party to similar notices or demands in the future.

Section 7.6. Application of Payments . Prior to an Event of Default, all payments made hereunder shall be applied by the Administrative Agent as directed by the Borrower, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.4 and Section 2.11. During the existence of an Event of Default, subject to the Intercreditor Agreement, all payments and collections received by the Administrative Agent shall be applied to the Secured Obligations in accordance with Section 2.11 and otherwise in the following order (other than funds held in the Cash Collateral Account, which shall be applied in accordance with Section 2.2(h)):

FIRST, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lenders in their respective capacities as such, ratably among the Administrative Agent and the Issuing Lenders in proportion to the respective amounts described in this clause First payable to them;

SECOND, to the payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders in their respective capacities as such, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

THIRD, to the payment of all accrued and unpaid interest on the Loans and any borrowed amounts in respect of Letters of Credit, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause Third payable to them;

FOURTH, to the payment of any then due and owing principal of the Loans and any borrowed amounts in respect of Letters of Credit (the amounts so applied to be distributed ratably among the Lenders (and to the extent applicable to the payment of any Secured Obligations in respect of Hedging Arrangements, the Swap Counterparties and to the extent applicable to Banking Services Obligations, the Lenders or their Affiliates that are owed such obligations, with respect to Hedging Arrangements and Banking Services Obligations, to the extent that Reserves have been established with respect to such amounts) pro rata in accordance with the principal amounts of the Secured Obligations owed to them on the date of any such distribution), and when applied to make distributions by the Administrative Agent to pay the principal amount of the outstanding Loans, pro rata to the Lenders;

FIFTH, to the Administrative Agent to deposit into the Cash Collateral Account for the account of the Issuing Lenders, to cash collateralize any Letter of Credit Exposure then outstanding;

SIXTH, to the payment of any amounts owing in respect of Hedging Arrangements, the Swap Counterparties and to the extent applicable to Banking Service Obligations, the Lenders or their Affiliates that are owed such obligations, to the extent not paid pursuant to clause Fourth above; and

SEVENTH, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Credit Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section 7.6.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.1. Appointment, Powers and Immunities . Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent under this Agreement and the other Credit Documents with such powers and discretion as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 8.5 and the first sentence of Section 8.6 shall include its Affiliates and its own and its Affiliates’ officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Credit Party or the satisfaction of any condition or to inspect the Property (including the books and records) of any Credit Party or any of its Subsidiaries or Affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Credit Document unless requested by the Required Lenders in writing and it receives indemnification satisfactory to it from the Lenders; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

The Lead Arranger, in its capacity as such, shall have no right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, the Lead Arranger shall not have nor be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the Lead Arranger as it makes with respect to the Administrative Agent in the preceding paragraph.

Section 8.2. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or electronic mail) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party), independent accountants, and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Revolving Notes as the holder thereof for all purposes hereof unless and until the Administrative Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 9.7. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to any Credit Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

Section 8.3. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received written notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 8.2) take such action with respect to such Default as shall reasonably be directed by the Required Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders.

Section 8.4. Rights as Lender. With respect to its Commitments and the Loans made by it, JPMCB (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. JPMCB (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Credit Party or any of its Subsidiaries or Affiliates as if it were not acting as Administrative Agent, and JPMCB (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from any Credit Party or any of its Subsidiaries or Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 8.5. Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING LENDERS AND EACH OF THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE LOANS THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE LOANS IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE AMOUNTS OF THE COMMITMENTS THEN HELD BY EACH OF THEM, OR, IF NO SUCH PRINCIPAL AMOUNTS ARE THEN OUTSTANDING AND NO COMMITMENTS ARE THEN EXISTING, RATABLY ACCORDING TO THE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION OR EXPIRATION THEREOF), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT OR ISSUING LENDERS IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT OR THE ISSUING LENDERS UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (IN ALL CASES. WHETHER OR NOT CAUSED BY OR ARISING. IN WHOLE OR IN PART. OUT OF THE COMPARATIVE. CONTRIBUTORY OR SOLE NEGLIGENCE OF THE ADMINISTRATIVE AGENT OR THE ISSUING LENDERS). AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE ADMINISTRATIVE AGENT’S OR ANY ISSUING LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT AND THE ISSUING LENDERS PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT

OF POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT OR THE ISSUING LENDERS IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT OR THE ISSUING LENDERS IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

Section 8.6. Non-Reliance on Administrative Agent, Lead Arranger and Other Lenders.

(a) Each Lender agrees that it has, independently and without reliance on the Administrative Agent, the Lead Arranger or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the other Credit Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent or the Lead Arranger hereunder and for other information in the Administrative Agent’s or the Lead Arranger’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s or the Lead Arranger’s expenses in connection therewith, the Administrative Agent and the Lead Arranger shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or the Lead Arranger or any of their respective Affiliates.

(b) Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(c) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Credit Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 8.7. Resignation of Administrative Agent and Issuing Lenders. The Administrative Agent or any Issuing Lender may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon receipt of notice of any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent or Issuing Lender with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent or Issuing Lender shall have been so appointed by the Required Lenders with the consent of the Borrower, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s or Issuing Lender’s giving of notice of resignation, then the retiring Administrative Agent or Issuing Lender may, on behalf of the Lenders and the Borrower (subject to consultation with the Borrower), appoint a successor Administrative Agent or Issuing Lender, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000 and, in the case of an Issuing Lender, a Lender; provided that, if the Administrative Agent or applicable Issuing Lender shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that (i) in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or such Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) the retiring Issuing Lender shall remain an Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting such Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit) and (b) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender and the applicable Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent or Issuing Lender, as applicable, as provided for above in this paragraph. Upon the acceptance of any appointment as Administrative Agent or Issuing Lender by a successor Administrative Agent or Issuing Lender, such successor Administrative Agent or Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent or Issuing Lender, and the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Issuing Lender shall remain an Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting such Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit. After any retiring Administrative Agent’s or Issuing Lender’s resignation as Administrative Agent or Issuing Lender, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Issuing Lender under this Agreement and the other Credit Documents.

Section 8.8. Collateral Matters.

(a) The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Security Documents. The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Credit Documents or applicable Legal Requirements. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this paragraph (a).

(b) The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (A) upon termination of this Agreement, termination of all Hedging Agreements with such Persons (other than Hedging Agreements as to which arrangements satisfactory to the applicable counterparty in its sole discretion have been made), termination of all Letters of Credit (other than Letters of Credit as to which arrangements satisfactory to the applicable Issuing Lender in its sole discretion have been made), and the payment in full of all outstanding Loans, Letter of Credit Obligations and all other Secured Obligations payable under this Agreement and under any other Credit Document; (B) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Credit Document; (C) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter; or (D) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; and (ii) release a Guarantor from its obligations under a Guaranty and any other applicable Credit Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Agreement. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.8.

(c) Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

Section 8.9. No Other Duties, etc. Anything herein to the contrary notwithstanding, the Lead Arranger and Sole Bookrunner listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

Section 8.10. Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

Section 8.11. Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties, on terms acceptable to the Required Lenders, all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Legal Requirements. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party).

(b) Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Credit Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Credit Documents, or exercise any right that it might otherwise have under applicable Legal Requirement to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

Section 8.12. Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties.

(a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b) In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Security Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Security Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Security Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Credit Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

Section 8.13. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and (E) all of the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i) none of the Administrative Agent or the Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto);

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations);

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v) no fee or other compensation is being paid directly to the Administrative Agent, the Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent and the Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(d) The above representations in Section 8.13 (b)(ii) are intended to comply with the Department of Labor’s regulation 29 CFR §§ 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997), and if these regulations are revoked, repealed or no longer effective, SUCH representations shall be deemed to be no longer required or in effect.

ARTICLE 9

MISCELLANEOUS

Section 9.1. Costs and Expenses. The Borrower agrees to pay promptly (and in any event within ten (10) days after written demand therefor (accompanied by detailed invoices)):

(a) all reasonable and documented out-of-pocket costs and expenses of Administrative Agent and the Lead Arranger (but not of other Lenders) in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Revolving Notes, and the other Credit Documents (and any amendment or waiver with respect thereto) including costs associated with field examinations, appraisals, and the reasonable fees and out of pocket expenses of one outside counsel for Administrative Agent and the Lead Arranger (but not of other Lenders) and one local counsel for Administrative Agent and the Lead Arranger (but not of other Lenders) in each relevant jurisdiction;

(b) all documented out-of-pocket costs and expenses, if any, of the Administrative Agent and each Lender in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Revolving Notes, and the other Credit Documents; and

(c) to the extent required pursuant to Section 5.12, all reasonable and documented fees and expenses associated with collateral monitoring, collateral reviews and field examinations, including the reasonable fees and expenses of other advisors and professionals engaged by the Administrative Agent or the Lead Arranger in connection therewith.

Section 9.2. Indemnification; Waiver of Damages.

(a) INDEMNIFICATION. EACH CREDIT PARTY HERETO AGREES TO, JOINTLY AND SEVERALLY, INDEMNIFY AND HOLD HARMLESS THE ADMINISTRATIVE AGENT, EACH ISSUING LENDER AND EACH LENDER AND EACH RELATED PARTY OF EACH OF THE FOREGOING PERSONS (EACH, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, PENALTIES, INCREMENTAL TAXES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES, CHARGES AND DISBURSEMENTS OF COUNSEL TO ANY INDEMNITEE) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) (i) THE CREDIT DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE LOANS, (ii) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY ANY ISSUING LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (iii) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS SUBSTANCE ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL CLAIM RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE. CONTRIBUTORY OR SOLE NEGLIGENCE OF THE APPLICABLE INDEMNITEE, (iv) THE FAILURE OF A CREDIT PARTY TO DELIVER TO THE ADMINISTRATIVE AGENT THE REQUIRED RECEIPTS OR OTHER REQUIRED DOCUMENTARY EVIDENCE WITH RESPECT TO A PAYMENT MADE BY A CREDIT PARTY FOR TAXES PURSUANT TO SECTION 2.12, OR (v) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER OR NOT SUCH CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING IS BROUGHT BY ANY CREDIT PARTY OR THEIR RESPECTIVE EQUITY HOLDERS, AFFILIATES, CREDITORS OR ANY OTHER THIRD PERSON AND WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 9.2 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY ANY CREDIT PARTY, ITS DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN INDEMNITEE OR ANY

OTHER PERSON OR ANY INDEMNITEE IS OTHERWISE A PARTY THERETO AND WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED. THE FOREGOING INDEMNITY AND HOLD HARMLESS PROVISIONS SHALL NOT APPLY TO ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES THAT IS INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE DIRECTLY FOR, OR AS A DIRECT CONSEQUENCE OF, SUCH INDEMNITEE BEING A DEFAULTING LENDER UNDER CLAUSE (A) OR (B) OF THE DEFINITION OF “DEFAULTING LENDER”, WHETHER ASSERTED BY ANY CREDIT PARTY, THE ADMINISTRATIVE AGENT OR ANY ISSUING LENDER NO CREDIT PARTY SHALL, WITHOUT THE PRIOR WRITTEN CONSENT OF EACH INDEMNITEE AFFECTED THEREBY (WHICH CONSENT WILL NOT BE UNREASONABLY WITHHELD), SETTLE ANY THREATENED OR PENDING CLAIM OR ACTION THAT WOULD GIVE RISE TO THE RIGHT OF ANY INDEMNITEE TO CLAIM INDEMNIFICATION HEREUNDER UNLESS SUCH SETTLEMENT (X) INCLUDES A FULL AND UNCONDITIONAL RELEASE OF ALL LIABILITIES ARISING OUT OF SUCH CLAIM OR ACTION AGAINST SUCH INDEMNITEE AND (Y) DOES NOT INCLUDE ANY STATEMENT AS TO OR AN ADMISSION OF FAULT, CULPABILITY OR FAILURE TO ACT BY OR ON BEHALF OF ANY INDEMNITEE. THIS SECTION 9.2(a) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

(b) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Credit Party shall assert, agrees not to assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(c) Payments. All payments required to be made under this Section 9.2 shall be made within ten (10) days of demand therefor.

(d) Survival. Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 9.2 shall survive the termination of this Agreement, the termination of all Commitments, and the payment in full of the Loans and all other amounts payable under this Agreement.

Section 9.3. Waivers and Amendments. No amendment or waiver of any provision of this Agreement, the Revolving Notes, or any other Credit Document (other than the Fee Letter), nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) no amendment, waiver, or consent shall, unless in writing and signed by all the affected Lenders and the Borrower, do any of the following: (i) waive any of the conditions specified in Section 3.1 or Section 3.2, (ii) reduce any principal, interest, fees or other amounts payable hereunder or under any other Credit Document (provided that the waiver of default interest shall only require the consent of the

Required Lenders), (iii) postpone or extend any date fixed for any payment of any principal, interest, fees or other amounts payable hereunder, including, without limitation, the Scheduled Maturity Date (it being understood and agreed that a waiver of a mandatory prepayment shall only require the consent of the Required Lenders), (iv) amend Section 2.11(e), Section 7.6. this Section 9.3 or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, amend the definition of “Required Lenders”, or change the number of Lenders which shall be required for the Lenders to take any action hereunder or under any other Credit Document, (v) except as specifically provided in the Credit Documents and as a result of transactions permitted by the terms of this Agreement, release any Guarantor from its obligation under any Guaranty or release all or a material portion of the Collateral, (vi) make any amendment to the definition of “Borrowing Base” or (vii) make any amendment to the definitions of “Eligible Accounts” or “Eligible Inventory”;

(b) no Commitment of a Lender or any obligations of a Lender may be increased without such Lender’s written consent;

(c) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document;

(d) no amendment, waiver or consent shall, unless in writing and signed by an Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Issuing Lender under this Agreement or any other Credit Document;

(e) notwithstanding any other provision set forth in this Agreement, Commitment Increases pursuant to Section 2.15 shall be effectuated with the consent of the parties required under Section 2.15; and

(f) for the avoidance of doubt, amendments made pursuant to Section 2.16 may be made pursuant to agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders.

Section 9.4. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.5. Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of the Loans or the issuance of any Letters of Credit and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower or any other Credit Party provided for in Sections 2.9, 2.10, 2.12(c), 9.1 and 9.2 and all of the obligations of the Lenders in Section 8.5 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.6. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective successors and permitted assigns, except that neither the Borrower nor any other Credit Party shall have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 9.7. Lender Assignments and Participations.

(a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Revolving Notes, and its Commitments); provided. however, that (i) each such assignment shall be to an Eligible Assignee; (ii) except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000 unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents to a lower amount (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to such lower amount unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; (iii) each assignment of a Lender’s rights and obligations with respect to Loans and its Commitments shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement as a Lender and the Revolving Notes (other than rights of reimbursement and indemnity arising before the effective date of such assignment); and (iv) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance, together with any Revolving Notes subject to such assignment and the assignor or assignee Lender shall pay a processing fee of $3,500; provided that such processing fee may be waived at the sole discretion of the Administrative Agent. Upon execution, delivery, and acceptance of such Assignment and Acceptance and payment of the processing fee, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 9.7, the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested, new Revolving Notes are issued to the assignor and the assignee. The assignee shall deliver to the Borrower and the Administrative Agent any applicable forms or certifications in accordance with Section 2.12(f).

(b) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower for Tax purposes, shall maintain at its address referred to in Section 9.9 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Revolving Notes subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the parties thereto.

(d) Each Lender may sell participations to one or more Persons in all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitments or its Loans) provided. however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 2.9, 2.10 and 2.12 (subject to the requirements and limitations therein, including the requirements under Section 2.12(f) (it being understood that the documentation required under Section 2.12(f) shall be delivered to the participating Lender)), but with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation, and the right of set-off contained in Section 7.4, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans and its Revolving Notes and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Revolving Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Revolving Notes, or extending its Commitment). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of the following Section 9.8.

Section 9.8. Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder of under any other Credit Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein, (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein or (3) to market data collectors, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Borrower hereby authorizes JPMCB and its Affiliates, at their respective sole expense, but without any prior approval by the Borrower, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless and until the Borrower notifies JPMCB in writing that such authorization is revoked.

Section 9.9. Notices. Etc.

(a) Except as provided in paragraph (b) below, all notices and other communications (other than Notices of Borrowing and Notices of Continuation or Conversion, which are governed by Article 2 of this Agreement) shall be in writing and hand delivered with written receipt, sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested as follows: if to a Credit Party, as specified on Schedule 9.9, if to the Administrative Agent or an Issuing Lender, at its credit contact specified under its name on Schedule 9.9, and if to any Lender at is credit contact specified in its Administrative Questionnaire. Each party may change its notice address by written notification to the other parties. All such notices and communications shall be effective when delivered, except that notices and communications to any Lender or an Issuing Lender pursuant to Article 2 shall not be effective until received notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effect as provided in said paragraph (b).

(b) Notices and other communications to the Administrative Agent and each Lender hereunder may be delivered or furnished by electronic communication (including e-mail, internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that (i) such communication is followed promptly by an original delivered in accordance with paragraph (a) above and (ii) the foregoing shall not apply to notices to the Administrative Agent or any Lender pursuant to Article 2 if such Person has notified the Borrower that it is incapable of receiving notices under such article by electronic communication. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon sender’s receipt of an acknowledgment from the recipient (such as by the “Return Receipt Requested” function, as available, return e-mail or other written acknowledgment), and (B) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (1) of notification that such notice or communication is available and identifying the website address therefor.

Section 9.10. Usury Not Intended. It is the intent of each Credit Party and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Loans of each Lender including such applicable laws of the State of New York, if any, and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Credit Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Loans, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Revolving Notes (or if such Revolving Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Revolving Notes are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Revolving Notes (or, if the applicable Revolving Notes shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Credit Parties and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Revolving Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section 9.10 shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.11. Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Loans shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Loans equals the amount of interest which would have been paid or accrued on the Loans if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Loans, the total amount of interest paid or accrued under the terms of this Agreement and the Loans is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Loans if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Loans if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Loans. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Loans, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.12. Governing Law; Service of Process. The Credit Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.9. Nothing in this Agreement or any other Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.13. Submission to Jurisdiction. Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Credit Document shall affect any right that the Administrative Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction. Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.14. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.16. Subordination Agreements. The Administrative Agent is hereby authorized on behalf of the Lenders and the Issuing Lenders to enter into the Subordination Agreements. A copy of each such Subordination Agreement will be made available to each Secured Party upon request. Each Secured Party (by receiving the benefits thereunder and of the Collateral) acknowledges and agrees to the terms of each such Subordination Agreement and agrees that the terms thereof shall be binding on such Secured Party and its successors and assigns, as if it were a party thereto.

Section 9.17. USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

Section 9.18. No Fiduciary or Agency Relationship. The Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that no Lender Party will have any obligations except those obligations expressly set forth herein and in the other Credit Documents and each Lender Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Credit Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Lender Party based on an alleged breach of fiduciary duty by such Lender Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Lender Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lender Parties shall have no responsibility or liability to the Borrower with respect thereto. The Borrower further acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Lender Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Lender Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Lender Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, the Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Lender Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Lender Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Credit Documents or its other relationships with the Borrower in connection with the performance by such Lender Party of services for other companies, and no Lender Party will furnish any such information to other companies. The Borrower also acknowledges that no Lender Party has any obligation to use in connection with the transactions contemplated by the Credit Documents, or to furnish to the Borrower, confidential information obtained from other companies.

Section 9.19. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under any Credit Document in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.19 or otherwise under any Credit Document voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 9.19 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 9.19 constitute, and this Section 9.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 9.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.21. Integration. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.

IN EXECUTING THIS AGREEMENT, EACH CREDIT PARTY HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.

Section 9.22. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Revolving Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Lender nor any Lender shall be obligated to extend credit to the Borrower in violation of any applicable law.

Section 9.23. Disclosure. Each Credit Party, each Lender and each Issuing Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Credit Parties and their respective Affiliates.

Section 9.24. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

[Remainder of this page intentionally left blank. Signature pages follow.]

EXECUTED as of the date first above written.

BORROWER:

Hi-CRUSH PARTNERS LP

By: Hi-Crush GP LLC, its general partner

By:	/s/ Laura C. Fulton
Name:	Laura C. Fulton
Title:	Chief Financial Officer

Signature Page

Hi-Crush Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent, an Issuing Lender and a Lender

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer

Signature Page

Hi-Crush Credit Agreement

ZB, N.A. dba Amegy Bank, as a Lender and Issuing Lender

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer

Signature Page

Hi-Crush Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer

Signature Page

Hi-Crush Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer

Signature Page

Hi-Crush Credit Agreement

IBERIABANK, as a Lender

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer

Signature Page

Hi-Crush Credit Agreement

Morgan Stanley Bank, N.A., as a Lender

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer

Signature Page

Hi-Crush Credit Agreement

Mizuho Bank, Ltd., as a Lender

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer

Signature Page

Hi-Crush Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer

Signature Page

Hi-Crush Credit Agreement

UBS AG, Stamford Branch, as a Lender

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer

Signature Page

Hi-Crush Credit Agreement

ORIGIN BANK, as a Lender

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer

Signature Page

Hi-Crush Credit Agreement

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the revolving facility identified below (including without limitation any letters of credit and guarantees included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate Affiliate of [identify Lender]

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit A – Form of Assignment and Acceptance

3.	Borrower:	HI-CRUSH PARTNERS LP

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated August 1, 2018, among Borrower, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A. as Administrative Agent and an Issuing Lender and ZB, N.A. DBA Amegy Bank as an Issuing Lender.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Amount of Commitments /Loans for all Lenders	Amount of Commitment / Loans Assigned[5]	Percentage Assigned of Commitment / Loans[6]
		$	$	%
		$	$	%
		$	$	%

7.             Trade Date: ______________7

Effective Date:                                  , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[6]	Set forth, to at least 9 decimals, as a percentage of the Commitment / Loans of all Lenders thereunder.
[7]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit A – Form of Assignment and Acceptance

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S][8]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[8]	Add additional signature blocks as needed.

Exhibit A – Form of Assignment and Acceptance

[Consented to and]9 Accepted:

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, as an Issuing Lender and as a Lender

By:
Name:
Title:

[Consented to:]10

HI-CRUSH PARTNERS LP

By: Hi-Crush GP LLC, its general partner

By:
Name:
Title:

[9]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.
[8]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

Exhibit A – Form of Assignment and Acceptance

Annex 1

To Exhibit A – Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, its Subsidiaries or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, its Subsidiaries or any other Person of any of its obligations under any Credit Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

Exhibit A – Form of Assignment and Acceptance

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or other electronic delivery shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A – Form of Assignment and Acceptance

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

FOR THE PERIOD FROM            , 201     TO            , 201_

This certificate dated as of ______________, _______ is prepared pursuant to the Credit Agreement dated as of August 1, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”), the lenders party thereto from time to time (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent for such Lenders (in such capacity, the “Administrative Agent”) and as an Issuing Lender and ZB, N.A. DBA Amegy Bank as an Issuing Lender. Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

The undersigned, on behalf of the Borrower, and not individually, certifies:

(a) that as of the date hereof, the attached Schedule A reflects the covenant calculations, for the periods covered by this certificate, of the Borrower’s Fixed Charge Coverage Ratio;

[(b) that no Default or Event of Default has occurred or is continuing as of the date hereof; and]

[(b) the following Default[s] or Event[s] of Default exist[s] as of the date hereof, and the actions set forth below are being taken to remedy such circumstances:

____________________________________; and]

(c) that as of the date hereof, the following amounts and calculations included herein and in Schedule A, are true and correct in all material respects for the period set forth above:

Exhibit B – Form of Compliance Certificate

SCHEDULE A

I. Section 6.16 Fixed Charge Coverage Ratio1112. :

(a) Borrower’s consolidated EBITDA for such four-fiscal quarter period then ended 1314
(i) + [(ii) + (iii) + (iv) + (v) + (vi) + (vii) + (viii) + (ix) +(x) + (xi) + (xii) + (xiii)] – (xiv)[15] =	$
(i) consolidated Net Income	$
(ii) depletion, depreciation and amortization	$
(iii) Interest Expense	$
(iv) Income Tax Expense	$
(v) letter of credit fees	$
(vi) non-cash expenses[16]	$
(vii) customary non-capitalized expenses to occur on or prior to the Effective Date[17]	$
(viii) customary non-capitalized expenses[18]	$
(ix) any losses (or minus any gains) realized upon any disposition of property permitted under Section 6.8 of the Credit Agreement outside the ordinary course of business	$
(x) non-recurring charges[19]	$
(xi) exploration expenses[20]	$

[11]	Include only if the Fixed Charge Coverage Ratio is being tested pursuant to Section 6.16 of the Credit Agreement.
[12]	Calculations herein to be made for trailing four fiscal quarters and calculated for the Borrower and its Subsidiaries on a consolidated basis.
[13]

In accordance with the Credit Agreement, EBITDA shall be subject to pro forma adjustments for acquisitions and asset sales (including, without limitation, each Drop Down Acquisition) assuming that such transactions had occurred on the first day of the determination period.

[14]

If the Canadian Sub’s EBITDA for such period exceeds an amount equal to 10% of Borrower’s consolidated EBITDA for such period, such excess shall be excluded from the calculation of the Borrower’s consolidated EBITDA for such period.

[15]	Items (ii) – (xii) shall be included to the extent deducted in determining consolidated Net Income. Item (xiv) shall be included to the extent included in determining Net Income.
[16]

Non-cash expenses shall only include non-cash expenses resulting from any employee benefit or management compensation plan or the grant of Equity Interests to employees of the Borrower or any of its Subsidiaries pursuant to a written plan or agreement.

[17]

Customary non-capitalized expenses shall only include non-capitalized expenses incurred in connection with (x) any Equity Issuance on or prior to the Effective Date, (y) any Drop down Acquisition, and (z) the transactions contemplated by the Credit Agreement, to occur on the Effective Date.

[18]

Customary non-capitalized expenses shall only include customary non-capitalized expenses incurred in connection with any Investment permitted under Sections 6.3(j), (k) or (l) of the Credit Agreement, any Acquisition permitted by Section 6.4 of the Credit Agreement, any incurrence of Debt permitted by Section 6.1 of the Credit Agreement, or any Equity Issuance (in each case, whether or not consummated) in an aggregate amount not to exceed $10,000,000 in any fiscal year.

[19]

Non-recurring charges shall only include non-recurring charges with respect to relocation or severance arrangements between the Borrower or its Subsidiaries and their respective officers and employees in an aggregate amount not to exceed $2,000,000 in any fiscal year.

[20]	Not to exceed $1,000,000 in the aggregate in any fiscal year.

Exhibit B – Form of Compliance Certificate

(xii) non-cash charges[21]	$
(xiii)cash dividends or distributions[22]	$
(xiv)non-cash income[23]	$

(b)	Borrower’s consolidated Fixed Charges for such four fiscal quarter period then ended

(i) cash Interest Expense	$
(ii) prepayments and scheduled principal payments on Borrowed Money due in cash	$

(iii) expenses for taxes paid in cash	$
(iv) Restricted Payments paid in cash[24]	$
(v) cash payments of obligations under Capital Lease payments	$

Fixed Charge Coverage Ratio = (a) divided by (b)

Maximum Fixed Charge Coverage Ratio	1.00 to 1.00
Compliance	Yes No

[21]	Non-cash charges shall only include non-cash charges resulting from extraordinary, non-recurring events or circumstances for such period.
[22]	Cash dividends and distributions shall only include dividends or distributions received by the Credit Parties from any Permitted Investments pursuant to Section 6.3(k) or (l) of the Credit Agreement.
[23]

Non-cash income shall include (a) non-cash income resulting from extraordinary, non-recurring events or circumstances for such period and (b) all other non-cash items of income which were included in determining consolidated Net Income.

[24]	Other than Restricted Payments permitted pursuant to Section 6.9(a).

Exhibit B – Form of Compliance Certificate

IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as of                     ,             .

HI-CRUSH PARTNERS LP

By: Hi-Crush GP LLC, its general partner

By:
Name:
Title:

Exhibit B – Form of Compliance Certificate

EXHIBIT C

GUARANTY

See attached.

Execution Version

GUARANTY AGREEMENT

This Guaranty Agreement dated as of August 1, 2018 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Guaranty”), is executed by each of the undersigned (individually a “Guarantor” and collectively, the “Guarantors”), in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

INTRODUCTION

A. The Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”), the lenders party thereto from time to time (the “Lenders”), the Administrative Agent, and the issuing lenders party thereto (in such capacity, the “Issuing Lenders”), are entering into that certain Credit Agreement dated as of August 1, 2018 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”).

B. Each Guarantor is a Domestic Subsidiary (as defined in the Credit Agreement) of the Borrower and the transactions contemplated by the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement), are (i) in furtherance of such Domestic Subsidiary’s business purposes, (ii) necessary or convenient to the conduct, promotion or attainment of such Domestic Subsidiary’s business purposes, and (iii) for such Domestic Subsidiary’s direct or indirect benefit.

C. Each Guarantor is executing and delivering this Guaranty (i) to induce the Lenders to provide and to continue to provide Loans under the Credit Agreement, (ii) to induce the Issuing Lenders to provide and to continue to provide Letters of Credit under the Credit Agreement, and (iii) intending it to be a legal, valid, binding, enforceable and continuing obligation of such Guarantor.

NOW, THEREFORE, in consideration of the premises, each Guarantor hereby agrees as follows:

Section 1. Definitions. All capitalized terms not otherwise defined in this Guaranty that are defined in the Credit Agreement shall have the meanings assigned to such terms by the Credit Agreement.

Section 2. Guaranty.

(a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment and performance, when due, whether at stated maturity, by acceleration or otherwise, of all Secured Obligations, whether absolute or contingent and whether for principal, interest (including, without limitation, interest that but for the existence of a bankruptcy, reorganization or similar proceeding would accrue), fees, amounts owing in respect of Letter of Credit Obligations, amounts required to be provided as collateral, indemnities, expenses or otherwise (collectively, the “Guaranteed Obligations”). Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower or any Subsidiary of the Borrower to the Administrative Agent, the Issuing Lenders or any Lender under the Credit Documents and by the Borrower or any Subsidiary of the Borrower to any Swap Counterparty but for the fact that they are unenforceable or not allowable due to insolvency or the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or any Subsidiary of the Borrower.

(b) This Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Administrative Agent, the Issuing Lenders or any Lender to sue the Borrower, any Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligation, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Guaranty Agreement

(c) Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 2 shall remain in full force and effect until the Termination Date (as defined in Section 6(a) of this Guaranty). Each Qualified ECP Guarantor intends that this Section 2 constitute, and this Section 2 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(d) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty on any date shall be limited to a maximum aggregate amount equal to the largest amount that would not, on such date, render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any applicable provisions of comparable laws relating to bankruptcy, insolvency, or reorganization, or relief of debtors (collectively, the “Fraudulent Transfer Laws”), but only to the extent that any Fraudulent Transfer Law has been found in a final non-appealable judgment of a court of competent jurisdiction to be applicable to such obligations as of such date, in each case:

(i) after giving effect to all liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, but specifically excluding:

(A) any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or other Credit Parties to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder;

(B) any liabilities of such Guarantor under this Guaranty; and

(C) any liabilities of such Guarantor under each of its other guarantees of and joint and several co-borrowings of Debt, in each case entered into on the date this Guaranty becomes effective, which contain a limitation as to maximum amount substantially similar to that set forth in this Section 2(d) (each such other guarantee and joint and several co-borrowing entered into on the date this Guaranty becomes effective, a “Competing Guaranty”) to the extent such Guarantor’s liabilities under such Competing Guaranty exceed an amount equal to (1) the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(d)), multiplied by (2) a fraction (i) the numerator of which is the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(d)), and (ii) the denominator of which is the sum of (x) the aggregate principal amount of the obligations of such Guarantor under all other Competing Guaranties (notwithstanding the operation of those limitations contained in such other Competing Guaranties that are

Guaranty Agreement

substantially similar to this Section 2(d)), (y) the aggregate principal amount of the obligations of such Guarantor under this Guaranty (notwithstanding the operation of this Section 2(d)), and (z) the aggregate principal amount of the obligations of such Guarantor under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(d)); and

(ii) after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under Section 2(b)).

Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, the Issuing Lenders, any other Lender, any Banking Services Provider or any Swap Counterparty with respect thereto but subject to Section 2(d) above. The obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Person under the Credit Documents or in connection with any Hedging Arrangement, and a separate action or actions may be brought and prosecuted against a Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower, any other Guarantor or any other Person or whether the Borrower, any other Guarantor or any other Person is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives, to the extent not prohibited by applicable law, any defenses (other than satisfaction in full of all of the Guaranteed Obligations) it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Credit Document or any agreement or instrument relating thereto or any part of the Guaranteed Obligations being irrecoverable;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Person under the Credit Documents or any agreement or instrument relating to Hedging Arrangements with a Swap Counterparty, or any other amendment or waiver of or any consent to departure from any Credit Document or any agreement or instrument relating to Hedging Arrangements with a Swap Counterparty, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other obligations of any other Person under the Credit Documents or any other assets of the Borrower or any Guarantor;

(e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any Guarantor;

Guaranty Agreement

(f) any failure of any Lender, the Administrative Agent, the Issuing Lenders or any other Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations;

(g) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations;

(h) any action or failure to act by the Administrative Agent, the Issuing Lenders or any Lender with respect to any collateral securing any part of the Guaranteed Obligations;

(i) any signature of any officer of the Borrower or any Guarantor being mechanically reproduced in facsimile or otherwise;

(j) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Guarantor or their assets or any resulting release or discharge of any obligation of any Guarantor;

(k) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any other Guarantor, the Administrative Agent, the Issuing Lenders, any lender or any other person, whether in connection herewith or in any unrelated transactions;

(l) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to the extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than payment in full of the Guaranteed Obligations); or

(m) any other circumstance or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, the Borrower, any Guarantor or any other guarantor, surety or other Person.

Section 4. Continuation and Reinstatement, Etc. Each Guarantor agrees that, to the extent that payments of any of the Guaranteed Obligations are made, or any Secured Party receives any proceeds of Collateral, and such payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or otherwise required to be repaid, then to the extent of such repayment the Guaranteed Obligations shall be reinstated and continued in full force and effect as of the date such initial payment or collection of proceeds occurred.

Section 5. Waivers and Acknowledgments. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Guarantor, other than the payment in full of the Guaranteed Obligations.

(a) Each Guarantor, to the extent not prohibited by applicable law, hereby waives promptness, diligence, presentment, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property or exhaust any right or take any action against the Borrower or any other Person or any Collateral.

(b) Each Guarantor, to the extent not prohibited by applicable law, hereby irrevocably waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.

Guaranty Agreement

(c) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from (i) the financing arrangements involving the Borrower or any Guarantor contemplated by the Credit Documents, (ii) the Hedging Arrangements with a Swap Counterparty, and (iii) the Banking Services provided to the Borrower or any Guarantor, and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits.

(d) The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any Guarantor or exercise any other right or remedy available to it against the Borrower or any Guarantor, without affecting or impairing in any way the liability of such Guarantor under this Guaranty except to the extent the Guaranteed Obligations have been paid in full. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Person or any security.

Section 6. Subrogation and Subordination.

(a) No Guarantor will exercise any rights that it may now have or hereafter acquire against the Borrower or any other Person to the extent that such rights arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty or any other Credit Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower or any other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than (a) Letter of Credit Obligations which are not yet due and payable in connection with Letters of Credit that have been cash collateralized in accordance with the Credit Agreement and (b) contingent indemnification obligations which are not yet due and payable and which by their terms survive the termination or expiration of the Credit Agreement and the other Credit Documents) and any and all other amounts payable by the Guarantors under this Guaranty shall have been paid in full in cash, all Letters of Credit have been terminated or expired (or been cash collateralized to the satisfaction of the applicable Issuing Lender or Issuing Lenders), all Hedging Arrangements with Swap Counterparties have been terminated (other than Hedging Arrangements as to which arrangements satisfactory to the applicable counterparty in its sole discretion have been made) and all Commitments shall have terminated (such date being the “Termination Date”). If any amount shall be paid to a Guarantor in violation of the preceding sentence at any time prior to or on the Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and any and all other amounts payable by the Guarantors under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Documents.

(b) Each Guarantor agrees that, until after the Termination Date, all Subordinated Guarantor Obligations (as hereinafter defined) are and shall be subordinate and inferior in rank, preference and priority to all obligations of such Guarantor in respect of the Guaranteed Obligations

Guaranty Agreement

hereunder, and such Guarantor shall, if requested by the Administrative Agent, execute a subordination agreement reasonably satisfactory to the Administrative Agent to more fully set out the terms of such subordination. “Subordinated Guarantor Obligations” means any and all obligations and liabilities of a Guarantor owing to the Borrower or any other Guarantor, direct or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all future advances, with interest, attorneys’ fees, expenses of collection and costs.

Section 7. Representations and Warranties. Each Guarantor hereby represents and warrants as follows:

(a) There are no conditions precedent to the effectiveness of this Guaranty. Such Guarantor benefits from executing this Guaranty.

(b) Such Guarantor has, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and such Guarantor has established adequate means of obtaining from the Borrower and each other relevant Person on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial and otherwise), operations, properties and prospects of the Borrower and each other relevant Person.

(c) The obligations of such Guarantor under this Guaranty are the valid, binding and legally enforceable obligations of such Guarantor, (except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and (ii) general principles of equity whether applied by a court of law or equity), and the execution and delivery of this Guaranty by such Guarantor has been duly and validly authorized in all respects by all requisite corporate, limited liability company or partnership actions on the part of such Guarantor, and the Person who is executing and delivering this Guaranty on behalf of such Guarantor has full power, authority and legal right to so do, and to observe and perform all of the terms and conditions of this Guaranty on such Guarantor’s part to be observed or performed.

Section 8. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, any Lender or the Administrative Agent is hereby authorized at any time, to the fullest extent permitted by law, to set-off and apply any deposits (general or special, time or demand, provisional or final) and other indebtedness owing by such Secured Party to the account of each Guarantor against any and all of the obligations of the Guarantors under this Guaranty, irrespective of whether or not such Secured Party shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured. Such Secured Party shall promptly notify the affected Guarantor after any such set-off and application is made, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Secured Parties under this Section 8 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which any Secured Party may have.

Section 9. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the affected Guarantor and the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10. Notices, Etc. All notices and other communications provided for hereunder shall be sent in the manner provided for in Section 9.9 of the Credit Agreement, if to a Guarantor, at its address for notices specified in Schedule II to the Security Agreement, and if to the Administrative Agent, the Issuing Lenders or any Lender, at its address specified in or pursuant to the Credit Agreement.

Guaranty Agreement

Section 11. No Waiver: Remedies. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 12. Continuing Guaranty: Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the Termination Date, (b) be binding upon each Guarantor and its successors and assigns, (c) inure to the benefit of and be enforceable by the Administrative Agent, each Lender and the Issuing Lenders and their respective successors, and, in the case of transfers and assignments made in accordance with the Credit Agreement, transferees and assigns, and (d) inure to the benefit of and be enforceable by a Swap Counterparty and each of its successors, transferees and assigns to the extent such successor, transferee or assign is a Lender or an Affiliate of a Lender. Without limiting the generality of the foregoing clause (c), subject to Section 9.7 of the Credit Agreement, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Loans owing to it and the Revolving Note held by it, if applicable) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject, however, in all respects to the provisions of the Credit Agreement. Each Guarantor acknowledges that upon any Person becoming a Lender, the Administrative Agent or the Issuing Lenders in accordance with the Credit Agreement, such Person shall be entitled to the benefits hereof.

Section 13. Governing Law; Service of Process. This Guaranty shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Each Guarantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Guarantor at the address set forth for such Guarantor in Schedule II to the Security Agreement. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against any Guarantor or its Property in the courts of any other jurisdiction.

Section 14. Submission to Jurisdiction. Each party hereto hereby irrevocably submits to the jurisdiction of any New York state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Guaranty or the other Credit Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each party hereto hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Guarantor hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 15. Waiver of Jury. THE GUARANTORS HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Guaranty Agreement

Section 16. INDEMNIFICATION. EACH GUARANTOR HEREBY INDEMNIFIES AND HOLDS HARMLESS THE ADMINISTRATIVE AGENT, THE ISSUING LENDERS AND EACH LENDER AND EACH OF THEIR AFFILIATES AND EACH THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ADVISORS (EACH, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THIS GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE APPLICABLE INDEMNITEE, EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 17. Additional Guarantors. Pursuant to Section 5.6 of the Credit Agreement, Domestic Subsidiaries of the Borrower that were not in existence on the date of the Credit Agreement are required to enter into this Guaranty as a Guarantor upon becoming a Domestic Subsidiary. Upon execution and delivery after the date hereof by the Administrative Agent and such Domestic Subsidiary of an instrument in the form of Annex 1, such Domestic Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guaranty shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

Section 18. USA Patriot Act. Each Secured Party that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any other Secured Party) hereby notifies each Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001))(the “Act”), it is required to obtain, verify and record information that identifies such Guarantor, which information includes the name and address of such Guarantor and other information that will allow such Secured Party or the Administrative Agent, as applicable, to identify such Guarantor in accordance with the Act. Following a request by any Secured Party, each Guarantor shall promptly furnish all documentation and other information that such Secured Party reasonably requests in order to comply with its ingoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 19. Execution in Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 20. Taxes. Each payment of the Guaranteed Obligations will be made by each Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Lenders (as the case may be) receives the amount it would have received had no such withholding been made..

Guaranty Agreement

THIS GUARANTY AND THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO IN THIS GUARANTY, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATED TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of this page intentionally left blank.]

Guaranty Agreement

Each Guarantor has caused this Guaranty to be duly executed as of the date first above written.

GUARANTORS:
D & I SILICA, LLC.
HI-CRUSH AUGUSTA ACQUISITION CO.
LLC
HI-CRUSH AUGUSTA LLC
HI-CRUSH BLAIR LLC
HI-CRUSH CANADA INC.
HI-CRUSH CHAMBERS LLC
HI-CRUSH FINANCE CORP.
HI-CRUSH INVESTMENTS INC.
HI-CRUSH LMS LLC
HI-CRUSH OPERATING LLC
HI-CRUSH PERMIAN SAND LLC
HI-CRUSH PODS LLC
HI-CRUSH RAILROAD LLC
HI-CRUSH WHITEHALL LLC
HI-CRUSH WYEVILLE LLC
PDQ PROPERTIES LLC
FB INDUSTRIES USA INC.
FB LOGISTICS LLC

By:
Name: Laura C. Fulton
Title: Chief Financial Officer

Signature Page to Guaranty Agreement

(Hi-Crush Partners LP)

Annex 1 to the

Guaranty Agreement

SUPPLEMENT NO.             dated as of [            ] [            ], 201[            ] (this “Supplement”), to the Guaranty Agreement dated as of August 1, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), made by certain Subsidiaries party thereto (each a “Guarantor” and collectively, the “Guarantors”) of Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”) and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

A. Reference is made to the Credit Agreement dated as of August 1, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”), the Administrative Agent, and JPMorgan Chase Bank, N.A. and ZB, N.A. DBA Amegy Bank, each as an issuing lender (collectively, the “Issuing Lenders”).

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty Agreement and the Credit Agreement.

C. The Guarantors have entered into the Guaranty Agreement in order to induce the Lenders to make Loans and the Issuing Lender to issue Letters of Credit. Section 17 of the Guaranty Agreement provides that additional Domestic Subsidiaries of the Borrower may become Guarantors under the Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Domestic Subsidiary of the Borrower (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty Agreement in order to induce the Lenders to make additional Loans and the Issuing Lender to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1. In accordance with Section 17 of the Guaranty Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty Agreement shall be deemed to include the New Guarantor. The Guaranty Agreement is hereby incorporated herein by reference.

SECTION 2. The New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it by all requisite corporate, limited liability company or partnership action and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

Annex I to Guaranty Agreement

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by electronic mail shall be as effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Guaranty Agreement shall remain in full force and effect.

SECTION 5. This Supplement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. The New Guarantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to the New Guarantor at the address set forth on the signature page to this Supplement. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the New Guarantor or its Property in the courts of any other jurisdiction.

SECTION 6. Each party hereto hereby irrevocably submits to the jurisdiction of any New York state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Guaranty or the other Credit Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each party hereto hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Guarantor hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 7. THE NEW GUARANTOR HEREBY ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY AND HAS CONSULTED WITH COUNSEL OF ITS CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9. All communications and notices hereunder shall be in writing and given as provided in Section 10 of the Guaranty Agreement.

THIS SUPPLEMENT, THE GUARANTY AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO IN THIS SUPPLEMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATED TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of this page intentionally left blank.]

Annex I to Guaranty Agreement

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty Agreement as of the day and year first above written.

[Name of New Guarantor]
By:
Name:
Title:
Address for New Guarantor:

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

Annex I to Guaranty Agreement

EXHIBIT D

FORM OF NOTICE OF BORROWING

[Date]

JPMorgan Chase Bank, N.A., as Administrative Agent

2200 Ross Avenue, 9th Floor

Dallas, Texas 75201

Attn: Andrew G. Ray

Ladies and Gentlemen:

The undersigned, Hi-Crush Partners LP, a Delaware limited partnership (“Borrower”), refers to the Credit Agreement dated as of August 1, 2018 (as the same may be amended, restated, amended and restated, supplement or otherwise modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Notice of Borrowing as defined therein unless otherwise defined in this Notice of Borrowing) among the Borrower, the lenders party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as an issuing lender, and hereby gives you irrevocable notice pursuant to Section 2.3(b) of the Credit Agreement that the undersigned hereby requests a Revolving Borrowing (the “Proposed Borrowing”), and in connection with that request sets forth below the information relating to such Proposed Borrowing as required by the Credit Agreement:

(A)	The Business Day of the Proposed Borrowing is , .

(B)	The Proposed Borrowing will be composed of [ABR Loans] [Eurodollar Loans].

(C)	The aggregate amount of the Proposed Borrowing is $ .

[(D)	The Interest Period for each Eurodollar Loan made as part of the Proposed Borrowing is [one][two][three][six] month(s)].

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i)

the representations and warranties contained in the Credit Agreement each of the other Credit Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof), on and as of the date of the Proposed Borrowing, before and after giving effect to such Proposed Borrowing and to the application of the proceeds therefrom, as though made on the date of the Proposed Borrowing, except for those representations and warranties that are made as of a specified date, which shall be true and correct as such specified date; and

(ii)	no Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

Very truly yours,

HI-CRUSH PARTNERS LP

By: Hi-Crush GP LLC, its general partner

By:
Name:
Title:

EXHIBIT E

FORM OF NOTICE OF CONTINUATION OR CONVERSION

[Date]

JPMorgan Chase Bank, N.A., as Administrative Agent

2200 Ross Avenue, 9th Floor

Dallas, Texas 75201

Attn: Andrew G. Ray

Ladies and Gentlemen:

The undersigned, Hi-Crush Partners LP, a Delaware limited partnership (“Borrower”), refers to the Credit Agreement dated as of August 1, 2018 (as the same may be amended, restated, amended and restated, supplement or otherwise modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Notice of Continuation or Conversion as defined therein unless otherwise defined in this Notice of Borrowing) among the Borrower, the lenders party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as an issuing lender, and hereby gives you irrevocable notice pursuant to Section 2.3(c) of the Credit Agreement that the undersigned hereby requests a [Conversion][continuation] of outstanding Loans, and in connection with that request sets forth below the information relating to such [Conversion][continuation] (the “Requested [Conversion][Continuation]”) as required by Section 2.3(c) of the Credit Agreement:

1. The Business Day of the Requested [Conversion][Continuation] is                         ,         .

2. The aggregate amount of the existing Loans to be [Converted][continued] is $                  and is comprised of [ABR Loans][Eurodollar Loans] (“Existing Loans”).

3. The Requested [Conversion][Continuation] consists of [a Conversion of the Existing Loans to [ABR Loans] [Eurodollar Loans]] [a continuation of the Existing Loans].

[(4) The duration of the Interest Period for the Eurodollar Loans included in the Requested [Conversion][Continuation] is [one][two][three][six] month[s]].

The Borrower hereby certifies that no Event of Default has occurred and is continuing or would result from the Requested [Conversion][Continuation].

Exhibit E – Notice of Continuation or Conversion

Very truly yours,

HI-CRUSH PARTNERS LP

By: Hi-Crush GP LLC, its general partner

By:

Name:
Title:

Exhibit E – Notice of Continuation or Conversion

EXHIBIT F

SECURITY AGREEMENT

See attached.

Execution Version

PLEDGE AND SECURITY AGREEMENT

This Pledge and Security Agreement, dated as of August 1, 2018 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Security Agreement”), is by and among Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”), certain subsidiaries of the Borrower party hereto from time to time (collectively with the Borrower, the “Grantors” and individually, a “Grantor”), and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

W I T N E S S E T H:

WHEREAS, the Borrower, the lenders party thereto from time to time (the “Lenders”), Administrative Agent, and JPMorgan Chase Bank, N.A. and ZB, N.A. DBA Amegy Bank, each as an issuing lender (collectively in such capacity, the “Issuing Lenders”), are entering into that certain Credit Agreement, dated as of August 1, 2018 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to the terms of the Credit Agreement, and in consideration of the credit extended by the Lenders to the Borrower and the letters of credit issued by the Issuing Lenders for the account of the Borrower or any subsidiary of the Borrower, certain Grantors have executed and delivered that certain Guaranty Agreement dated as of the date hereof (the “Guaranty”), guaranteeing the Guaranteed Obligations (as defined in the Guaranty Agreement); and

WHEREAS, as a condition precedent to the initial extension of credit under the Credit Agreement, each Grantor is required to execute and deliver this Security Agreement; and

WHEREAS, it is in the best interests of each Grantor to execute this Security Agreement inasmuch as each Grantor will derive substantial direct and indirect benefits from (i) the transactions contemplated by the Credit Agreement, (ii) the Hedging Arrangements (as defined in the Credit Agreement) entered into by the Borrower or any other Grantor with a Swap Counterparty (as defined in the Credit Agreement), and (iii) the Banking Services (as defined in the Credit Agreement) provided by any Banking Services Provider, and each Grantor is willing to execute, deliver and perform its obligations under this Security Agreement to secure the Secured Obligations (as defined in the Credit Agreement);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees, for the benefit of each Secured Party, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Administrative Agent” has the meaning set forth in the preamble.

Pledge and Security Agreement

“Applicable IP Office” means the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency within or, solely in the case of Section 4.6, outside the United States.

“Borrower” has the meaning set forth in the preamble.

“Certificated Equipment” means any Equipment the ownership of which is evidenced by, or under applicable Legal Requirement, is required to be evidenced by a certificate of title.

“Collateral” has the meaning set forth in Section 2.1.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Report” means any certificate (including any Borrowing Base Certificate), report or other document delivered by any Grantor to the Administrative Agent or any Lender with respect to the Collateral pursuant to any Credit Document.

“Computer Hardware and Software Collateral” means (a) all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware, including all operating system software, utilities and application programs in whatsoever form, (b) software programs (including both source code, object code and all related applications and data files), designed for use on the computers and electronic data processing hardware described in clause (a) above, (c) all firmware associated therewith, (d) all documentation (including flow charts, logic diagrams, manuals, guides, specifications, training materials, charts and pseudo codes) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c), and (e) all rights with respect to all of the foregoing, including copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, improvements, error corrections, updates, additions or model conversions of any of the foregoing.

“Control Agreement” means an authenticated record in form and substance reasonably satisfactory to the Administrative Agent, that provides for the Administrative Agent (for the ratable benefit of the Secured Parties) to have “control” (as defined in the UCC) over certain Collateral.

“Copyright” means all rights, title and interests arising under any Legal Requirement in or relating to copyrights and all mask works, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Copyright Collateral” means all copyrights of any Grantor, registered or unregistered and whether published or unpublished, now or hereafter in force throughout the world including all of such Grantor’s rights, titles and interests in and to all copyrights registered in the United States Copyright Office or anywhere else in the world, including without limitation those copyrights referred to in Item C of Schedule III hereto, and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation, all copyright licenses, the right to sue for past, present and future infringements of any of the foregoing, all rights corresponding thereto, all extensions and renewals of any thereof and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and Proceeds of suit, which are owned or licensed by such Grantor.

Pledge and Security Agreement

“Credit Agreement” has the meaning set forth in the third recital.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to the Administrative Agent, among any Grantor, a banking institution holding such Grantor’s funds, and the Administrative Agent with respect to collection and control of all deposits and balances held in a deposit account maintained by such Grantor with such banking institution.

“Distributions” means all cash, cash dividends, stock dividends, other distributions, liquidating dividends, shares of stock resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, and all other distributions or payments (whether similar or dissimilar to the foregoing) on or with respect to, or on account of, any Pledged Share or Pledged Interest or other rights or interests constituting Collateral.

“Equipment” has the meaning set forth in Section 2.1(a).

“Excluded Property” shall mean (a) real estate assets, whether owned or leased, (b) Excluded Deposit Accounts, (c) any property in any case to the extent (but only to the extent) (i) that by its terms forbids, prohibits or makes void or unenforceable any grant of security interests in such property (to the extent that such terms are not waived by the Borrower or its Affiliates), or (ii) the assignment of which, or the grant of a security interest in, such property is prohibited by any applicable law; provided however, that such Property shall cease to be Excluded Property and automatically become “Collateral,” to the extent that (A) either of the prohibitions in clauses (i) and (ii) above is ineffective or subsequently rendered ineffective under the UCC or any other legal requirement or is otherwise no longer in effect or (B) the applicable Grantor or the Administrative Agent has obtained the consent of the parties applicable to such Excluded Property necessary for the creation of a lien and security interest in, such Excluded Property, (d) equipment owned by any Grantor on the Closing Date or thereafter acquired that is subject to a lien securing a purchase money obligation or obligations under capital leases, in each case permitted to be incurred pursuant to the provisions of the Credit Agreement, if the contract or other agreement in which such lien is granted (or the documentation providing for such purchase money obligation of capital lease obligation) validly prohibits the creation of any other lien on such equipment (but only for so long as such contract or other agreement in which such lien is granted is in effect), (e) motor vehicles and other assets to the extent subject to certificates of title, (f) all (i) foreign intellectual property and (ii) any intent-to-use trademark or service mark applications prior to the filing of a statement of use or amendment to allege use, (g) Equity Interests in a first-tier foreign subsidiary in excess of 66% of the voting Equity Interests issued by such first-tier foreign subsidiary, (h) Equity Interests in foreign subsidiaries that are not first-tier foreign subsidiaries and (i) those assets as to which the Administrative Agent determines in its sole discretion that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clauses (a) through (e) above (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (a) through (e)).

“General Intangibles” means all “general intangibles” and all “payment intangibles”, each as defined in the UCC, and shall include all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations and all Intellectual Property Collateral (in each case, regardless of whether characterized as general intangibles under the UCC).

“Governmental Approval” has the meaning set forth in Section 2.1(f).

Pledge and Security Agreement

“Grantor” has the meaning set forth in the preamble.

“Indemnitee” has the meaning set forth in Section 6.4.

“Industrial Designs” means all right, title and interest arising under any Legal Requirement in or relating to registered industrial designs and industrial design applications.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Legal Requirement, including all Copyrights, Patents, Industrial Designs, Software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.

“Inventory” has the meaning set forth in Section 2.1(b).

“Lenders” has the meaning set forth in the third recital.

“Letter of Credit Rights” has the meaning set forth in the UCC.

“Obligor” means the Borrower or any other Grantor.

“Patents” means all rights, title and interests arising under any Legal Requirement in or relating to letters patent and applications therefor.

“Patent Collateral” means (a) all inventions and discoveries, whether patentable or not, all letters patent and applications for letters patent throughout the world, including without limitation those patents referred to in Item A of Schedule III hereto, and any patent applications in preparation for filing, (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a), (c) all patent licenses, and other agreements providing any Grantor with the right to use any items of the type referred to in clauses (a) and (b) above, and (d) all proceeds of, and rights associated with, the foregoing (including licenses, royalties income, payments, claims, damages and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent license.

“Pledged Interests” means all Equity Interests or other ownership interests (other than Pledged Shares) now owned or hereafter acquired by any Obligor (including without limitation all Equity Interests or other ownership interests (other than Pledged Shares) of any Pledged Interests Issuer described in Item A of Schedule I hereto); all registrations, certificates, articles, by-laws, regulations, limited liability company agreements or constitutive agreements governing or representing any such interests; and all options and other rights, contractual or otherwise, at any time existing with respect to such interests, as such interests are amended, modified, or supplemented from time to time, and together with any interests in any Pledged Interests Issuer taken in extension or renewal thereof or substitution therefor.

“Pledged Interests Issuer” means each issuer of Pledged Shares or Pledged Interests, including without limitation, each Person identified in Item A of Schedule I hereto as the issuer of the Pledged Shares or the Pledged Interests identified opposite the name of such Person.

“Pledged Note Issuer” means each Person identified in Item B of Schedule I hereto as the issuer of the Pledged Notes identified opposite the name of such Person.

Pledge and Security Agreement

“Pledged Notes” means all promissory notes of any Pledged Note Issuer evidencing Debt incurred pursuant to Section 6.1(b) of the Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent delivered by any Grantor to the Administrative Agent as Pledged Property hereunder, as such promissory notes are amended, modified or supplemented from time to time and together with any promissory note of any Pledged Note Issuer taken in extension or renewal thereof or substitution therefor.

“Pledged Property” means all Pledged Notes, Pledged Interests, Pledged Shares, all assignments of any amounts due or to become due with respect to the Pledged Interests or the Pledged Shares, all other instruments which are now being delivered by any Grantor to the Administrative Agent or may from time to time hereafter be delivered by any Grantor to the Administrative Agent for the purpose of pledging under this Security Agreement or any other Credit Document, and all proceeds of any of the foregoing.

“Pledged Shares” means all Equity Interests now owned or hereafter acquired by any Obligor (including without limitation all Equity Interests of any Pledged Interests Issuer identified under Item A of Schedule I) which are delivered by any Grantor to the Administrative Agent as Pledged Property hereunder.

“Receivables” has the meaning set forth in Section 2.1(c).

“Related Contracts” has the meaning set forth in Section 2.1(c).

“Security” shall have the meaning set forth in Article 8 of the UCC.

“Security Agreement” has the meaning set forth in the preamble.

“Termination Date” means the date that all Secured Obligations (other than (a) Letter of Credit Obligations which are not yet due and payable in connection with Letters of Credit that have been cash collateralized in accordance with the Credit Agreement and (b) contingent indemnification obligations which are not yet due and payable and which by their terms survive the termination or expiration of the Credit Agreement and the other Credit Documents) have been paid in full in cash, all Letters of Credit have been terminated or expired (or been cash collateralized to the satisfaction of the applicable Issuing Lender or Issuing Lenders) and all Commitments shall have terminated.

“Trademarks” means all rights, title and interests arising under any Legal Requirement in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Trademark Collateral” means (a) (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, now existing or hereafter adopted or acquired, including without limitation those trademarks referred to in Item B of Schedule III hereto, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America, or any State thereof or any other country or political subdivision thereof or otherwise, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as the “Trademark”), (b) all trademark licenses for the grant by or to any Grantor of any right to use any trademark, (c) all of the goodwill of the business connected with the use of, and symbolized by the items

Pledge and Security Agreement

described in, clause (a), and to the extent applicable clause (b), (d) the right to sue third parties for past, present and future infringements of any Trademark Collateral described in clause (a) and, to the extent applicable, clause (b), and (e) all Proceeds of, and rights associated with, the foregoing, including any claim by any Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license and all rights corresponding thereto throughout the world.

“Trade Secrets Collateral” means all common law and statutory trade secrets and all other confidential, proprietary or useful information and all know-how obtained by or used in or contemplated at any time for use in the business of any Grantor, (all of the foregoing being collectively called a “Trade Secret”), including all Documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.

“UCC” means the Uniform Commercial Code, as in effect in the State of New York, as the same may be amended from time to time.

SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Security Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

SECTION 1.3. UCC Definitions. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Security Agreement, including its preamble and recitals, with such meanings.

SECTION 1.4. Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Security Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Security Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Security Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Security Agreement and shall not be used in the interpretation of any provision of this Security Agreement.

ARTICLE II

SECURITY INTEREST

SECTION 2.1. Grant of Security Interest. Each Grantor hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the Administrative Agent, for the ratable benefit of each Secured Party, and hereby grants to the Administrative Agent, for the ratable benefit of each Secured Party, a continuing security interest in all of such Grantor’s right, title and interest in, to and under, all of the following, whether now owned or hereafter acquired by such Grantor, and wherever located and whether now owned or hereafter existing or arising (collectively, the “Collateral”):

Pledge and Security Agreement

(a) all equipment in all of its forms (including, but not limited to, trenchers and other equipment used by any Grantor, vehicles, motor vehicles (except to the extent constituting Excluded Property), rolling stock, vessels, aircraft (except to the extent excluded by the Administrative Agent in its sole discretion)) of such Grantor, wherever located, and all surface or subsurface machinery, equipment, facilities, supplies, or other tangible personal property, including tubing, rods, pumps, pumping units and engines, pipe, pipelines, meters, apparatus, boilers, compressors, liquid extractors, connectors, valves, fittings, power plants, poles, lines, cables, wires, transformers, starters and controllers, machine shops, tools, machinery and parts, storage yards and equipment stored therein, buildings and camps, telegraph, telephone, and other communication systems, loading docks, loading racks, and shipping facilities, and any manuals, instructions, blueprints, computer software (including software that is imbedded in and part of the equipment), and similar items which relate to the above, and any and all additions, substitutions and replacements of any of the foregoing, wherever located together with all improvements thereon and all attachments, components, parts, equipment and accessories installed thereon or affixed thereto (any and all of the foregoing being the “Equipment”);

(b) all inventory in all of its forms of such Grantor, wherever located, including (i) all sand, all raw materials and work in process therefore, finished goods thereof, and materials used or consumed in the manufacture or production thereof, (ii) all documents of title covering any inventory, including, without limitation, work in process, materials used or consumed in any Grantor’s business, now owned or hereafter acquired or manufactured by any Grantor and held for sale in the ordinary course of its business (iii) all goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including goods in which such Grantor has an interest or right as consignee), (iv) all goods which are returned to or repossessed by such Grantor, and all accessions thereto, products thereof and documents therefore, and (v) any other item constituting “inventory” under the UCC (any and all such inventory, materials, goods, accessions, products and documents being the “Inventory”);

(c) all accounts, money, payment intangibles, deposit accounts (including the Controlled Accounts and all amounts on deposit therein and all cash equivalent investments carried therein and all proceeds thereof), contracts, contract rights, all rights constituting a right to the payment of money, chattel paper, documents, documents of title, instruments, letters of credit, letter of credit rights and General Intangibles of such Grantor, whether or not earned by performance or arising out of or in connection with the sale or lease of goods or the rendering of services, including all moneys due or to become due in repayment of any loans or advances, and all rights of such Grantor now or hereafter existing in and to all security agreements, guaranties, leases, agreements and other contracts securing or otherwise relating to any such accounts, money, payment intangibles, deposit accounts, contracts, contract rights, rights to the payment of money, chattel paper, documents, documents of title, instruments, letters of credit, letter of credit rights and General Intangibles (any and all such accounts, money, payment intangibles, deposit accounts, contracts, contract rights, rights to the payment of money, chattel paper, documents, documents of title, instruments, letters of credit, letter of credit rights and General Intangibles being the “Receivables”, and any and all such security agreements, guaranties, leases, agreements and other contracts being the “Related Contracts”);

(d) all Intellectual Property Collateral of such Grantor;

(e) all books, correspondence, credit files, records, invoices, tapes, cards, computer runs, writings, data bases, information in all forms, paper and documents and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section 2.1;

Pledge and Security Agreement

(f) all governmental approvals, permits, licenses, authorizations, consents, rulings, tariffs, rates, certifications, waivers, exemptions, filings, claims, orders, judgments and decrees and other Legal Requirements (each a “Governmental Approval”), to the extent a security interest may be granted therein; provided that any Governmental Approval that by its terms or by operation of law would be void, voidable, terminable or revocable if mortgaged, pledged or assigned hereunder is expressly excepted and excluded from the Liens and terms of this Security Agreement, including the grant of security interest in this Section 2.1;

(g) all interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Grantor against fluctuations in interest rates or currency exchange rates and all commodity hedge, commodity swap, exchange, forward, future, floor, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to protect such Grantor against fluctuations in commodity prices (including, without limitation, any Hedging Arrangement);

(h) to the extent not included in the foregoing, all bank accounts, investment property, fixtures, supporting obligations and goods;

(i) all Pledged Interests, Pledged Notes, Pledged Shares and any other Pledged Property whether now or hereafter delivered to the Administrative Agent in connection with this Security Agreement and all Distributions, interest, and other payments and rights with respect to such Pledged Property;

(j) (i) all policies of insurance now or hereafter held by or on behalf of such Grantor, including casualty, liability, key man life insurance, business interruption, foreign credit insurance, and any title insurance, (ii) all proceeds of insurance, and (iii) all rights, now or hereafter held by such Grantor to any warranties of any manufacturer or contractor of any other Person;

(k) all accessions, substitutions, replacements, products, offspring, rents, issues, profits, returns, income and proceeds of and from any and all of the foregoing Collateral (including proceeds which constitute property of the types described in clauses (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j) and proceeds deposited from time to time in any lock boxes of such Grantor, and, to the extent not otherwise included, all payments and proceeds under insurance (whether or not the Administrative Agent is the loss payee thereof), or any condemnation award, indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the Collateral);

(l) any and all Liens and security interests (together with the documents evidencing such security interests) granted to such Grantor by an obligor to secure such obligor’s obligations owing under any Instrument, Chattel Paper, or contract that is pledged hereunder or with respect to which a security interest in such Grantor’s rights in such Instrument, Chattel Paper, or contract is granted hereunder;

(m) any and all guaranties given by any Person for the benefit of such Grantor which guarantees the obligations of an obligor under any Instrument, Chattel Paper, or contract, which are pledged hereunder; and

(n) all of such Grantor’s other property and rights of every kind and description and interests therein, including without limitation, all other “Accounts”, “Certificated Securities”, “Chattel Paper”, “Commercial Tort Claims”, “Commodity Accounts”, “Commodity Contracts”,

Pledge and Security Agreement

“Copyrights”, “Deposit Accounts”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter of Credit Rights”, “Letters of Credit”, “Money”, “Patents”, “Payment Intangibles”, “Proceeds”, “Securities”, “Securities Account”, “Security Entitlements”, “Supporting Obligations”, “Trademarks” and “Uncertificated Securities” as each such terms are defined in the UCC.

Notwithstanding anything to the contrary contained in clause (a) through (n) above, the security interest created by this Security Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property.

SECTION 2.2. Security for Obligations.

(a) This Security Agreement, and the Collateral in which the Administrative Agent for the benefit of the Secured Parties is granted a security interest hereunder by each Grantor, secures the prompt and indefeasible payment in full in cash and performance of all Secured Obligations (as defined in the Credit Agreement). Notwithstanding anything contained herein to the contrary, the term “Secured Obligations’ shall not include any Excluded Swap Obligations.

(b) Notwithstanding anything contained herein to the contrary, it is the intention of each Grantor, the Administrative Agent and the other Secured Parties that the amount of the Secured Obligation secured by each Grantor’s interests in any of its Property shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and other similar law, rule or regulation of any Governmental Authority applicable to such Grantor. Accordingly, notwithstanding anything to the contrary contained in this Security Agreement or in any other agreement or instrument executed in connection with the payment of any of the Secured Obligations, the amount of the Secured Obligations secured by each Grantor’s interests in any of its Property pursuant to this Security Agreement shall be limited to an aggregate amount equal to the largest amount that would not render such Grantor’s obligations hereunder or the Liens and security interest granted to the Administrative Agent hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

SECTION 2.3. Continuing Security Interest; Transfer of Loans; Reinstatement. This Security Agreement shall create continuing security interests in the Collateral and shall (a) remain in full force and effect until the Termination Date, (b) be binding upon each Grantor and its successors, permitted transferees and permitted assigns, and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Secured Party and its respective successors, permitted transferees and permitted assigns, subject to the limitations as set forth in the Credit Agreement. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer (in whole or in part) any Note or any Loans held by it as provided in Section 9.7 of the Credit Agreement, and any successor or permitted assignee thereof shall thereupon become vested with all the rights and benefits in respect thereof granted to such Secured Party under any Credit Document (including this Security Agreement), or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and as applicable to the provisions of Section 9.7 and Article 8 of the Credit Agreement. If at any time all or any part of any payment theretofore applied by the Administrative Agent or any other Secured Party to any of the Secured Obligations is or must be rescinded or returned by the Administrative Agent or any such Secured Party for any reason whatsoever (including, without limitation, the insolvency, bankruptcy, reorganization or other similar proceeding of any Grantor or any other Person), such Secured Obligations shall, for purposes of this Security Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued to be in existence, notwithstanding any application by the

Pledge and Security Agreement

Administrative Agent or such Secured Party or any termination agreement or release provided to any Grantor, and this Security Agreement shall continue to be effective or reinstated, as the case may be, as to such Secured Obligations, all as though such application by the Administrative Agent or such Secured Party had not been made.

SECTION 2.4. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and will perform all of its duties and obligations under such contracts and agreements to the same extent as if this Security Agreement had not been executed (b) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral, and (c) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any contracts or agreements included in the Collateral by reason of this Security Agreement, nor shall the Administrative Agent nor any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 2.5. Delivery of Pledged Property.

(a) Subject to Sections 3.4(d), 3.6, and 4.1(d), all certificates or instruments representing or evidencing any Collateral, including all Pledged Shares and Pledged Notes, delivered to and held by or on behalf of (or in the case of the Pledged Notes, endorsed to the order of) the Administrative Agent pursuant hereto, shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary endorsements or instruments of transfer or assignment, duly executed in blank.

(b) To the extent any of the Collateral constitutes an “uncertificated security” (as defined in Section 8-102(a)(18) of the UCC) or a “security entitlement” (as defined in Section 8-102(a)(17) of the UCC), the applicable Grantor shall take and cause the appropriate Person (including any issuer, entitlement holder or securities intermediary thereof) to take all actions necessary to grant “control” (as defined in 8-106 of the UCC) to the Administrative Agent (for the ratable benefit of the Secured Parties) over such Collateral.

SECTION 2.6. Distributions on Pledged Shares. In the event that any Distribution with respect to any Pledged Shares or Pledged Interests pledged hereunder is permitted to be paid (in accordance with Section 6.9 of the Credit Agreement), such Distribution or payment may be paid directly to the applicable Grantor. If any Distribution is made in contravention of Section 6.9 of the Credit Agreement, the applicable Grantor shall hold the same segregated and in trust for the Administrative Agent until paid to the Administrative Agent in accordance with Section 4.1(e).

SECTION 2.7. Security Interest Absolute, etc. This Security Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until the Termination Date. All rights of the Secured Parties and the security interests granted to the Administrative Agent (for its benefit and the ratable benefit of each other Secured Party) hereunder, and all obligations of each Grantor hereunder, shall, in each case, be absolute, unconditional and irrevocable irrespective of (a) any lack of validity, legality or enforceability of any Credit Document, (b) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against any Grantor or any other Person under the provisions of any Credit Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any Secured Obligations, (c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other extension, compromise or renewal of any Secured

Pledge and Security Agreement

Obligations, (d) any reduction, limitation, impairment or termination of any Secured Obligations (except in the case of the occurrence of the Termination Date) for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Grantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligations or otherwise, (e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Credit Document, (f) any addition, exchange or release of any Collateral securing the Secured Obligations, or any surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Secured Obligations, or (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Grantor or any other Obligor, any surety or any guarantor.

SECTION 2.8. Waiver of Subrogation. Until the Termination Date, each Grantor hereby agrees not to exercise any claim or other rights which it may now or hereafter acquire against any Obligor that arise from the existence, payment, performance or enforcement of such Grantor’s obligations under this Security Agreement or any other Credit Document, including any right of subrogation, reimbursement, exoneration or indemnification, any right to participate in any claim or remedy of any Secured Party against any Obligor or any collateral which any Secured Party now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from any Obligor, directly or indirectly, in cash or other property or by set-off or in any manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Grantor in violation of the preceding sentence and the Termination Date shall not have occurred, then such amount shall be deemed to have been paid to such Grantor for the benefit of, and held in trust for, the Administrative Agent (on behalf of the Secured Parties), and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Secured Obligations, whether matured or unmatured. Each Grantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the agreement set forth in this Section 2.8 is knowingly made in contemplation of such benefits.

SECTION 2.9. Election of Remedies. Except as otherwise provided in the Credit Agreement, if any Secured Party may, under applicable law, proceed to realize its benefits under any of this Security Agreement or the other Credit Documents giving any Secured Party a Lien upon any Collateral, either by judicial foreclosure or by non-judicial sale or enforcement, such Secured Party may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Security Agreement. If, in the exercise of any of its rights and remedies, any Secured Party shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Obligor or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Grantor hereby consents to such action by such Secured Party and waives any claim based upon such action, even if such action by such Secured Party shall result in a full or partial loss of any rights of subrogation that such Grantor might otherwise have had but for such action by such Secured Party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into the Credit Agreement and make Loans thereunder and for the Issuing Lenders to issue Letters of Credit thereunder, each Grantor represents and warrants unto each Secured Party as set forth in this Article III.

Pledge and Security Agreement

SECTION 3.1. Validity, etc. This Security Agreement and the other Credit Documents to which such Grantor is a party constitute the legal, valid and binding obligations of such Grantor, enforceable against such Grantor in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

SECTION 3.2. Ownership, No Liens, etc. Such Grantor is the legal and beneficial owner of, and has good and marketable title to (and has full right and authority to pledge, grant and assign) the Collateral, free and clear of all Liens, except for any Lien that is a Permitted Lien. No effective UCC financing statement or other filing similar in effect covering all or any part of the Collateral is on file in any recording office, except those filed in favor of the Administrative Agent relating to this Security Agreement, in respect of Permitted Liens or as to which a duly authorized termination statement relating to such UCC financing statement or other instrument has been delivered to the Administrative Agent on the Effective Date. This Security Agreement creates a valid security interest in the Collateral, securing the payment of the Secured Obligations, and, upon the proper filing of the applicable financing statements with the filing offices listed on Item A-1 of Schedule II attached hereto, all filings and other actions necessary to perfect and protect such security interest in the Collateral which may be perfected by such filings or other actions have been duly taken and such security interest shall be a first priority security interest.

SECTION 3.3. As to Equity Interests of the Subsidiaries, Investment Property.

(a) With respect to the Pledged Shares issued by any Subsidiary of such Grantor, all such Pledged Shares are duly authorized and validly issued, fully paid and non-assessable, and represented by a certificate.

(b) With respect to the Pledged Interests issued by any Subsidiary of such Grantor, no such Pledged Interests (i) are dealt in or traded on securities exchanges or in securities markets, (ii) expressly provide that such Pledged Interests are securities governed by Article 8 of the UCC, or (iii) are held in a Securities Account, except, with respect to this clause (b), Pledged Interests (A) for which the Administrative Agent is the registered owner or (B) with respect to which the Pledged Interests Issuer has agreed in an authenticated record with such Grantor and the Administrative Agent to comply with any instructions of the Administrative Agent without the consent of such Grantor.

(c) Such Grantor has delivered all Certificated Securities constituting Collateral held by such Grantor on the Effective Date to the Administrative Agent, together with duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent.

(d) With respect to Uncertificated Securities constituting Collateral owned by such Grantor, such Grantor has caused each Pledged Interests Issuer that is a Subsidiary of such Grantor or used commercially reasonable efforts to cause each other issuer thereof either (i) to register the Administrative Agent as the registered owner of such security, or (ii) to agree in an authenticated record with such Grantor and the Administrative Agent that such Pledged Interests Issuer or other issuer will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Grantor.

(e) The percentage of the issued and outstanding Pledged Shares and Pledged Interests of each Pledged Interests Issuer that is a Subsidiary of such Grantor pledged by such Grantor hereunder on the Effective Date is as set forth on Schedule I and the percentage of the

Pledge and Security Agreement

total membership, partnership and/or other Equity Interests in the Pledged Interest Issuer that is a Subsidiary of such Grantor is indicated on Schedule I. All of the Pledged Shares and Pledged Interests constitute one hundred percent (100%) of such Grantor’s interest in the applicable Pledged Interests Issuer, except in the case of outstanding Voting Securities that are issued by First-Tier Foreign Subsidiaries with respect to which such Grantor has pledged up to sixty-six percent (66%) of such outstanding Voting Securities issued by such First-Tier Foreign Subsidiaries as indicated on Schedule I.

(f) There are no outstanding rights, rights to subscribe, options, warrants or convertible securities outstanding or any other rights outstanding whereby any Person would be entitled to acquire shares, member interests or units of any Pledged Interest Issuer that is a Subsidiary of such Grantor.

(g) In the case of each Pledged Note made by a Subsidiary of the Borrower, all of such Pledged Notes have been duly authorized, executed, endorsed, issued and delivered, and are the legal, valid and binding obligation of the issuers thereof, and are not in default.

SECTION 3.4. Grantor’s Name, Location, etc.

(a) Other than as otherwise permitted pursuant to any Credit Document, (i) the jurisdiction in which such Grantor is located for purposes of Sections 9-301 and 9-307 of the UCC is set forth in Item A-1 of Schedule II hereto, (ii) as of the Closing Date, the place of business of such Grantor or, if such Grantor has more than one place of business, the chief executive office of such Grantor and the office where such Grantor keeps its records concerning the Receivables and the Accounts, and all originals of all Chattel Paper which evidence Receivables and the Accounts, is set forth in Item A-2 of Schedule II hereto (it being understood that as of the Closing Date each such Grantor has no other places of business except those set forth in Schedule II), and (iii) such Grantor’s federal taxpayer identification number is set forth in Item A-3 of Schedule II hereto.

(b) Within the five years prior to the date hereof, such Grantor has not been known by any legal name different from the one set forth on the signature page hereto, nor has such Grantor been the subject of any merger or other corporate reorganization, except as set forth in Item B of Schedule II hereto.

(c) Such Grantor does not, as of the date hereof, maintain any Deposit Accounts, Securities Accounts or Commodity Accounts with any Person, in each case, except as set forth on Item C of Schedule II.

(d) None of the Receivables or Accounts is evidenced by a promissory note or other instrument, in each case which has a stated amount in excess of $2,000,000 individually or in the aggregate for all such promissory notes or other instruments, other than a promissory note or instrument that has been delivered to the Administrative Agent (in each case, with appropriate endorsements).

(e) Such Grantor is not the beneficiary of any Letters of Credit, except as set forth on Item D of Schedule II hereto (as such schedule may be amended or supplemented from time to time). Such Grantor has obtained a legal, valid and enforceable consent of each issuer to the assignment to the Administrative Agent of the Proceeds of any Letter of Credit which has a stated amount in excess of $2,000,000.

Pledge and Security Agreement

(f) Such Grantor does not have Commercial Tort Claims (i) in which a suit has been filed by such Grantor, and (ii) where the amount of damages reasonably expected to be claimed exceeds $2,000,000, except as set forth on Item E of Schedule II.

(g) The name set forth on the signature page attached hereto is the true and correct legal name (as defined in the UCC) of such Grantor as of the Effective Date.

(h) Such Grantor has not consented to, and is otherwise unaware of, any Person (other than the Administrative Agent pursuant hereto) having control (within the meaning of Section 9-104 or Section 8-106 of the UCC) over any Collateral, or any other interest in any of such Grantor’s rights in respect thereof.

SECTION 3.5. Possession of Inventory, Control; etc. With respect to any of its Inventory scheduled or listed on the most recent Collateral Report, (a) no Inventory (other than Inventory in transit) is now, or shall at any time or times hereafter be stored at any other location except as permitted by Section 6.17 of the Credit Agreement, (b) such Grantor has good and indefeasible title to such Inventory and such Inventory is not subject to any Lien or security interest or document whatsoever except for Permitted Liens, (c) except as specifically disclosed in the most recent Collateral Report, such Inventory is Eligible Inventory, (d) such Inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party upon sale or disposition of that Inventory or the payment of any monies to any third party upon such sale or other disposition, (e) such Inventory has been produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder and (f) the completion of manufacture, sale or other disposition of such Inventory by the Administrative Agent following an Event of Default shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which such Grantor is a party or to which such property is subject.

SECTION 3.6. Negotiable Documents, Instruments and Chattel Paper. Such Grantor has, contemporaneously herewith, delivered to the Administrative Agent possession of all originals of all Documents, Instruments, promissory notes, Pledged Notes and tangible Chattel Paper owned or held by such Grantor (duly endorsed, in blank, if reasonably requested by the Administrative Agent), in the case of Documents which have a stated amount in excess of $2,000,000 individually or in the aggregate for all such Documents, in the case of Instruments, promissory notes, and Pledged Notes which have a stated amount in excess of $2,000,000 individually or in the aggregate for all such Instruments, promissory notes, and Pledged Notes, and in the case of tangible Chattel Paper which has a stated amount in excess of $2,000,000 individually or in the aggregate for all such tangible Chattel Paper.

SECTION 3.7. Intellectual Property Collateral. Such Grantor represents that except for any Patent Collateral, Trademark Collateral, and Copyright Collateral specified in Item A, Item B and Item C, respectively, of Schedule III hereto, and any and all Trade Secrets Collateral, such Grantor does not own and has no interests in any other material Intellectual Property Collateral as of the date hereof, other than the Computer Hardware and Software Collateral. Such Grantor further represents and warrants that, with respect to all Intellectual Property Collateral which is material to such Grantor’s business (a) such Intellectual Property Collateral is valid, subsisting, unexpired and enforceable and has not been abandoned or adjudged invalid or unenforceable, in whole or in part, (b) such Grantor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to such Intellectual Property Collateral, subject to Permitted Liens, and no claim has been made that the use of such Intellectual Property Collateral does or may, conflict with, infringe, misappropriate, dilute, misuse or otherwise violate any of the rights of any third party in any material respects, (c) such Grantor has made all necessary filings and recordations to protect its interest in such material Intellectual Property

Pledge and Security Agreement

Collateral, including recordations of any of its interests in the Patent Collateral and Trademark Collateral in the United States Patent and Trademark Office and in corresponding offices throughout the world, and its claims to the Copyright Collateral in the United States Copyright Office and in corresponding offices throughout the world, and, to the extent necessary, has used proper statutory notice in connection with its use of any material patent, Trademark and copyright in any of the Intellectual Property Collateral, (d) such Grantor has taken all reasonable steps to safeguard its Trade Secrets and to its knowledge none of the Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated for the benefit of any other Person other than such Grantor, (e) to such Grantor’s knowledge, no third party is infringing upon any material Intellectual Property Collateral owned or used by such Grantor in any material respect, or any of its respective licensees, (f) no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by such Grantor or to which such Grantor is bound that adversely affects its rights to own or use any Intellectual Property, (g) such Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale or transfer of any Intellectual Property for purposes of granting a security interest or as Collateral that has not been terminated or released, (h) such Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with any Trademarks and has taken all commercially reasonable action necessary to insure that any licensees of any Trademarks owned by such Grantor use such adequate standards of quality, (i) the consummation of the transactions contemplated by the Credit Agreement and this Security Agreement will not result in the termination or material impairment of any material portion of the Intellectual Property Collateral, and (j) such Grantor owns directly or is entitled to use by license or otherwise, any patents, trademarks, tradenames, Trade Secrets, copyrights, mask works, licenses, technology, know-how, processes and rights with respect to any of the foregoing used in, and necessary for the conduct of such Grantor’s business in any material respect.

SECTION 3.8. Authorization, Approval, etc. Except as have been obtained or made and are in full force and effect or as would reasonably be expected to result in a Material Adverse Change, no Governmental Approval, authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required either (a) for the grant by such Grantor of the security interest granted hereby or for the execution, delivery and performance of this Security Agreement by such Grantor, (b) for the perfection or maintenance of the security interests hereunder including the first priority (subject to Permitted Liens) nature of such security interest (except with respect to the financing statements or, with respect to Intellectual Property Collateral, the recordation of any agreements with the U.S. Patent and Trademark Office or the United States Copyright Office) or the exercise by the Administrative Agent of its rights and remedies hereunder, or (c) for the exercise by the Administrative Agent of the voting or other rights provided for in this Security Agreement, except, in each case, (i) with respect to any Pledged Shares or Pledged Interests, as may be required in connection with a disposition of such Pledged Shares or Pledged Interests by laws affecting the offering and sale of securities generally, the remedies in respect of the Collateral pursuant to this Security Agreement and (ii) any “change of control” or similar filings required by state licensing agencies.

SECTION 3.9. Best Interests. It is in the best interests of each Grantor to execute this Security Agreement in as much as such Grantor will, as a result of being the Borrower or a Subsidiary of the Borrower, derive substantial direct and indirect benefits from (a) the Loans and other extensions of credit (including Letters of Credit) made from time to time to the Borrower by the Lenders and the Issuing Lenders pursuant to the Credit Agreement, (b) the Hedging Arrangements entered into with the Swap Counterparties, and (c) the Banking Services provided by the Lenders or their Affiliates, and each Grantor agrees that the Secured Parties are relying on this representation in agreeing to make such Loans and other extensions of credit pursuant to the Credit Agreement to the Borrower.

Pledge and Security Agreement

SECTION 3.10. Reaffirmation of Representations and Warranties. All of the representations and warranties made by the Borrower or any other Obligor regarding any Grantor in the Credit Agreement or in any other Credit Document are incorporated herein in their entirety and made by such Grantor.

SECTION 3.11. Collateral Locations. As of the Closing Date, All of such Grantor’s locations where Collateral is located are listed in Schedule IV. All of said locations are owned by such Grantor except for locations (i) which are leased by the Grantor as lessee and designated in Schedule IV and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Schedule IV.

SECTION 3.12. Exact Names. Such Grantor’s name in which it has executed this Security Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization. Such Grantor has not, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or been a party to any acquisition.

SECTION 3.13. Accounts and Chattel Paper.

(a) The names of the obligors, amounts owing, due dates and other information with respect to its Accounts and Chattel Paper are and will be correctly stated in all records of such Grantor relating thereto and in all invoices and Collateral Reports with respect thereto furnished to the Administrative Agent by such Grantor from time to time. As of the time when each Account or each item of Chattel Paper arises, such Grantor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all respects what they purport to be.

(b) With respect to its Accounts, except as specifically disclosed on the most recent Collateral Report, (i) all Accounts are Eligible Accounts; (ii) all Accounts represent bona fide sales of Inventory or rendering of services to Account Debtors in the ordinary course of such Grantor’s business and are not evidenced by a judgment, Instrument or Chattel Paper; (iii) there are no material setoffs, material claims or material disputes existing or asserted with respect thereto and such Grantor has not made any agreement with any Account Debtor for any extension of time for the payment thereof, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except for extensions, adjustments, settlements, compromises, discounts or allowances allowed by such Grantor in the ordinary course of its business and consistent with past practices; (iv) to such Grantor’s knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability thereof or could reasonably be expected to reduce the amount payable thereunder as shown on such Grantor’s books and records and any invoices, statements and Collateral Reports with respect thereto; (v) such Grantor has not received any notice of proceedings or actions which are threatened or pending against any Account Debtor which might result in any material adverse change in such Account Debtor’s financial condition; and (vi) such Grantor has no knowledge that any Account Debtor has become insolvent or is generally unable to pay its debts as they become due.

(c) In addition, with respect to all of its Accounts, (i) the amounts shown on all invoices, statements and Collateral Reports with respect thereto are actually and absolutely owing to such Grantor as indicated thereon and are not in any way contingent; (ii) no payments have been or shall be made thereon except payments immediately delivered to a Controlled Account as required pursuant to the terms of the Credit Agreement; and (iii) to such Grantor’s knowledge, all Account Debtors have the capacity to contract.

Pledge and Security Agreement

SECTION 3.14. Filing Requirements. None of the Collateral owned by it is of a type for which security interests or liens may be perfected by filing under any federal statute except for Patents, Trademarks and Copyrights held by such Grantor and described in Schedule III. The legal description, county of each property on which any Fixtures are (or may be) located is set forth in Schedule V.

SECTION 3.15. Financing Statements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated (by a filing authorized by the secured party in respect thereof) naming such Grantor as debtor has been filed or is of record in any jurisdiction except for financing statements or security agreements (a) naming the Administrative Agent on behalf of the Secured Parties as the secured party and (b) in respect to other Permitted Liens.

ARTICLE IV

COVENANTS

Each Grantor covenants and agrees that, until the Termination Date, it will perform, comply with and be bound by the obligations set forth below.

SECTION 4.1. As to Investment Property, etc.

(a) Equity Interests of Subsidiaries. No Grantor shall allow or permit any of its Subsidiaries (i) that is a corporation, business trust, joint stock company or similar Person, to issue Uncertificated Securities constituting Collateral, unless such Person promptly takes the actions set forth in Section 4.1(b)(y) with respect to any such Uncertificated Securities, (ii) that is a partnership or limited liability company, to (A) issue Equity Interests constituting Collateral that are to be dealt in or traded on securities exchanges or in securities markets, (B) expressly provide in its organizational documents that its Equity Interests are securities governed by Article 8 of the UCC, or (C) place such Subsidiary’s Equity Interests constituting Collateral in a Securities Account, unless such Person promptly takes the actions set forth in Section 4.1(b)(y) with respect to any such Equity Interests, and (iii) to issue Equity Interests in addition to or in substitution for the Pledged Property or any other Equity Interests pledged hereunder, except for additional Equity Interests issued to such Grantor; provided that (A) such Equity Interests are immediately pledged and delivered to the Administrative Agent, and (B) such Grantor delivers a supplement to Schedule I to the Administrative Agent identifying such new Equity Interests as Pledged Property, in each case pursuant to the terms of this Security Agreement. No Grantor shall permit any of its Subsidiaries to issue any warrants, options, contracts or other commitments or other securities that are convertible to any of the foregoing or that entitle any Person to purchase any of the foregoing, and except for this Security Agreement or any other Credit Document, shall not, and shall not permit any of its Subsidiaries to, enter into any agreement creating any restriction or condition upon the transfer, voting or control of any Pledged Property.

(b) Investment Property (other than Certificated Securities). With respect to any Deposit Accounts, Securities Accounts, Commodity Accounts, Commodity Contracts or Security Entitlements constituting Investment Property which is part of the Collateral owned or held by any Grantor, such Grantor will, unless otherwise permitted under the Credit Agreement, upon the Administrative Agent’s reasonable request either (i) cause the intermediary maintaining such Investment Property to execute a Control Agreement relating to such Investment Property pursuant to which such intermediary agrees to comply with the Administrative Agent’s instructions with respect to such Investment Property without further consent by such Grantor, or (ii) transfer such Investment Property to intermediaries that have or will agree to execute such Control Agreements. With respect to any Uncertificated Securities (other than Uncertificated Securities credited to a Securities Account) constituting Investment Property which is part of the

Pledge and Security Agreement

Collateral owned or held by any Grantor, such Grantor will cause each Pledged Interests Issuer that is a Subsidiary of such Grantor or use commercially reasonable efforts to cause each other issuer of such securities to either (x) register the Administrative Agent as the registered owner thereof on the books and records of the issuer, or (y) execute a Control Agreement relating to such Investment Property pursuant to which the Pledged Interests Issuer or other issuer agrees to comply with the Administrative Agent’s instructions with respect to such Uncertificated Securities without further consent by such Grantor.

(c) Certificated Securities (Stock Powers). Each Grantor agrees that all Pledged Shares constituting Collateral that are Certificated Securities (and all other certificated shares of Equity Interests constituting Collateral) delivered by such Grantor pursuant to this Security Agreement will be accompanied by duly endorsed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent. Each Grantor will promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to the Collateral as the Administrative Agent may reasonably request and will, from time to time upon the reasonable request of the Administrative Agent during the occurrence of any Event of Default, promptly transfer any Pledged Shares, Pledged Interests or other shares of Equity Interests constituting Collateral into the name of any nominee designated by the Administrative Agent.

(d) Continuous Pledge. Each Grantor agrees that it will, promptly (but in any event no later than ten (10) Business Days or such longer time as may be agreed by the Administrative Agent in its sole discretion) following receipt thereof, deliver to the Administrative Agent possession of all originals of Pledged Interests, Pledged Shares, Pledged Notes and any other Pledged Property, negotiable Documents, Instruments, promissory notes and Chattel Paper, in each case constituting Collateral and, in the case of Documents which have a stated amount in excess of $2,000,000 individually or in the aggregate for all such Documents, in the case of Instruments, promissory notes, and Pledged Notes which have a stated amount in excess of $2,000,000 individually or in the aggregate for all such Instruments, promissory notes, and Pledged Notes, and in the case of Chattel Paper which has a stated amount in excess of $2,000,000 individually or in the aggregate for all such Chattel Paper, that it acquires following the Effective Date and shall deliver to the Administrative Agent a supplement to Schedule I identifying any such new Pledged Interests, Pledged Shares, Pledged Notes or other Pledged Property.

(e) Voting Rights; Dividends, etc. Each Grantor agrees:

(i) that promptly upon receipt of notice of the occurrence and continuance of an Event of Default from the Administrative Agent and upon request therefor by the Administrative Agent, so long as such Event of Default shall continue, to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all Distributions with respect to Investment Property constituting Collateral, all interest principal and other cash payments on Payment Intangibles, the Pledged Property and all Proceeds of such Pledged Property or any other Collateral, in case thereafter received by such Grantor, all of which shall be held by the Administrative Agent as additional Collateral; and

(ii) if an Event of Default shall have occurred and be continuing and the Administrative Agent has notified such Grantor of the Administrative Agent’s intention to exercise its voting power under this Section 4.1(e)(ii),

Pledge and Security Agreement

(A) the Administrative Agent may exercise (to the exclusion of such Grantor) the voting power and all other incidental rights of ownership with respect to any Pledged Shares, Investment Property or other Equity Interests constituting Collateral. EACH GRANTOR HEREBY GRANTS THE ADMINISTRATIVE AGENT AN IRREVOCABLE PROXY (WHICH IRREVOCABLE PROXY SHALL CONTINUE IN EFFECT UNTIL SUCH EVENT OF DEFAULT SHALL HAVE BEEN CURED OR WAIVED) EXERCISABLE UNDER SUCH CIRCUMSTANCES, TO VOTE THE PLEDGED SHARES, PLEDGED INTERESTS, INVESTMENT PROPERTY AND SUCH OTHER COLLATERAL; AND

(B) promptly to deliver to the Administrative Agent such additional proxies and other documents as may be necessary to allow the Administrative Agent to exercise such voting power.

All Distributions, interest, principal, cash payments, Payment Intangibles and Proceeds that may at any time and from time to time be held by any Grantor but which such Grantor is then obligated to deliver to the Administrative Agent, shall, until delivery to the Administrative Agent, be held by such Grantor separate and apart from its other property in trust for the Administrative Agent. The Administrative Agent agrees that unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the notice referred to in Section 4.1(e), each Grantor shall be entitled to receive and retain all Distributions and shall have the exclusive voting power, and is granted a proxy, with respect to any Equity Interests (including any of the Pledged Shares) constituting Collateral. Administrative Agent shall, upon the written request of any Grantor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by such Grantor which are necessary to allow such Grantor to exercise that voting power with respect to any such Equity Interests (including any of the Pledged Shares) constituting Collateral; provided, however, that no vote shall be cast, or consent, waiver, or ratification given, or action taken by such Grantor that would violate any provision of the Credit Agreement or any other Credit Document (including this Security Agreement).

SECTION 4.2. Organizational Documents; Change of Name, etc. Except as otherwise permitted pursuant to Section 6.7(b) of the Credit Agreement, such Grantor shall not (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral as set forth in this Security Agreement, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization.

SECTION 4.3. [Reserved].

SECTION 4.4. As to Grantor’s Use of Collateral.

(a) Subject to clause (b), each Grantor (i) may in the ordinary course of its business, at its own expense, sell, lease or furnish under the contracts of service any of the Inventory normally held by such Grantor for such purpose, and use and consume, in the ordinary course of its business, any raw materials, work in process or materials normally held by such Grantor for such purpose, (ii) shall, at its own expense, endeavor to collect, as and when due, all amounts due with respect to any of the Collateral, including the taking of such action with respect to such collection as the Administrative Agent may reasonably request following the occurrence and during the continuance of an Event of Default or, in the absence of such request, as such Grantor

Pledge and Security Agreement

may deem advisable, and (iii) may grant, in the ordinary course of business, to any party obligated on any of the Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of Goods, the sale or lease of which shall have given rise to such Collateral.

(b) At any time following the occurrence and during the continuance of an Event of Default, whether before or after the maturity of any of the Secured Obligations, the Administrative Agent may (i) revoke any or all of the rights of any Grantor set forth in clause (a), (ii) notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder, and (iii) enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.

(c) Upon request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, each Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder.

(d) At any time following the occurrence and during the continuation of an Event of Default, the Administrative Agent may endorse, in the name of the applicable Grantor, any item, howsoever received by the Administrative Agent, representing any payment on or other Proceeds of any of the Collateral.

SECTION 4.5. As to Equipment and Inventory and Goods.

(a) Maintenance of Goods. Such Grantor will do all things necessary to maintain, preserve, protect and keep its Inventory and the Equipment in good repair and working and saleable condition in accordance with Section 5.10 of the Credit Agreement.

(b) Returned Inventory. If an Account Debtor returns any Inventory to such Grantor when no Event of Default exists, then such Grantor shall promptly determine the reason for such return and shall issue a credit memorandum to the Account Debtor in the appropriate amount. Such Grantor shall immediately report to the Administrative Agent any return involving an amount in excess of $2,500,000. Each such report shall indicate the reasons for the returns and the locations and condition of the returned Inventory. In the event any Account Debtor returns Inventory to such Grantor when an Event of Default exists, such Grantor, upon the request of the Administrative Agent, shall: (i) hold the returned Inventory in trust for the Administrative Agent; (ii) segregate all returned Inventory from all of its other property; (iii) dispose of the returned Inventory solely according to the Administrative Agent’s written instructions; and (iv) not issue any credits or allowances with respect thereto without the Administrative Agent’s prior written consent. All returned Inventory shall be subject to the Administrative Agent’s Liens thereon.

(c) Inventory Count. Upon the reasonable request of the Administrative Agent at any time when no Event of Default exists and is continuing, such Grantor will conduct a physical count of its Inventory, but not to exceed once per fiscal year, and after and during the continuation of an Event of Default, at such other times as the Administrative Agent requests. Such Grantor, at its own expense, shall deliver to the Administrative Agent the results of each physical verification, which such Grantor has made, or has caused any other Person to make on its behalf, of all or any portion of its Inventory.

Pledge and Security Agreement

(d) Equipment. Such Grantor shall promptly inform the Administrative Agent of any additions to or deletions from its Equipment which individually or in the aggregate exceed $5,000,000. Such Grantor will not, without the Administrative Agent’s prior written consent, alter or remove any identifying symbol or number on any of such Grantor’s Equipment constituting Collateral.

SECTION 4.6. As to Intellectual Property Collateral. Each Grantor covenants and agrees to comply with the following provisions as such provisions relate to any Intellectual Property Collateral material to the operations or business of such Grantor:

(a) such Grantor will not (i) do or fail to perform any act whereby any material Patent Collateral may lapse or become abandoned or dedicated to the public or unenforceable, (ii) permit any of its licensees to (A) fail to continue to use any of the Trademark Collateral in order to maintain all of the Trademark Collateral in full force, free from any claim of abandonment for non-use, (B) fail to maintain as in the past the quality of products and services offered under all of the Trademark Collateral, (C) fail to employ all of the Trademark Collateral registered with any federal or state or foreign authority with an appropriate notice of such registration, (D) adopt or use any other Trademark which is confusingly similar or a colorable imitation of any of the Trademark Collateral, (E) use any of the Trademark Collateral registered with any federal, state or foreign authority except for the uses for which registration or application for registration of all of the Trademark Collateral has been made, or (F) do or permit any act or knowingly omit to do any act whereby any of the Trademark Collateral may lapse or become invalid or unenforceable, or (iii) do or permit any act or knowingly omit to do any act whereby any of the Copyright Collateral or any of the Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof, unless, in the case of any of the foregoing requirements in clauses (i), (ii) and (iii), such Grantor shall reasonably and in good faith determine that any of such Intellectual Property Collateral is of negligible economic value to such Grantor;

(b) such Grantor shall promptly notify the Administrative Agent if it knows that any application or registration relating to any material item of the Intellectual Property Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court) regarding such Grantor’s ownership of any of the Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same;

(c) in no event will such Grantor or any of its agents, employees, designees or licensees file an application for the registration of any material Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, unless it promptly informs the Administrative Agent, and upon request of the Administrative Agent (subject to the terms of the Credit Agreement), executes and delivers all agreements, instruments and documents as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property Collateral;

(d) such Grantor will take all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or (subject to the terms of the Credit Agreement) any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant

Pledge and Security Agreement

registration) filed with respect to, and to maintain any registration of, each material Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under the foregoing clause (a) or (b));

(e) upon obtaining an interest in any material Intellectual Property by such Grantor, such Grantor shall deliver a supplement to Schedule II identifying such new Intellectual Property; and

(f) upon obtaining an interest in any material Intellectual Property by such Grantor or, following the occurrence and during the continuance of an Event of Default, upon the request of the Administrative Agent, such Grantor shall deliver all agreements, instruments and documents the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property Collateral and as may otherwise be required to acknowledge or register or perfect the Administrative Agent’s interest in any part of such item of Intellectual Property Collateral unless such Grantor shall determine in good faith (with the consent of the Administrative Agent) that any Intellectual Property Collateral is of negligible economic value to such Grantor.

SECTION 4.7. As to Letter of Credit Rights.

(a) Each Grantor, by granting a security interest in its Letter of Credit Rights to the Administrative Agent, intends to (and hereby does) collaterally assign to the Administrative Agent its rights (including its contingent rights ) to the Proceeds of all Letter of Credit Rights of which it is or hereafter becomes a beneficiary or assignee. Promptly following the date on which any Grantor obtains any Letter of Credit Rights after the date hereof, such Grantor shall (i) deliver a supplement to Schedule II identifying such new Letter of Credit Right and (ii) with respect to Letter of Credit Rights in excess of $2,000,000, cause the issuer of each Letter of Credit and each nominated person (if any) with respect thereto to consent to such assignment of the Proceeds thereof in a consent agreement in form and substance reasonably satisfactory to the Administrative Agent and deliver written evidence of such consent to the Administrative Agent.

(b) During the existence of an Event of Default, each Grantor will, promptly upon request by the Administrative Agent, (i) notify (and each Grantor hereby authorizes the Administrative Agent to notify) the issuer and each nominated person with respect to each of the Letters of Credit that the Proceeds thereof have been assigned to the Administrative Agent hereunder and that any payments due or to become due in respect thereof are to be made directly to the Administrative Agent and (ii) arrange for the Administrative Agent to become the transferee beneficiary of each Letter of Credit.

SECTION 4.8. As to Commercial Tort Claims. Each Grantor covenants and agrees that, until the Termination Date, with respect to any Commercial Tort Claim in excess of $2,000,000 individually or in the aggregate hereafter arising, it shall deliver to the Administrative Agent a supplement to Schedule II in form and substance reasonably satisfactory to the Administrative Agent, identifying such new Commercial Tort Claims.

SECTION 4.9. As to Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic Chattel Paper or any “transferable record,” as that term is defined in Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the U.S. Uniform Electronic Transactions Act as in effect in any relevant

Pledge and Security Agreement

jurisdiction, with a value in excess of $2,000,000 in the aggregate, such Grantor shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, shall take such action as the Administrative Agent may request to vest in the Administrative Agent control (for the ratable benefit of Secured Parties) under Section 9-105 of the UCC of such electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with each Grantor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for such Grantor to make alterations to the electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the U.S. Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic Chattel Paper or transferable record.

SECTION 4.10. As to Certificated Equipment. Except to the extent constituting Excluded Property, each Grantor shall cause all Certificated Equipment to be properly titled in the name of the appropriate Grantor and to have the Administrative Agent’s Lien granted hereunder on such Certificated Equipment (other than any such item of Certificated Equipment with a book value of less than $1,500,000 individually and $3,000,000 in the aggregate for all such Certificated Equipment) properly noted on the certificate of title with respect thereof as required under the Credit Agreement.

SECTION 4.11. Transfers and Other Liens. No Grantor shall: (a) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except Inventory in the ordinary course of business or as specifically permitted by the Credit Agreement, or (b) create or suffer to exist any Lien or other charge or encumbrance upon or with respect to any of the Collateral to secure Debt of any Person or entity, except for the security interest created by this Security Agreement and except for Liens specifically permitted by the Credit Agreement.

SECTION 4.12. Collateral Access Agreements. Such Grantor shall use commercially reasonable efforts to obtain a Collateral Access Agreement to the extent required pursuant to Section 6.17 of the Credit Agreement.

SECTION 4.13. Receivables.

(a) Certain Agreements on Receivables. Such Grantor will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, prior to the occurrence of an Event of Default, such Grantor may reduce the amount of Accounts arising from the sale of Inventory in accordance with its present policies and in the ordinary course of business.

(b) Collection of Receivables. Except as otherwise provided in this Security Agreement, such Grantor will collect and enforce, at such Grantor’s sole expense, all amounts due or hereafter due to such Grantor under the Receivables owned by it.

(c) Delivery of Invoices. Such Grantor will deliver to the Administrative Agent immediately upon its request after the occurrence and during the continuation of an Event of Default duplicate invoices with respect to each Account owned by it bearing such language of assignment as the Administrative Agent shall specify.

Pledge and Security Agreement

(d) Disclosure of Counterclaims on Receivables. If to the knowledge of such Grantor, any dispute, setoff, claim, counterclaim or defense, in each case, with a value in excess of $2,000,000 exists or has been asserted or threatened with respect to any such Receivable, such Grantor will promptly disclose such fact to the Administrative Agent in writing. Such Grantor shall send the Administrative Agent a copy of each credit memorandum in excess of $2,000,000 as soon as issued, and such Grantor shall promptly report each credit memorandum and each of the facts required to be disclosed to the Administrative Agent in accordance with this Section 4.13(d) on the Borrowing Base Certificates submitted by it.

(e) Electronic Chattel Paper. Such Grantor shall take all steps necessary to grant the Administrative Agent Control of all electronic chattel paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

SECTION 4.14. Other Financing Statements. Such Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except for financing statements (i) naming the Administrative Agent on behalf of the Secured Parties as the secured party, and (ii) in respect to other Permitted Liens. Such Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Administrative Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

SECTION 4.15. Locations. Such Grantor will not maintain any Collateral owned by it at any location other than those locations owned by a Credit Party except as otherwise permitted pursuant to Section 6.17 of the Credit Agreement.

SECTION 4.16. No Interference. Such Grantor agrees that it will not interfere with any right, power and remedy of the Administrative Agent provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Administrative Agent of any one or more of such rights, powers or remedies.

SECTION 4.17. Further Assurances, etc. Each Grantor shall warrant and defend the right and title herein granted unto the Administrative Agent in and to the Collateral (and all right, title and interest represented by the Collateral) against the claims and demands of all Persons whomsoever, subject to Permitted Liens. Each Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Administrative Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral subject to the terms hereof. Each Grantor agrees that, upon the acquisition after the date hereof by such Grantor of any Collateral, with respect to which the security interest granted hereunder is not perfected automatically upon such acquisition, to take such actions with respect to such Collateral or any part thereof as required by the Credit Documents. Without limiting the generality of the foregoing, each Grantor will:

(a) from time to time upon the request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to such Collateral as the Administrative Agent may reasonably request and will, from time to time upon the request of the Administrative Agent, after the occurrence and during the continuance of any Event of Default, (i) promptly transfer any securities constituting Collateral into the name of any nominee designated by the Administrative Agent and (ii) if any Collateral shall be evidenced by an

Pledge and Security Agreement

Instrument, negotiable Document, promissory note or tangible Chattel Paper, deliver and pledge to the Administrative Agent hereunder such Instrument, negotiable Document, promissory note, Pledged Note or tangible Chattel Paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent;

(b) file (and hereby authorize the Administrative Agent to file) such filing statements or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary or that the Administrative Agent may request in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Administrative Agent hereby. The authorization contained in this Section 4.17 shall be irrevocable and continuing until the Termination Date;

(c) deliver to the Administrative Agent and at all times keep pledged to the Administrative Agent pursuant hereto, on a first-priority, perfected basis (except for Permitted Liens), at the request of the Administrative Agent, all Investment Property constituting Collateral, all Distributions with respect thereto (which shall only be delivered to the Administrative Agent during the continuance of a Default), and all interest and principal with respect to promissory notes, and all Proceeds and rights from time to time received by or distributable to such Grantor in respect of any of the foregoing Collateral;

(d) not take or omit to take any action the taking or the omission of which would result in any impairment or alteration of any obligation of the maker of any Payment Intangible or other Instrument constituting Collateral, except as provided in Section 4.4;

(e) not create any tangible Chattel Paper without placing a legend on such tangible Chattel Paper reasonably acceptable to the Administrative Agent indicating that the Administrative Agent has a security interest in such Chattel Paper;

(f) furnish to the Administrative Agent, from time to time at the Administrative Agent’s request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail; and

(g) do all things reasonably requested by the Administrative Agent in accordance with this Security Agreement in order to enable the Administrative Agent to have and maintain control over the Collateral consisting of Investment Property, Deposit Accounts, Letter of Credit Rights and Electronic Chattel Paper.

Each Grantor agrees that a carbon, photographic or other reproduction of this Security Agreement or any UCC financing statement covering the Collateral or any part thereof shall be sufficient as a UCC financing statement where permitted by law. Each Grantor hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Security Agreement.

Pledge and Security Agreement

ARTICLE V

THE ADMINISTRATIVE AGENT

SECTION 5.1. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Administrative Agent’s discretion, following the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Security Agreement, including (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (b) to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper, in connection with clause (a) above, (c) to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral, and (d) to perform the affirmative obligations of such Grantor hereunder. EACH GRANTOR HEREBY ACKNOWLEDGES, CONSENTS AND AGREES THAT THE POWER OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 5.1 IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND SHALL BE EFFECTIVE UNTIL THE TERMINATION DATE.

SECTION 5.2. Administrative Agent May Perform. If any Grantor fails to perform any agreement contained herein the Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 9.1 of the Credit Agreement and the Administrative Agent may from time to time take any other action which the Administrative Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

SECTION 5.3. Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Investment Property and any other Pledged Property, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

SECTION 5.4. Reasonable Care. The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral (a) if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own personal property, or (b) if the Administrative Agent takes such action for that purpose as any Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of an Event of Default; provided, further, that failure of the Administrative Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

SECTION 5.5. [Reserved].

SECTION 5.6. Authorization for Administrative Agent to Take Certain Action.

Pledge and Security Agreement

(a) Each Grantor irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent and appoints the Administrative Agent as its attorney in fact exercisable only after the occurrence and during the continuance of an Event of Default (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (ii) in the case of any Intellectual Property owned by or licensed to such Grantor, execute, deliver and have recorded any document that the Administrative Agent may request to evidence, effect, publicize or record the Administrative Agent’s security interest in such Intellectual Property and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby, (iii) to endorse and collect any cash proceeds of the Collateral, (iv) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (v) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Interests or with securities intermediaries holding Pledged Interests as may be necessary or advisable to give the Administrative Agent Control over such Pledged Interests, (vi) to apply the proceeds of any Collateral received by the Administrative Agent to the Secured Obligations as provided in Section 7.6 of the Credit Agreement, (vii) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens that are Permitted Liens), (viii) to demand payment or enforce payment of the Receivables in the name of the Administrative Agent or such Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (ix) to sign such Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Grantor, assignments and verifications of Receivables, (x) to exercise all of such Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (xi) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, and (xii) to do all other acts and things reasonably necessary to carry out this Security Agreement; and such Grantor agrees to reimburse the Administrative Agent for any payment made or any expense incurred by the Administrative Agent in connection with any of the foregoing within 10 days after written demand therefor; provided that, this authorization shall not relieve such Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.

(b) All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, under this Section 5.6 are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers.

SECTION 5.7. Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE V IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 7.14. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NONE OF THE ADMINISTRATIVE AGENT, ANY LENDER, ANY OTHER SECURED PARTY, ANY OF THEIR AFFILIATES, OR ANY OF THEIR OR THEIR AFFILIATES’ RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR

Pledge and Security Agreement

POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VI

REMEDIES

SECTION 6.1. Certain Remedies. If any Event of Default shall have occurred and be continuing:

(a) Upon the occurrence of an Event of Default, the Administrative Agent may exercise any or all of the following rights and remedies:

(i) those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Credit Document; provided that, this Section 6.1(a) shall not be understood to limit any rights or remedies available to the Administrative Agent and the other Secured Parties prior to an Event of Default;

(ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement;

(iii) give notice of sole control or any other instruction under any Deposit Account Control Agreement or and other control agreement with any securities intermediary and take any action therein with respect to such Collateral;

(iv) without notice (except as specifically provided in Section 6.8 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable; and

(v) concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Interests, exchange certificates or instruments representing or evidencing Pledged Interests for certificates or instruments of smaller or larger denominations, exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Interests as though the Administrative Agent was the outright owner thereof.

Pledge and Security Agreement

(b) The Administrative Agent, on behalf of the Secured Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) The Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Administrative Agent and the other Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

(d) Until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and the other Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

(e) Notwithstanding the foregoing, neither the Administrative Agent nor any other Secured Party shall be required to (i) make any demand upon, or pursue or exhaust any of its rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of its rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Interests and may be compelled to resort to one or more private sales thereof in accordance with Section 6.2(a). Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Interests for the period of time necessary to permit any Grantor or the issuer of the Pledged Interests to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

SECTION 6.2. Grantor’s Obligations Upon Default. Upon the request of the Administrative Agent after the occurrence of a Default, each Grantor will:

(a) assemble and make available to the Administrative Agent the Collateral and all books and records relating thereto at any place or places specified by the Administrative Agent, whether at such Grantor’s premises or elsewhere;

(b) permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy;

Pledge and Security Agreement

(c) prepare and file, or cause an issuer of Pledged Interests to prepare and file, with the Securities and Exchange Commission or any other applicable government agency, registration statements, a prospectus and such other documentation in connection with the Pledged Interests as the Administrative Agent may request, all in form and substance satisfactory to the Administrative Agent, and furnish to the Administrative Agent, or cause an issuer of Pledged Interests to furnish to the Administrative Agent, any information regarding the Pledged Interests in such detail as the Administrative Agent may specify;

(d) take, or cause an issuer of Pledged Interests to take, any and all actions necessary to register or qualify the Pledged Interests to enable the Administrative Agent to consummate a public sale or other disposition of the Pledged Interests; and

(e) at its own expense, cause the independent certified public accountants then engaged by each Grantor to prepare and deliver to the Administrative Agent and each Lender, at any time, and from time to time, promptly upon the Administrative Agent’s request, the following reports with respect to the applicable Grantor: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) a test verification of such Accounts.

SECTION 6.3. Compliance with Restrictions. Each Grantor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and each Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to such Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

SECTION 6.4. Indemnity. EACH GRANTOR HEREBY INDEMNIFIES AND HOLDS HARMLESS THE ADMINISTRATIVE AGENT, THE ISSUING LENDERS AND EACH LENDER AND EACH OF THEIR AFFILIATES AND EACH THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ADVISORS (EACH, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THIS SECURITY AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE APPLICABLE INDEMNITEE, EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Pledge and Security Agreement

SECTION 6.5. Warranties. The Administrative Agent may sell the Collateral without giving any warranties or representations as to the Collateral. The Administrative Agent may disclaim any warranties of title or the like. Each Grantor agrees that this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

SECTION 6.6. Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Article VI at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral), each Grantor hereby (a) grants to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, an irrevocable, nonexclusive worldwide license (exercisable without payment of royalty or other compensation to any Grantor), including in such license the right to use, license, sublicense or practice any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all Software and programs used for the compilation or printout thereof and (b) irrevocably agrees that the Administrative Agent may sell any of such Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased the Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Security Agreement, may sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Administrative Agent may (but shall have no obligation to) finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

SECTION 6.7. Waivers. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article VII, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Administrative Agent or any other Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Administrative Agent or such other Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any other Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

Pledge and Security Agreement

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.1. Credit Document. This Security Agreement is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof,.

SECTION 7.2. Binding on Successors, Transferees and Assigns; Assignment. This Security Agreement shall remain in full force and effect until the Termination Date has occurred, shall be binding upon each Grantor and its successors, permitted transferees and permitted assigns and, subject to the limitations set forth in the Credit Agreement, shall inure to the benefit of and be enforceable by each Secured Party and its successors, permitted transferees and permitted assigns; provided that, no Grantor shall assign any of its obligations hereunder (unless otherwise permitted under the terms of the Credit Agreement or this Security Agreement).

SECTION 7.3. Amendments, etc. No amendment to or waiver of any provision of this Security Agreement, nor consent to any departure by any Grantor from its obligations under this Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Required Lenders, as the case may be, pursuant to Section 9.3 of the Credit Agreement) and such Grantor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.4. Notices. Except as otherwise provided in this Security Agreement, all notices and other communications provided for hereunder shall be made in accordance with the terms of Section 9.9 of the Credit Agreement. Except as otherwise provided in this Security Agreement, all such notices and communications shall be effective when delivered.

SECTION 7.5. No Waiver; Remedies. In addition to, and not in limitation of Section 2.7, no failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.6. Headings. The various headings of this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provisions thereof.

SECTION 7.7. Severability. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Security Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 7.8. Counterparts. This Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Security Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Security Agreement.

SECTION 7.9. Consent as Holder of Equity and as Pledged Interest Issuer. Each Grantor hereby (a) consents to the execution by each other Grantor of this Security Agreement and grant by each other Grantor of a security interest, encumbrance, pledge and hypothecation in all Pledged Interests and other

Pledge and Security Agreement

Collateral of such other Grantor to the Administrative Agent pursuant hereto, (b) without limiting the generality of the foregoing, consents to the transfer of any Pledged Interest to the Administrative Agent or its nominee following an Event of Default and to the substitution of the Administrative Agent or its nominee as a partner under the limited partnership agreement or as a member under the limited liability company agreement, in any case, as heretofore and hereafter amended, and (c) to the extent such Grantor is also a Pledged Interest Issuer, agrees to comply with instructions with respect to the applicable Pledged Interests originated by the Administrative Agent without further consent of any other Grantor without further consent of any other Grantor if an Event of Default has occurred and is continuing. Furthermore, each Grantor as the holder of any Equity Interests in a Pledged Interests Issuer that is a Subsidiary of such Grantor hereby (i) waives all rights of first refusal, rights to purchase, and rights to consent to transfer (to any Secured Party or to any purchaser resulting from the exercise of a Secured Party’s remedy provided hereunder or under applicable law) and (ii) if required by the organizational documents of such Pledged Interests Issuer, agrees to cause such Pledged Interests Issuer to register the Lien granted hereunder and encumbering such Equity Interests in the registry books of such Pledged Interests Issuer.

SECTION 7.10. Additional Grantors. Additional Domestic Subsidiaries of Borrower may from time to time enter into this Security Agreement as a Grantor. Upon execution and delivery after the date hereof by the Administrative Agent and such Subsidiary of an instrument in the form of Annex 1, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

SECTION 7.11. Conflicts with Credit Agreement. To the fullest extent possible, the terms and provisions of the Credit Agreement shall be read together with the terms and provisions of this Security Agreement so that the terms and provisions of this Security Agreement do not conflict with the terms and provisions of the Credit Agreement; provided, however, notwithstanding the foregoing, in the event that any of the terms or provisions of this Security Agreement conflict with any terms or provisions of the Credit Agreement, the terms or provisions of the Credit Agreement shall govern and control for all purposes; provided that the inclusion in this Security Agreement of terms and provisions, supplemental rights or remedies in favor of the Administrative Agent not addressed in the Credit Agreement shall not be deemed to be in conflict with the Credit Agreement and all such additional terms, provisions, supplemental rights or remedies contained herein shall be given full force and effect.

SECTION 7.12. Governing Law; Service of Process This Security Agreement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Each Grantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Grantor at its address set forth in this Security Agreement. Nothing in this Section shall affect the rights of any Secured Party to serve legal process in any other manner permitted by the law or affect the right of any Secured Party to bring any action or proceeding against any Grantor or its Property in the courts of any other jurisdiction.

SECTION 7.13. Submission to Jurisdiction. Each party hereto hereby irrevocably submits to the jurisdiction of any New York state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Guaranty or the other Credit Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each party hereto hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Grantor hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Pledge and Security Agreement

SECTION 7.14. Waiver of Jury. THE GRANTORS HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 7.15. The Administrative Agent. JPMorgan Chase Bank, N.A. has been appointed Administrative Agent for the other Secured Parties hereunder pursuant to Article 8 of the Credit Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Secured Parties to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article 8. Any successor Administrative Agent appointed pursuant to Article 8 of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

THIS SECURITY AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO IN THIS SECURITY AGREEMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of this page intentionally left blank. Signature pages to follow.]

Pledge and Security Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed and delivered by its Responsible Officer as of the date first above written.

GRANTORS

HI-CRUSH PARTNERS LP
By: Hi-Crush GP LLC, its general partner

By:	/s/ Laura C. Fulton
Name:	Laura C. Fulton
Title:	Chief Financial Officer

D & I SILICA, LLC.
HI-CRUSH AUGUSTA ACQUISITION CO.
LLC
HI-CRUSH AUGUSTA LLC
HI-CRUSH BLAIR LLC
HI-CRUSH CANADA INC.
HI-CRUSH CHAMBERS LLC
HI-CRUSH FINANCE CORP.
HI-CRUSH INVESTMENTS INC.
HI-CRUSH LMS LLC
HI-CRUSH OPERATING LLC
HI-CRUSH PERMIAN SAND LLC
HI-CRUSH PODS LLC
HI-CRUSH RAILROAD LLC
HI-CRUSH WHITEHALL LLC
HI-CRUSH WYEVILLE LLC
PDQ PROPERTIES LLC
FB INDUSTRIES USA INC.
FB LOGISTICS LLC

By:	/s/ Laura C. Fulton
Name:	Laura C. Fulton
Title:	Chief Financial Officer

Signature page to Pledge and Security Agreement

(Hi-Crush)

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer

Signature page to Pledge and Security Agreement

(Hi-Crush)

EXHIBIT G

FORM OF REVOLVING NOTE

$	,

For value received, the undersigned HI-CRUSH PARTNERS LP, a Delaware limited partnership (“Borrower”), hereby promises to pay to                      (“Payee”) the principal amount of                              No/100 Dollars ($                            ) or, if less, the aggregate outstanding principal amount of the Loans (as defined in the Credit Agreement referred to below) made by the Payee (or predecessor in interest) to the Borrower, together with interest on the unpaid principal amount of the Loans from the date of such Loans until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as hereunder defined). The Borrower may make prepayments on this Revolving Note in accordance with the terms of the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of August 1, 2018 (as the same may be amended, restated, amended and restated, supplement or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) for the Lenders and as an Issuing Lender and ZB, N.A. DBA Amegy Bank as an Issuing Lender. Capitalized terms used in this Revolving Note that are defined in the Credit Agreement and not otherwise defined in this Revolving Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Loans by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Loan being evidenced by this Revolving Note, and (b) contains provisions for acceleration of the maturity of this Revolving Note upon the happening of certain events stated in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrower in same day funds. The Payee shall record payments of principal made under this Revolving Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Revolving Note.

This Revolving Note is secured by the Security Documents and guaranteed pursuant to the terms of the Guaranty.

This Revolving Note is made expressly subject to the terms of Section 9.10 and Section 9.11 of the Credit Agreement.

[This Revolving Note is given in renewal, extension, and modification, but not in discharge or novation, of that certain note dated [                        , 201    ] in the principal amount of $[                    ] made by the Borrower payable to the Payee.]

Except as specifically provided in the Credit Agreement and the other Credit Documents, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Revolving Note shall operate as a waiver of such rights.

This Revolving Note may not be assigned except in compliance with the Credit Agreement.

THIS REVOLVING NOTE SHALL BE DEEMED A CONTRACT UNDER, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

THIS REVOLVING NOTE AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

HI-CRUSH PARTNERS LP

By: Hi-Crush GP LLC, its general partner

By:
Name:
Title:

EXHIBIT H-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 1, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”), JPMorgan Chase Bank, N.A., as issuing lender, swing line lender and administrative agent (the “Administrative Agent”), and each lender and issuing lender from time to time party thereto.

Pursuant to the provisions of Section 2.12(f)(ii)(B)(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Revolving Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Credit Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-United States Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[     ]

EXHIBIT H-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 1, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”), JPMorgan Chase Bank, N.A., as issuing lender, swing line lender and administrative agent (the “Administrative Agent”), and each lender and issuing lender from time to time party thereto.

Pursuant to the provisions of Section 2.12(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Revolving Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Revolving Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members claiming the benefit of the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members claiming the benefit of the portfolio interest exemption is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members claiming the benefit of the portfolio interest exemption is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Credit Document are effectively connected with the conduct of a U.S. trade or business by the undersigned or its direct or indirect partners/members claiming the benefit of the portfolio interest exemption.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT H-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 1, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”), JPMorgan Chase Bank, N.A., as issuing lender, swing line lender and administrative agent (the “Administrative Agent”), and each lender and issuing lender from time to time party thereto.

Pursuant to the provisions of Section 2.12(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Credit Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-United States Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT H-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 1, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”), JPMorgan Chase Bank, N.A., as issuing lender, swing line lender and administrative agent (the “Administrative Agent”), and each lender and issuing lender from time to time party thereto.

Pursuant to the provisions of Section 2.12(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of payments on such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members claiming the benefit of the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members claiming the benefit of the portfolio interest exemption is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members claiming the benefit of the portfolio interest exemption is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Credit Document are effectively connected with the conduct of a U.S. trade or business by the undersigned or its direct or indirect partners/members claiming the benefit of the portfolio interest exemption.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT I

BORROWING BASE CERTIFICATE

J.P.Morgan

BORROWING BASE CERTIFICATE

(Actual in US Dollars)
Client Name: Hi-Crush Partners, LP
Collateral Component Name:
Collateral Component:

Certificate #: 1
Certificate Date: 01/00/00
Period Covered: to

		Non Inv Grade AR01	Investment Grade AR02	FG - Sand INV01		
	COLLATERAL AVAILABILITY					
1	Beginning Collateral Balance (Previous Certificate Line 10)	0.00	0.00	0.00		
1.A	Foreign Exchange Currency Adjustment	0.00	0.00	0.00		
2	Additions to Collateral (Gross Sales)	0.00	0.00			
3	Additions to Collateral (Debit Memos, all)	0.00	0.00			
4	Additions to Collateral (Other Non-Cash)	0.00	0.00			
5	Deductions to Collateral (Net Cash Received)	0.00	0.00			
6	Deductions to Collateral (Discounts)	0.00	0.00			
7	Deductions to Collateral (Credit Memos, all)	0.00	0.00			
8	Deductions to Collateral (Other Non-Cash)	0.00	0.00			
9	Net Change to Collateral	0.00	0.00	0.00		
10	Ending Collateral Balance	0.00	0.00	0.00	Total Revolver Gross Collateral	0.00
11	Less Collateral Ineligibles (see attached schedule)	0.00	0.00	0.00		
12	Eligible Collateral	0.00	0.00	0.00	Total Revolver Eligible Collateral	0.00
12.A	Advance Rate Percentage	85.0%	90.0%	75.6%		
13	Gross Available - Borrowing Base Value	0.00	0.00	0.00		
13.A	Collateral CAPS	0.00	0.00	0.00		
14	Net Available - Borrowing Base Value	0.00	0.00	0.00		
14.A	*Suppressed Availability*	0.00	0.00	0.00		
14.B	*Effective Advance Rate*	0.0%	0.0%	0.0%		
15	Total Gross Availability - Borrowing Base Value	0.00				
15.A	SOFA	0.00				
15.B	Less Availability Reserves (see attached schedule)	0.00				
16	Total Availability - Maximum Borrowing Base Value	0.00			Total Revolver Line Availability	0.00
17	Revolver Line of Credit	0.00				
17.A	Less Line Reserves (see attached schedule)	0.00				
18	Maximum Borrowing Limit (Lesser of Lines 16 less 17.A or 17 less 17.A)	0.00			Total Revolver Available to Borrow	0.00
18.A	*Suppressed Availability*	0.00				
	LOAN STATUS					
19	Previous Revolver Loan Balance (Previous Certificate Line 24)	0.00				
20	Less: Net Collections (Current Certificate Line 5)	0.00				
21	Less: Adjustments / Payoff	0.00				
22	Add: Request for Funds	0.00				
23	Add: Adjustments / Term Loan Proceeds	0.00				
24	Current Revolver Loan Balance	0.00			Total Current Revolver Loan Balance	0.00
25	Letters of Credit/Bankers Acceptance Outstanding	0.00			Outstanding Letters of Credit	0.00
26		0.00				0.00
27	Availability Not Borrowed (Lines 18 less 24 less 25 plus 26)	0.00			Revolver Availability Not Borrowed	0.00
28	OVERALL EXPOSURE (lines 24, 25 & 26)	0.00			OVERALL EXPOSURE	0.00

Pursuant to, and in accordance with, the terms and provisions of that certain Credit Agreement dated as of __________, 2018 (as it may be amended or modified from time to time, the "Agreement") among JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as an Issuing Lender, the Lenders party thereto from time to time, Hi-Crush Partners LP (the "Company", together with any additional Persons joined hereto as a borrower from time to time, each individually a "Borrower" and collectively jointly and severally, the "Borrowers"), the Borrower is executing and delivering to the Administrative Agent this BORROWING BASE CERTIFICATE accompanied by supporting data (collectively referred to as the "Certificate"). The Borrower warrants and represents to Administrative Agent that this Certificate is true, correct, and is based on information contained in Borrower's own financial accounting records. The Borrower, by the execution of this Certificate, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and further certifies on this _______ day of _________________, 2018, that the Borrower is in compliance with the Agreement. Further, the representations and warranties of the Credit Parties set forth in the Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof. No Default has occurred or is continuing or would result after giving effect to any Borrowing as of the date hereof. Unless otherwise defined herein, capitalized terms used herein without definition are used as defined in the Agreement.

BORROWER NAME:	AUTHORIZED SIGNATURE:
Hi-Crush Partners, LP

Exhibit I – Borrowing Base Certificate

EXHIBIT J

JOINDER AGREEMENT

SUPPLEMENT NO. ____ dated as of [_______] [_____], 201[___] (this “Supplement”), to the Guaranty Agreement dated as of August 1, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), made by certain Subsidiaries party thereto (each a “Guarantor” and collectively, the “Guarantors”) of Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”) and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

Reference is made to the Credit Agreement dated as of August 1, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”), the Administrative Agent, and JPMorgan Chase Bank, N.A. and ZB, N.A. DBA Amegy Bank, each as an issuing lender (collectively, the “Issuing Lenders”).

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty Agreement and the Credit Agreement.

The Guarantors have entered into the Guaranty Agreement in order to induce the Lenders to make Loans and the Issuing Lender to issue Letters of Credit. Section 17 of the Guaranty Agreement provides that additional Domestic Subsidiaries of the Borrower may become Guarantors under the Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Domestic Subsidiary of the Borrower (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty Agreement in order to induce the Lenders to make additional Loans and the Issuing Lender to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1. In accordance with Section 17 of the Guaranty Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty Agreement shall be deemed to include the New Guarantor. The Guaranty Agreement is hereby incorporated herein by reference.

The New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it by all requisite corporate, limited liability company or partnership action and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by electronic mail shall be as effective as delivery of a manually executed counterpart of this Supplement.

Exhibit J – Joinder Agreement

Except as expressly supplemented hereby, the Guaranty Agreement shall remain in full force and effect.

This Supplement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. The New Guarantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to the New Guarantor at the address set forth on the signature page to this Supplement. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the New Guarantor or its Property in the courts of any other jurisdiction.

Each party hereto hereby irrevocably submits to the jurisdiction of any New York state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Guaranty or the other Credit Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each party hereto hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Guarantor hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

THE NEW GUARANTOR HEREBY ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY AND HAS CONSULTED WITH COUNSEL OF ITS CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

All communications and notices hereunder shall be in writing and given as provided in Section 10 of the Guaranty Agreement.

THIS SUPPLEMENT, THE GUARANTY AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO IN THIS SUPPLEMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATED TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

Exhibit J – Joinder Agreement

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of this page intentionally left blank.]

Exhibit J – Joinder Agreement

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty Agreement as of the day and year first above written.

[Name of New Guarantor]

By:
Name:
Title:

Address for New Guarantor:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit J – Joinder Agreement